As filed with the Securities and Exchange Commission on December 7, 1998
                                                      Registration No. 333-64395

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                               Amendment No. 1 to
                                    FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                        PLANET ENTERTAINMENT CORPORATION
             (Exact name of Registrant as specified in its charter)

                  Florida                                  33-0471728
        (State of incorporation or                      (I.R.S. Employer
    Organization or other jurisdiction)                Identification No.)



                            John S. Arnone, President
                                 222 Highway 35
                                  P.O. Box 4085
                          Middletown, New Jersey 07748

    (Address of Registrant's principal executive office, including zip code)

                                 (732) 530-8819
                         (Registrant's telephone number)

                                   Copies To:

                          JOHN B. M. FROHLING, ESQUIRE
                           FROHLING, HUDAK & MCCARTHY
                              425 EAGLE ROCK AVENUE
                           ROSELAND, NEW JERSEY 07068

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


=============================================================================================================
                                      CALCULATION OF REGISTRATION FEE
=============================================================================================================
Title of each Class                        Proposed Maximum       Proposed Maximum
of securities to be     Amount to be       Offered Price Per      Aggregate Offering
Registered (1)(2)       Registered         Unit                   Price                 Registration Fee
=============================================================================================================
Common Stock,
$.001 par value         1,441,336             $ 5.85             $8,431,815.56           $2,487.59
=============================================================================================================

(1) The Shares are offered at prices not presently determinable. The offering price is estimated pursuant to the provisions of Rule 457 solely for the purpose of calculating the registration fee based on the average bid and ask price for the Company's Common Stock on September 23, 1998, which was $5.85 per share.

(2) The exact number of shares issuable upon conversion of the Series A Convertible Preferred Stock is not presently determinable.


INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             DATED DECEMBER __, 1998

                                   Prospectus

                                     [Logo]

                        PLANET ENTERTAINMENT CORPORATION

                                1,441,336 SHARES
                                  COMMON STOCK

                                 $.001 PAR VALUE




THIS  PROSPECTUS  CONTAINS  FORWARD-LOOKING  STATEMENTS  WITHIN  THE  MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT"). THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR ANTICIPATED RESULTS, INCLUDING THOSE SET FORTH IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." (SEE "RISK FACTORS" WHICH BEGIN ON PAGE 8 HEREOF.)



            This Prospectus relates to 1,441,336 shares (the "Shares") of common stock, $.001 par value (the "Common Stock"), of Planet Entertainment Corporation, a Florida corporation ("Planet", the "Company" or the "Registrant"). This Prospectus is filed with the United States Securities and Exchange Commission (the "Commission" or the "SEC") and relates to a Registration Statement on Form SB-2 (the "Registration Statement") also filed with the SEC. The Shares will be outstanding shares of Common Stock acquired upon exercise of warrants (the "Warrants") or the conversion of convertible preferred stock (the "Preferred Stock") , owned by the persons named in this Prospectus under the caption "SELLING STOCKHOLDERS" or by pledges, donees, transferees or other successors in interest and permitted assigns of such selling stockholders (the "Selling Stockholders"). The Shares were or will be acquired by the Selling Stockholders upon the conversion of Preferred Stock held by certain of the Selling Stockholders and the exercise of Warrants by certain of the Selling Stockholders. This Prospectus relates to 1,216,336 shares of Common Stock issuable upon conversion of the Preferred Stock, taking into consideration adjustments of the conversion price and the requirements of the Company's Amended and Restated Articles of Incorporation governing the Preferred Stock (the "Terms"), and 225,000 shares of Common Stock issuable upon exercise of the Warrants. The Preferred Stock and Warrants were issued in May 1998. The Preferred Stock is convertible at any time into shares of Common Stock at the lower of (a) $8.885 per share (the "Initial Conversion Price"), or (b)78% (the "Discount Rate")multiplied by the average of the five lowest per share market prices of the Company's Common Stock during ten trading days immediately proceeding the notice of conversion, which as of November 30, 1998 was $3.12 per share.

            Pursuant to the Terms, upon the Company's failure to satisfy certain obligations, each of the Initial Conversion Price and the Discount Rate will be reduced by 2.5% on the date relating to the failure to satisfy a particular obligation thereunder (the "Trigger Date"). If such failure to satisfy the obligation has not yet been cured by the Company by the first monthly anniversary of the Trigger Date, or waived by the holder of the Preferred Stock, each of the Initial Conversion Price and the Discount Rate will be further reduced by an additional 2.5% on such first monthly anniversary of the Trigger Date. On the second monthly anniversary of the Trigger Date, if such failure to satisfy the obligation has not, at such time, been cured by the Company, and on each monthly anniversary thereafter until the respective obligation is satisfied, the holder of the Preferred Stock can either (i) require further cumulative 2.5% discounts to continue or (ii) require the Company to pay to it a cash payment of 2.5% of the aggregate stated value of the Preferred Stock.

            Pursuant to the Terms, the Company's failure to have the Registration Statement declared effective by the SEC by September 4, 1998 resulted in (i) a reduction, on September 4, 1998, of the Initial Conversion Price to $8.663 and of the Discount Rate to 75.5%, (ii) a further reduction, on October 4, 1998, of the Initial Conversion Price to $8.441 and of the Discount Rate to 73% and (iii) on November 4, 1998, a choice to JNC to either (x) reduce the Initial Conversion Price to $8.219 and the Discount Rate to 70.5% or (y) receive $125,000 in cash from the Company. As of the date hereof, JNC has not yet notified the Company as to any decision made in this regard. Pursuant to the Terms, the Preferred Stockholder is prohibited from converting the Preferred Stock (or receiving shares of Common Stock as payment of dividends thereunder) to the extent that such conversion would result in the Preferred Stockholder owning more than 4.999% of the outstanding Common Stock of the Company following such conversion. Such restriction is waivable by the Preferred Stockholder upon not less than 75 days notice to the Company. (See "SELLING STOCKHOLDERS")


            The Company will not receive any of the proceeds from the sale of the Shares; however, in consideration of issuing the Preferred Stock and Warrants, the Company received net proceeds of $4,475,000 which was used in part to acquire a wholly owned subsidiary and will be used for working capital, other possible acquisitions, expansion of its principal lines of business and other general corporate purposes. The weighted average exercise price of the outstanding Warrants is approximately $9.625, the exercise of which would result in the issuance of 225,000 shares of Common Stock. If all of the Warrants were exercised, and assuming it is not a cashless exercise, the Company would receive aggregate proceeds of approximately $2,165,625.


            The Common Stock is traded on the over the counter ("OTC") electronic bulletin board maintained by the National Association of Securities Dealers (the "Bulletin Board") under the symbol "PNEC". On December 2, 1998, the Common Stock closed at a price of $5.937 per share as reported on the OTC Bulletin Board.

            This Prospectus is to be used without limitation in connection with the sale of the Shares from time to time by the Selling Stockholders. The Shares may be sold from time to time by the Selling Stockholders, directly or through underwriters, dealers or agents, in market transactions on the OTC Bulletin Board, on any other national securities exchange or automated quotation system on which the Common Stock may be listed or traded, including block trades or ordinary brokers transactions or in privately negotiated transactions. The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any sale, may be privately negotiated, may be based on then prevailing market prices and may vary from transaction to transaction and as a result are not currently known. (See "PLAN OF DISTRIBUTION").

            The Selling Stockholders and any broker-dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the 1933 Act. The Shares have not been registered for sale by the Selling Stockholders under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration.

            The Company will pay certain of the legal and other expenses of this offering (estimated to be approximately $50,000), except that the Selling Stockholders will bear the cost of any brokerage commissions or discounts or other selling expenses incurred by the Selling Stockholders in connection with the sale of their Shares. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act. (See "PLAN OF DISTRIBUTION".)

            No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained, or incorporated by reference, in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. (See "RISK FACTORS" BEGINNING ON PAGE 8 HEREOF.) THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS DECEMBER __, 1998.

AVAILABLE INFORMATION

            This Prospectus constitutes a part of the Registration Statement filed by the Company with the Commission under the Securities Act with respect to the Shares offered hereby. In accordance with the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Company's Common Stock. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.




            The Company has not filed any documents or reports pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date of this Prospectus. On September 23, 1998, the Company filed a Registration Statement on Form 10-SB with the Commission. Upon the effective date of the Form 10-SB, the Company is required to file with the Commission reports, proxy statements and other information under the Exchange Act commencing with its next succeeding fiscal year. The Company has not filed an annual report on Form 10-KSB with the Commission for fiscal year 1997, but the Company provided audited financial statements to its stockholders, at its annual meeting of stockholders held
November 9, 1998. With respect to the fiscal years in which the Company is required to file an annual report with the Commission, the Company will furnish annual reports to its stockholders which will include audited financial statements. The audited financial statements to be available to stockholders are reported on by its independent auditors. A quarterly report containing unaudited condensed financial information for the first two quarters of 1998 is also available. The Company will also furnish such other reports from time to time as it may determine or as may be required by law.

            The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all the documents referenced in the Registration Statement to which this Prospectus relates, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Requests should be addressed to: Planet Entertainment Corporation, 222 Highway 35, Middletown, New Jersey 07748 (732) 530-8819.


            Reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York and at Suite 1400, 500 West Madison Street, Chicago, Illinois. Copies of such information can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

            Filings  with  the  Commission  made by the  Company  electronically through the EDGAR system, such as the Registration Statement and the Form 10-SB (including certain exhibits), are also available on the Commission's site on the
World       Wide      Web,       by       pointing       a      browser       to
(http://www.sec.gov/cgi-bin/srch-edgar), inserting in the search box the phrase "Planet Entertainment Corporation" and selecting the documents identified under "Company name" as "Planet Entertainment Corporation"

            The Company's executive offices are located at 222 Highway 35, Middletown, New Jersey 07748, and its telephone number is (732) 530-8819.

SUMMARY OF PROSPECTUS




            Planet Entertainment Corporation was incorporated under the laws of the State of Delaware in May 1996. On October 9, 1996, all of the outstanding capital stock of the Company was acquired in a reverse merger stock exchange transaction by Ampro International Golf Tour, Inc. ("Ampro"), a Florida corporation, which, as the surviving corporation, changed its name to Planet Entertainment Corporation. In October 1998, subsequent to its acquisition of NEOS, the Company changed its fiscal year to end August 31.

              The Company is currently involved in various areas of the recorded music industry. The Company's principal business is the wholesale distribution of pre-recorded music in the form of compact diskettes ("CD's"), cassette tapes, and other entertainment related products such as video tapes, Digital Video Diskettes ("DVD's"), and to a very limited extent music or entertainment related apparel, such as t-shirts. The Company's business activities also include the acquisition, licensing, production, marketing and distribution of high quality recorded music. Through its Northeast One Stop, Inc. ("NEOS") subsidiary, the Company distributes approximately 130,000 front end titles of pre-recorded music to independent record stores, college book stores and mass merchants. In addition, through its recording studio, the Company produces such types of music as gospel, adult contemporary, reggae, top 40, blues, country, rap, rock, instrumental, rock & roll, jazz, pop rock, classical, easy listening, big band, rhythm & blues, and various ethnic folk music recordings.

            The Company has acquired certain exclusive and non-exclusive rights associated with approximately 15,000 master recordings from existing music catalogues of recorded music. The Company also records new artists. These master recordings are typically stored on Digital Audio Tape ("DAT"). The Company, at its 48-track recording studio and mastering facility in Chester, Pennsylvania, and its 24-track studio in Jackson, New Jersey, re-digitizes existing master recordings, enhances these master recordings by removing certain impure sounds which exist due to aging, and re-compiles these recordings along with its recordings  of new  artists  on  "glass  master"  CDs for  mass  production  and distribution to its customers through traditional and non-traditional distribution channels.

            The  Company's  business  strategy  is to  produce  compilation  CDs containing enhanced or re-digitized master recordings from its existing library, to contribute these compilation CDs to joint ventures in which the Company is a party, and to license these compilation CDs to third parties for marketing and sale by unaffiliated distributors. To date, however, prior to the Company's acquisition of NEOS, substantially all the Company's revenues had been derived from studio rental sales and licensing royalties and not from the licensing and sale of the Company's compilation CDs. In September 1998, the Company acquired all of the issued and outstanding capital stock of Northeast One Stop, Inc. ("NEOS"). NEOS employs approximately 200 individuals and is principally engaged in the distribution of records and compact diskettes through "one-stops" and "rack-jobbers." "One-stops" are centralized order fulfillment centers for small to medium sized retail stores, typically record stores, that obtain a wide-variety of recorded music in various formats from several independent producers at a stated price, or mark-up. "Rack-jobbers," typically purchase and distribute recorded music through racks and kiosks in retail stores, and encompass a narrower range of selection, typically from proprietary sources for a stated percentage of sales, and often with the full right of return. The Company's strategy is to permit the sale its products and other "front line" titles over the Internet and to serve as its own fulfillment center and distribute compilation CDs created from its own music catalogue through NEOS. Currently, NEOS purchases the pre-recorded music from certain major record companies and other distributors for sale at approximately 84% of its resale price to its customers. The Company expects to supply compilation CDs to NEOS from the Company's catalogue of existing master recordings, at a significantly lower cost, or approximately 50% of their resale value, and thereby improve NEOS' gross profit margins while generating increased revenues for the Company.

            In May 1998, the Company authorized and issued 500 shares of 7% Series A Convertible Preferred Stock to JNC Opportunity Fund Ltd. at a stated value of $10,000 per share for a total of $5 million. Each share of the Preferred Stock, over a period of two years, is convertible into the Company's Common Stock at the lesser of (a) $8.885 per share (the "Initial Conversion Price"), or (b) 78% (the "Discount Rate") multiplied by the average of the five lowest per share market prices of the Company's Common Stock during ten trading days immediately preceding notice of conversion. In connection with this transaction, the Company issued warrants to purchase 75,000 shares of the Company's Common Stock to JNC Opportunity Fund Ltd. at a price of $9.625 per share exercisable over a term of five years, and the Company also issued warrants to purchase 150,000 shares of the Company's Common Stock to CDC Consulting, Inc. at a price of $9.625 per share over an identical term of five years from May 1998. As a result of this transaction, the Company received net proceeds of approximately $4,475,000. Under the terms of the Registration Rights Agreement, the Company is required to file a Registration Statement for 200% of the Common Stock issuable upon conversion of the Preferred Stock and payments of dividends thereunder, along with an additional 225,000 shares of Common Stock underlying the warrants, within 30 days of May 31, 1998 (the "Closing Date"), and to have such Registration Statement declared effective within 95 days from the Closing Date. (See "DESCRIPTION OF BUSINESS; RECENT DEVELOPMENT OF BUSINESS")

RISK FACTORS

            In addition to the other information in this Prospectus, the following factors should be carefully considered in evaluating an investment in the Shares offered by this Prospectus:

            DEPENDENCE ON DISTRIBUTORS. With the exception of sales generated by its NEOS subsidiary, the Company expects that a material portion of its sales will continue to be made through unaffiliated distributors. If the Company is not successful in signing distribution agreements with distributors, its ability to sell its products may be materially adversely affected. In addition, distributors generally offer products of several different companies, including products that may compete with the Company's products. Typically, agreements with distributors are terminable at will and the termination of any distributor's relationship with the Company may have a material adverse effect on any future results of operations. In accordance with industry practice, the Company's music products are sold on a return basis estimated to be approximately 25% of sales and the Company intends to establish reserves for returns of finished products in accordance with such industry standards. With the sale of finished products, and any increase in returns, however, the Company's reserves could prove to be inadequate which could adversely affect the Company's results of operations as well as profits. Moreover, there can be no assurance that the Company will be able to generate sufficient revenues from successful releases to cover the costs of unsuccessful releases.

            POTENTIAL FOR INTERNET DISTRIBUTION OF THE COMPANY'S PRODUCTS. In connection with securing the distribution of its products and the products of others currently sold through its NEOS subsidiary, the Company has expended, and will continue to expend capital resources to upgrade the Company's Internet website to market and distribute its products over the Internet by making its enhanced catalogue available for sale and downloading to consumers, in a variety of compositions. The Company has completed the first stage of the development of its Internet website, and through the final stage, is expected to complete the design and development of its site within the first quarter of fiscal 1999. No assurances can be made however, that the Company will complete the enhancement of its web site or that such site will be functional in fiscal 1999. The failure of the Company's website to be functional and permit the marketing, ordering, and sale of the Company's products over the Internet may substantially and adversely affect the Company's future business prospects and its ability to expand and compete with other larger corporations, several of which have significantly greater resources, such as N2K, Inc., CD Now, Inc. and K-Tel Corporation, all of which currently sell, market and distribute their products to consumers over the Internet.

            The online commerce market is new, rapidly evolving and intensely competitive, and the Company expects that competition will further intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new sites at a relatively low cost. The Company competes and intends to compete with a variety of companies, including (i) online vendors of music, music videos and other related products, (ii) online vendors of movies, books and other related products, (iii) online service providers which offer music products directly to or in cooperation with other retailers, (iv) traditional retailers of music products, including specialty music retailers, (v) other retailers that offer music products, including mass merchandisers, superstores and consumer electronic stores; and (vi) non-store retailers such as music clubs. Many of these traditional retailers also support dedicated websites which would compete directly with the Company.

            LACK OF SUFFICIENT CAPITAL RESOURCES. In August 31, the Company realized approximately $4,475,000 million in proceeds from the sale of shares of its Preferred Stock and as of August 31, 1998 had current assets of $4,532,026, current liabilities of $1,339,134, and working capital of $3,192,892. In September 1998, the Company acquired all the issued and outstanding common stock of NEOS, a distributor of recorded music, for consideration of $3,000,000 and options to acquire 250,000 shares of the Company's Common Stock over a period of two years from the date of closing, at a price equal to the lesser of $5.25 or the closing bid price for the Company's Common Stock on the date of Closing. According to the terms of the agreement, the Company paid $2,250,000 to the Seller at the closing, and also issued two short term interest free notes totaling $750,000, $375,000 of which is payable within six months from the date of closing, and of which $375,000 is due one year from the date of Closing (the "NEOS Note").

            In August 1998, the Company acquired the right to reacquire 1,400,000 shares of its Common Stock and the outstanding principal portion of a $1,250,000 promissory note (the "Promissory Note") together with accrued interest from Gulf Coast Music, L.L.C. in exchange for approximately $175,000 in cash and short term notes totaling approximately $2,850,000, (the "Gulf Coast Note"). If the Company fails to pay the remaining balance of $2,550,000 by December 15, 1998, according to the terms of the agreement, the Company may lose its right to acquire 694,000 of the 1,400,000 shares, and would be bound by the original terms of the Promissory Note under which there remains outstanding $750,000 in principal, with interest and principal due and payable over the next three years. Assuming that the Company is unable to obtain loan or other capital sufficient to pay the remaining portion of the NEOS Note and the Gulf Coast Note, these transactions will continue to result in a significant depletion of the Company's capital resources and its liquidity. Together with any losses the Company may incur from operations, the Company may lack sufficient capital resources to perform under these agreements, which may have a material adverse impact on the Company, its business and business prospects if such additional capital or loans are not available on terms favorable to the Company, of which there is no assurance as of this date. (See "DESCRIPTION OF BUSINESS; RECENT DEVELOPMENT OF BUSINESS")

            SUBSTANTIAL LEVERAGE AND DEBT SERVICE REQUIREMENTS. The Company has substantial indebtedness. As of August 31, 1998, the Company had notes payable of $1,150,000. The degree to which the Company is leveraged could have significant consequences to holders of Common Stock, including the following:
(i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be significantly impaired; (ii) a substantial portion of the Company's cash flow from operations would be required to be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available for its operations; (iii) the Company may be hindered in its ability to adjust effectively to changing market conditions; and
(iv) the Company's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or in its business. Failure by the Company to make its scheduled debt payments under any of its indebtednesses may result in an event of default which could have a material adverse effect on the Company.

            DEPENDENCE ON SUPPLIERS, MANUFACTURERS, AND RAW MATERIALS. With the exception of those products sold by its NEOS subsidiary, substantially all of the Company's products are manufactured by Denon Interactive Media, a division of Nippon Columbia, Ltd. The Company has identified several manufacturers located in the Far East, USA and Canada that are capable of reproducing the Company's products at a reasonable cost, but has not entered into any other production contracts. The Company's business is, however, dependent on certain raw materials in the form of blank compact diskettes, on which the Company encodes its master recordings for sale to consumers and end users. Any increase in the price of blank compact diskettes, or the unavailability of blank compact diskettes in the marketplace may have a significant adverse impact on the resale price of the Company's products, the Company's revenue, gross profit margins, and the demand for the Company's products. The Company's subsidiary, NEOS, at present has favorable relations with several suppliers, the loss of any one or more of which could have an adverse impact on its ability to deliver a variety of salable products to its customers.

            DEPENDENCE ON FEW MAJOR CUSTOMERS. For the year ended December 31, 1996, substantially all the Company's revenues were derived from licensing royalties from one source, Black Tiger Records, a joint venture between the Company and JAD/Anansi Records. In fiscal 1996, the Company recognized revenue of approximately $105,000 as a result of the agreement with JAD Records. As of the date hereof, this amount remains uncollected and in June 1998, the Company assigned the collection of all producer and publisher royalties to an unaffiliated third party. (See "DESCRIPTION OF BUSINESS; RECENT DEVELOPMENT OF BUSINESS".) For the year ended December 31, 1997, approximately 50% of the Company's sales and royalty revenue were generated from one customer, Multimedia Industries Corporation ("MMIC"). One of the Company's executive officers and directors, Joseph Venneri, is a shareholder of MMIC, and Richard Bluestine, the Company's Chief Financial Officer and a former director served as an officer and director of MMIC from June of 1995 through May of 1997 and remains a stockholder of MMIC. The Company anticipates that, as a result of its acquisition of NEOS, approximately 30% of its sales will be derived from the sale of products to a single department store chain, to which NEOS, through its rack-job division, distributes products to approximately 35 store locations. Should the Company or NEOS cease doing business and selling its products to this customer, it may have a substantial adverse effect on the Company, its profitability, business and business prospects. In addition, if the Company ceases doing business with this customer the Company may be required to accept the return of a portion of the Company's products sold to this customer with a limited right of return, which may also have a substantial adverse impact on the Company, its business and financial condition.

            DEPENDENCE ON MANAGEMENT AND KEY PERSONNEL. The Company is dependent upon several of its management and key personnel, including sound engineers, technicians, marketing and management personnel. The Company is particularly dependent on the continued services of its officers and directors, including Wallace M. Giakas, its Chairman and Secretary, John S. Arnone, its President and Chief Executive Officer, Joseph Venneri, its Executive Vice President, Richard Bluestine, its Executive Vice-President and Chief Financial Officer, as well as Louis J. DelSignore, the Chairman of NEOS, and Ron Nicks, the President and Chief Executive Officer of NEOS. The Company has entered into employment agreements with each of these officers with the exception of Richard Bluestine, the Company's Executive Vice President and Chief Financial Officer. All officers, except Mr. Bluestine, have agreed to devote a substantial portion of their time to the affairs of the Company. In the event that the Company does not offer continued employment to Mr. Bluestine, or is unable to obtain the services of Mr. Bluestine on terms favorable to the Company, the Company intends to hire a new Chief Financial Officer. In connection with the employment of Messrs. Giakas, Arnone and Venneri, the Company plans to obtain "key man" life insurance with respect to these individuals, which in the event of their death, the first $500,000 in benefits from any such insurance policy to be paid to the Company. However, no such policy is in effect as of the date hereof.

            COMPETITIVE BUSINESS CONDITIONS. In all lines of its business the Company faces intense competition ranging from small regional businesses to large international companies. The Company's ability to succeed in the future and to meet future competition in the pursuit of satisfying the public's tastes will depend on its ability to attract talented new artists or persons or companies who control existing valuable libraries of master recordings as well as the appeal of compositions in its existing library. There can be no assurance that the Company will be able to compete successfully against current and future competitors. New technologies and the expansion of existing technologies may also increase the competitive pressures on the Company.

            The creation and distribution of music compositions is highly competitive and the Company has a substantial number of direct competitors, including large companies with substantially greater financial and marketing resources. Although the Company believes that its enhanced compositions are new and unique, no assurance can be given that competitors possessing greater financial resources and established distribution facilities will not be able to develop products which directly compete with the Company's products and offered them at substantially lower prices than those available from the Company.

            The "one stop" record distribution business is also highly price sensitive with a limited number of larger companies such as Valley Media, Inc., AEC Onestop Group and Universal, accounting for a large percentage of the industry's annual sales. These companies are significantly larger, have greater financial resources and have larger technical and creative staffs than the Company.

            LIMITED  OPERATING  HISTORY.  In 1996,  the  Company  began  selling music-related products. Accordingly, the Company has only a very limited operating history on which to base an evaluation of its business and prospects. For the eight months ended August 31, 1998, approximately 30% of the Company's net revenues were derived from studio operations, including rentals, and approximately 70% from the sales or licensing of the Company's products. Following the Company's acquisition of NEOS, it is expected that approximately 90-95% of the Company's revenues will be derived from the wholesale distribution of pre-recorded music. Although NEOS is a 15 year old company, the Company, and particularly its management, are inexperienced in the wholesale distribution of pre-recorded music. Accordingly, the Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. Such risks include, but are not limited to, possible inability to respond promptly to changes in a rapidly evolving and unpredictable business environment and the risk of inability to manage growth. Development and sales of the Company's enhanced musical compositions must compete with numerous artists and products. Future revenues and profits are highly dependent on various factors, including, but not limited to, the successful enhancement and distribution of the Company's products and successful implementation of its planned marketing strategies. Although certain of the Company's management are experienced in the field of identifying potentially successful artists, producing their works and enhancing musical compilations, the Company and its management, as such, are not experienced. In addition, continued representation of artists and production of their compositions is subject to public popularity trends and the continued appeal of the artists and their compositions. To address these risks, the Company must, among other things, expand its customer base, successfully implement its business and marketing strategies, continue to develop its website and transaction-processing systems, provide superior customer service, respond to competitive developments, and attract and retain qualified personnel. If the Company is not successful in addressing such risks, its profitability could be adversely affected.

            CONTINUED  OPERATING  LOSSES.  Since  inception,   the  Company  has
incurred significant losses, and as of August 31, 1998 had an accumulated deficit of $1,507,823. The Company intends to invest significant funds in website development and technology, acquisitions, and the development of traditional methods of distributing its products. There can be no assurance that the Company will be able to generate sufficient revenues from its operations or its website to achieve or sustain profitability in the future. (See
"MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".)

            SEASONALITY. The Company's results of operations and those of its NEOS subsidiary are subject to seasonal variations by the timing of new releases. In accordance with industry practice, the Company records revenues for sales of music products, except those related to telemarketing C.O.D. transactions, when such products are shipped to retailers. Companies in this field usually experience a decline in revenues and net income in January and February, due in significant part to retailers having purchased products prior to December in anticipation of holiday sales. If planned releases are delayed beyond the peak holiday season, the Company's operating results could be materially adversely affected. The Company believes that period-to-period comparisons of the Company's historical results are not necessarily meaningful and should not be relied upon as an indication of future results.

            The Company's results of operations in future periods may not meet the expectations of securities analysts and investors, in which case the price of the Company's Common Stock would likely be materially adversely affected.

            COPYRIGHT AND TRADEMARK PROTECTION. The Company's success will depend in substantial part on its ability to obtain and maintain copyright or trademark protection for its compositions in order to preserve the value of its master recordings library; and to generate revenues from operations without infringing on the proprietary rights of third parties. The Company is currently not the subject of any action regarding the ownership or the Company's right to market, reproduce and distribute any of its master recordings, except that in conjunction with the acquisition of certain non exclusive licensing rights to masters, its vendors are engaged in clearing these rights within a bankruptcy court process. If this process is not completed by December 15, 1998, the vendor has agreed to replace the remaining disputed titles with undisputed titles. (See "RISK FACTORS; DISPUTED INTELLECTUAL PROPERTY RIGHTS".) In certain instances, the Company's rights to its master recordings are not exclusive, and the Company is engaged in licensing activities involving both the acquisition of rights to certain master recordings and compositions for its own projects, and the granting of sub-licenses or rights to third parties concerning the use of the Company's master recordings. The availability on acceptable terms of such cross-licensing arrangements is generally made possible by existing industry practice based on reciprocity. Should such industry practices change, there is no assurance that the Company will be able to obtain licenses from third parties on terms satisfactory to the Company or at all, and the Company's business, particularly with respect to compilation products, could be materially adversely affected.

            The Company has not applied for patent protection and does not intend to do so because it believes that patents would not offer significant protection. Although the Company holds or has the exclusive and non-exclusive use of various trademarks and copyrights associated with its works, even with such protection there is no assurance that unauthorized use will not occur. The Company will be operating in an industry in which revenues are often adversely affected by the unauthorized reproduction of recordings for commercial sale, commonly referred to as "piracy", and by home taping for personal use. In addition, in the event that another party infringes on any copyright or trademark covering the Company's products, the enforcement of such rights is at the option of the Company. Also, other parties may be issued copyrights or trademarks that may prevent the sale of the Company's products or require licenses and the payment of royalties by the Company.

            DISPUTED INTELLECTUAL PROPERTY RIGHTS. From time to time, the Company has received notices from a limited number of third parties claiming an ownership interest in certain master recordings published by the Company and sold through its distributors, demanding, among other things, that the Company immediately cease distributing these master recordings, or in the alternative, demanding that the Company pay them royalties. The Company has responded by providing these entities with information regarding the Company's chain of title to these recordings, and in two instances the Company has suspended the future release of the recordings until the matters are resolved. There can be no assurance that either of these matters will be resolved to the Company's satisfaction or that additional claims will not be brought against the Company in the future by other third parties, or that any such claims will not be successful. If such a claim were successful, the Company's business could be materially adversely affected. In addition to any potential monetary liability for damages, the Company would be required to obtain a license in order to continue to market the compositions in question or could be enjoined from enhancing or selling such compositions if such a license were not made available on acceptable terms. Further, if the Company should become involved in litigation, it could require significant financial and management resources of the Company.

            Documents supporting the chain of title to each master recording owned by or licensed to the Company on an exclusive or non-exclusive basis are maintained by the Company. Possession of the master recordings permits the Company to reproduce and distribute them under the Company's own label, or sub-license these rights to others in exchange for royalties. No assurances can be given that the Company's right to use any and or all of its master recordings, will not be subject to dispute which may result in the delay or the inability to use or exploit any particular master recording or require that the Company pay royalties which may not be available or affordable by the Company. The value of these master recordings is reflected in the Company's financial statements at predecessor cost, less amortization over the useful life of each master recording. However, the Company as of this date has not recorded any amortization nor has it created any reserve should any master recording purchased by the Company be determined to be the property of others principally because the Company has made no sales of these recordings. The Company has established a policy of creating a reserve and placing certain funds in escrow pending the resolution of any dispute concerning the ownership or licensing rights of any master recording published by the Company.

             Should the Company not prevail in any dispute concerning the right to publish and distribute any master recording that may be subject to dispute, the Company, its business and business prospects may be adversely and materially affected, and in certain cases, the Company may not be able to license, nor be able to afford to license these master recordings. In addition to these potential claims, the Company may be subject to claims for indemnification or contribution from its distributors. Should the Company not prevail in any such action, or be forced to pay a royalty to any of these third parties, any reserves established by the Company in the future may prove to be wholly insufficient, and the Company, its business and business prospects may be materially and adversely affected.

            In November 1996, the Company agreed to acquire certain studio assets and rights associated with 10,000 master recordings from Music Marketeers, Inc.("Music Marketeers") and J. Jake, Inc. ("J. Jake") in exchange for 2,000,000 shares of the Company's Common Stock, valued at approximately $2,150,000, and the assumption of three promissory notes totaling $1,250,000 payable over 5 years, (the "Promissory Note"). J. Jake and Music Marketeers obtained all rights, claims and interests in these master recordings purchased by the Company from PEP Music, Inc., Hallelujah Music, Inc., and UpBeat Music
Inc. pursuant to a Plan of Reorganization approved by the United States Bankruptcy Court for the Eastern District of Louisiana. Subsequently, in November 1996, an amended agreement was entered into between the Company and J. Jake and Music

Marketeers whereby 500,000 of the 2,000,000 shares of stock previously transferred to J. Jake and Music Marketeers were returned to the Company and the Company was released from its obligation to purchase certain studio assets. In 1997, Music Marketeers' rights and obligations under this agreement with the Company were assigned to Gulf Coast Music, L.L.C. ("Gulf Coast"). Currently, of the 10,000 masters acquired by the Company, 2,500 were transferred directly from
J. Jake free and clear of encumbrances or disputes. The remaining 7,500 are to be acquired from Gulf Coast. Gulf Coast is in the process of clarifying its rights to the 11,500 songs in its catalogue as part of its Chapter 11 Reorganization Plan. Currently, the rights to 5,900 have been clarified as being free of disputes or encumbrances and as of October 30, 1998, approximately 5,000 additional masters were in the process of resolution through the Bankruptcy proceeding and negotiations relating thereto. In the opinion of counsel for Gulf Coast, it is expected that approximately 75% or 4,200 of those disputed masters will ultimately be resolved in favor of Gulf Coast. The Company is not a party to these Court proceedings, however, the Company has entered into a separate agreement with Gulf Coast wherein Gulf Coast agreed that to the extent that any of the 7,500 masters to be delivered to the Company are not free of dispute by December 15, 1998, unencumbered and undisputed replacement master recordings will be delivered of substantially the same quality, appeal and commercial value acceptable to the Company. However, no assurances can be given that the Company will obtain clear and undisputed right to non exclusive licenses to the master recordings. If the Company were required to notify its distributors to cease distributing any of the Company's products, or to escrow revenues from the sale of the Company's products because the right to sell or exploit these products is contested, the Company's relationship with its distributors may be adversely affected. (See "DESCRIPTION OF BUSINESS; RECENT BUSINESS DEVELOPMENTS") DEPENDENCE ON TECHNOLOGY. The market for the Company's products and services is characterized by rapidly changing technology, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. The life cycles of the Company's products are difficult to estimate. The Company's growth and future financial performance will depend upon its ability to enhance its existing products and to introduce new products on a timely and cost-effective basis and that meet dynamic customer requirements. There can be no assurance that the Company will be successful in developing new products or enhancing its existing products or that such new or enhanced products will receive market acceptance or be delivered timely to the market. The Company has experienced product development delays in the past and may experience delays in the future.

            YEAR 2000 ISSUES. Many existing computer programs use only two digits to identify a year in the date field, with the result that data referring to Year 2000, and subsequent years, may be misinterpreted by these programs. The Company's assessment of its Year 2000 issues is not complete, however management believes that the consequences of its year 2000 issues would not have a material effect on the Company, its business, results of operations or financial condition due to the fact that the Company is not significantly dependent on customized or highly sophisticated computer systems and software. Presently, and for the foreseeable future, the Company utilizes and will utilize commercially available, "small office" computers and commercially available "off-the-shelf" software. The Company is not part of and is not interfaced or otherwise electronically connected to any large or sophisticated industrial, financial or banking computer networks or systems. Accordingly, the Company does not expect to be faced with a "Year 2000 Problem," which refers to a design flaw in many computer systems (and, particularly, in large, highly sophisticated or custom-designed systems) whereby the system cannot distinguish between the year (or numbers) 1900 and 2000. The Company believes that appropriate "off-the-shelf" hardware and software up-grades will be readily available, at reasonable cost, in time for the Company to purchase, install and test them prior to the year 2000. Accordingly, the Company believes that it is in a state of readiness, and the cost to address the Company's Year 2000 issues will be minimal and, as a result, the Company has not made contingency plans. However, if such a problem were to persist in the computer applications of the Company, its suppliers, or its customers, and not be corrected, such a problem could cause a disruption in operations and have a short term adverse effect on the

Company's business and results of operations.

            GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES. The Company is subject, both directly and indirectly, to various laws and regulations relating to its business, although there are few laws or regulations directly applicable to access to the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet. Such laws and regulations may cover issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The enactment of any additional laws or regulations may impede the growth of the Internet which could, in turn, decrease the demand for the Company's products and services and increase the Company's cost of doing business, or otherwise have an adverse effect on the Company. The applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and could expose the Company to substantial liability. The laws of certain foreign countries provide the owner of copyrighted products with the exclusive right to expose, through sound and video samples, copyrighted items for sale to the public and the right to distribute such products. Any new legislation or regulation, or the application of existing laws and regulations to the Internet could have a material adverse affect on the Company.

            POSSIBLE VOLATILITY OF STOCK PRICE. There may be significant volatility in the market price of the Company's Common Stock. Quarterly operating results of the Company, deviations in results of operations from estimates of securities analysts, changes in general conditions in the economy or the Internet services industry or other developments affecting the Company, or its competitors, could cause the market price of the Company's Common Stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and have often been unrelated to the operating performance of these companies. Any such fluctuations that occur may adversely affect the market price of the Company's Common Stock. The market price of the Company's Common Stock could also be adversely affected by critical or negative statements or reports by brokerage firms, industry and/or financial analysts and/or industry periodicals concerning the Company, its products, or by the advertising or marketing efforts of competitors, or other factors that could affect consumer perception.

            SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS. A number of statements contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the Company's vulnerability to rapid industry change, technical obsolescence, limited customer base and reliance on a relatively small number of customers, the possible impact of competitive products and pricing, uncertainties in the duration of the life cycle of its products, manufacturing difficulties, dependence on key personnel, market acceptance, reliance on a limited number of outside vendors, potential difficulties managing growth, the ability to perform on existing and future agreements, the availability of financing, and other risks all, or any one of which may have a material adverse effect on the Company, its business, business prospects, and financial condition. The Company is not eligible to rely on the safe harbor provisions of the Private Securities Litigation Reform Act.

USE OF PROCEEDS

            The Company will not receive any of the proceeds from the sale of the Shares registered herewith, however, in consideration of issuing the Preferred Stock and Warrants, the Company received net proceeds of $4,475,000 which was used for working capital, expansion of its principal lines of business and a substantial portion was used in connection with the acquisition of NEOS. The weighted average exercise price of the outstanding Warrants is approximately $9.625, the exercise of which would result in the issuance of 225,000 shares of Common Stock. If all of the Warrants were exercised, and assuming it is not a cashless exercise, the Company would receive aggregate proceeds of approximately $2,165,625.

DETERMINATION OF OFFERING PRICE

            The Company will not determine the offering price for the securities sought to be registered and sold. The Selling Stockholders may, from time to time, sell all or a portion of the Shares on the OTC Bulletin Board, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices.

DILUTION

            The net tangible book value attributable to the Company's Common Stock at August 31, 1998 was $7,280,302, or $.61 per share. "Net tangible book value" per share is equal to the Company's total tangible assets less its total liabilities and Preferred Stockholder's equity, divided by the total number of shares of Common Stock outstanding. Assuming the conversion of the Preferred Stock into 1,216,336 shares of Common Stock being registered by the Company (assuming no exercise of the 225,000 Common Stock warrants at a conversion price of $4.11 per share, before deducting commissions and offering expenses of $525,000) and proceeds received from the sale of the Preferred Stock therefrom, the pro forma net tangible book value of the Company was approximately $11,755,302, or $.89 per share of Common Stock. This represents an immediate increase in net tangible book value of $4,475,000 or $.28 per share to existing stockholders and an immediate dilution of $3.22 per share to the Preferred Stockholders at the assumed conversion price. The following table illustrates this per share dilution:

Assumed conversion price per share ..........................           $  4.11
Net tangible book value before conversion ................... $   .61
Increase attributable to conversion ......................... $   .28
Pro forma net tangible book value per share after conversion.           $   .89
                                                                        -------
Dilution per share to Preferred Stockholders ................           $  3.22
                                                                        =======

            The following table sets forth, on an adjusted basis as of September 15, 1998 the number of shares of Common Stock purchased from the Company (the total cash consideration paid to the Company and the average price per share paid by the existing holders of Common Stock and by the purchasers of the Preferred Stock, assuming the conversion of the Series A Preferred Stock into an aggregate of 1,216,336 shares of Common Stock at an assumed conversion price of $4.11 per share):


                            Shares Purchased        Total Consideration   Average Price
                            Number    Percent       Amount      Percent    Per Share
                            ------    -------       ------      -------    ---------

Existing stockholders     11,976,055       91%    $ 8,902,339      64%   $    .74
Preferred stockholders     1,216,336        9%(1) $ 5,000,000      36    $   4.11
                          ----------     ----     -----------    ----

Total                     13,192,311      100%    $13,902,339     100%
                          ==========     ====     ===========    ====

(1) Under the Company's Amended Articles of Incorporation the Preferred Stockholder is prohibited from converting shares of Preferred Stock (or receiving shares of Common Stock in payment of dividends thereon) to the extent that the number of shares of Common Stock beneficially owned by it and its affiliates after such conversion exceeds 4.999% of the issued and outstanding shares of Common Stock following such conversion.

SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Selling Stockholders as of September 15, 1998, and the number of shares of Common Stock included in this Prospectus.


                            Number of
                            Shares                                Percentage and
                            Beneficially                          Number of Shares
                            Owned Prior        Number of          Beneficially
                            to                 Shares Being       Owned After
Selling Stockholders        Offering           Offered            Offering (4)
--------------------        --------           -------            ------------
                                                                               Number of
                                                                  Percent      Shares
                                                                  -------      ---------
JNC Opportunity Fund Ltd.    1,291,336 (1)      1,291,336 (2)       -0-          -0-
CDC Consulting, Inc.           150,000 (3)        150,000           -0-          -0-

(1) The number of shares of Common Stock listed as beneficially owned by JNC represents the number of shares of Common Stock issuable to JNC, (subject to the limitation imposed by the Company's Amended and Restated Articles of Incorporation whereby the Preferred Stockholder is prohibited from converting the Preferred Stock to the extent that such conversion would result in the Preferred Stockholder owning at any point in time more than 4.99% of the outstanding Common Stock of the Company) upon (i) conversion of the Preferred Stock at an assumed conversion price of the lesser of (a) the Initial Conversion Price of $8.885 per share or (b) the Discount Rate, 78% multiplied by the average of the five lowest per share market values of the Company's Common Stock during ten trading days immediately preceding notice of conversion) and (ii) exercise of the Warrant. Because the conversion price applicable to the Preferred Stock is dependent, in part, upon the market price of the Common Stock prior to a conversion, the actual number of shares of Common Stock that will be issued in respect of such conversions or dividend payments, and consequently the number of shares of Common Stock that will be issued in respect of such conversions or dividend payments, and, consequently, the number of shares beneficially owned by JNC, will fluctuate daily and cannot be determined at this time. In no event, however, will the number of shares of Common Stock exceed 1,291,336, the number of shares covered by the Registration Statement, unless a post effective amendment is in effect with respect to the sale of said additional shares. Nothing would prohibit Thee Selling Stockholders from exercising a portion of their conversion privileges, then selling shares of common stock and thereafter exercising additional conversion rights.

(2) Includes shares of Common Stock issuable to JNC upon conversion of the Preferred Stock, as payment of dividends thereunder and exercise in full of the JNC Warrant. Because the number of shares of Common Stock issuable upon conversion of the Preferred Stock and as payment of dividends thereon is dependent in part upon the market price of the

         Common Stock prior to a conversion, the actual number of shares of Common Stock that will be issued in respect of such conversions or dividend payments and, consequently, offered for sale under this Registration Statement, cannot be determined at this time. Accordingly, to provide for such fluctuations, the Company has contractually agreed to include herein an aggregate of 1,291,336 shares of Common Stock issuable, subject to the limitation expressed in footnote 1, upon conversion of the Preferred Stock, payment of dividends thereunder and upon exercise of the JNC Warrant.

(3) Includes the number of shares of Common Stock issuable upon conversion of the warrants to purchase 150,000 shares of the Company's Common Stock to CDC Consulting, Inc. at a price of $9.625 per share over a term of five years from May 31, 1998.

(4) Assumes the sale by the Selling Stockholders of all Shares offered thereby. The shares to be sold shall include, in addition to the numbers indicated, any additional shares of Common Stock of the Company that become issuable in connection with the Shares by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the Company's Common Stock.

PLAN OF DISTRIBUTION

         The Selling Stockholders, their pledgees, donees, transferees or other successors in interest, may, from time to time, sell all or a portion of the Shares on the OTC Bulletin Board, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales and (g) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith or in settlement of securities loans. If the Selling Stockholders engage in such transactions, the conversion price may be affected. From time to time the Selling Stockholders may pledge their Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Stockholders, the broker may offer and sell the pledged Shares from time to time.

             The Company is required to pay all fees and expenses incident to the registration of the Shares, including fees and disbursements (in the approximate amount of $50,000) of counsel to the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL PROCEEDINGS

             There are currently no threatened or pending legal proceedings against the Company. From time to time, the Company receives claims from third parties challenging the Company's right to exploit certain master recordings. The Company, in the opinion of its management, believes that it has a valid and enforceable chain of title to these recordings and is expected to prevail in any such action if brought against the Company. The Company is aware that approximately 1,600 of the master recordings purchased from Gulf Coast Music, Inc. are subject to dispute, and it is the Company's policy not to release or exploit any master recording that is subject to dispute. If the Company does, however, become the subject of any such action, and were not to prevail in such an action, the Company does not believe its business, financial condition or business prospects would be materially adversely affected as the above named vendors have agreed to replace the disputed items with recordings acceptable to the Company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

             The directors and executive officers of the Company and their ages as of this date are set forth below. None of the directors and executive officers are related to one another:

Name                        Age     Position(s) Held

Wallace M. Giakas           43      Chairman of the Board, Secretary

John S. Arnone              41      President, Chief Executive Officer, Director

Joseph Venneri              62      Executive Vice President, Director

Richard Bluestine           56      Executive Vice-President, Chief Financial Officer,
                                    and Chairman of Audit Committee

Louis J. DelSignore         60      Director, Planet Entertainment Corporation,
                                    Chairman, Northeast One Stop, Inc.

Ronald J. Nicks             45      Director, Planet Entertainment Corporation,
                                    President, Chief Executive Officer, Northeast One
                                    Stop, Inc.

            The Bylaws of the Company currently provide for a minimum of two (2) directors. All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Company's officers are appointed by the Board of Directors. A copy of the Company's Bylaws is available upon request.

            The Company does not reimburse its directors for out-of-pocket expenses incurred in connection with their rendering of services as directors, but may do so in the future. The Company currently does not intend to pay cash fees to directors for attendance at meetings.

            WALLACE M. GIAKAS has been the Chairman of the Board of the Company since October 1996 and Secretary since June 1997. From October 1992 until June 1995, Mr. Giakas was president of Chapman, Spira & Carson, Inc., an investment and merchant banking firm located in New York, New York. From April 1994 through March 1996, Mr. Giakas, served as executive vice president of Emerald City Capital Corp., and from June 1995 through the present, Mr. Giakas serves as president of Hamilton Wallace Group, Inc., a private investment and venture capital firm located in Middletown, New Jersey. Mr. Giakas devotes most of his professional time to the business of the Company.

            JOHN S. ARNONE is President, Chief Executive Officer and a Director of the Company which positions he has held since June 1998. From October 1996 through June 1998, Mr. Arnone served as a Director and the Secretary of the Company. From July 1992 through August, 1993, Mr. Arnone was president of Lancaster Leeds & Co., a private investment and merchant banking firm located in New York, New York. From August, 1993 through April, 1994, Mr. Arnone was a managing director of Chapman, Spira & Carson, Inc., a private investment and merchant banking firm located in New York, New York. From April 1994 through March, 1996, Mr. Arnone was president of J.W. Cabott & Co., Inc., a private investment firm, and from April 1994 through March 1996, Mr. Arnone also served as president of Emerald City Capital Corp., a private investment firm. From March 1996 through January 1998, Mr. Arnone served as President of Whelan Securities, Inc., an NASD registered general securities broker dealer. Since January 1998 and continuing through the present, Mr.
Arnone devotes most of his professional time to the business of the Company.

            JOSEPH VENNERI is Executive Vice President and a Director of the Company. Prior to June 1998, Mr. Venneri was President and Chief Executive
Officer of the Company. Mr. Venneri has been self-employed as a recording engineer and producer operating from the recording studio purchased by the Company in Jackson, New Jersey since 1994. Mr. Venneri has 38 years experience in the entertainment industry, beginning as an artist and has been the President and owner of several recording studios and was an original member of the "Tokens". Mr. Venneri also has experience in production, where he produced more than 100 gold records over the last 25 years. Mr. Venneri has worked for EMI, RCA, MGM, Atlantic Records, Warner Brothers Records, Mercury Records, Plantation Records, and Sun Records. He is highly regarded by producers, engineers and restoration experts in the music industry, and has recorded and re-recorded such stars as Bob Marley, Sammy Davis, Jr., Jethro Tull, The Grateful Dead, REM, Cher, Michael Bolton, Kenny Rogers, Willie Nelson, Luciano Pavarotti, and hundreds more. Mr. Venneri devotes his full professional time to the business of the Company.

            RICHARD C. BLUESTINE, C.P.A. is Executive Vice-President and Chief Financial Officer of the Company. Mr. Bluestine is a Certified Public Accountant with experience in the record and film industry. Mr. Bluestine is currently a partner at the accounting firm of Brinster & Bergman, L.L.P., and has been since January 1990. In addition, during that same time, Mr. Bluestine has been Vice President of SBR Industries, Inc., a manufacturer and distributor in the apparel industry. From June 1995 through May 1997, Mr. Bluestine was an officer, director, and stockholder of Multi-Media Industries Corporation ("MMIC"). (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS"). From 1971 through 1990, Mr. Bluestine served as a Certified Public Accountant with various firms including KMG Main Hurdman. He has served as a pension trustee for the New York City Fire Department, as a member of the Mayor's Investment Fiscal Policy Committee for the City of New York. He received his accounting degree from New York University and has served on various AICPA and NYSSCPA committees. To date, the Company has not offered, nor has it secured, an employment agreement relating to the continued services of Mr. Bluestine, and the Company may seek to hire a new chief financial officer. Mr. Bluestine devotes part of his professional time to the business of the Company. (See "RISK FACTORS; DEPENDENCE ON MANAGEMENT AND KEY PERSONNEL").

            LOUIS J. DELSIGNORE, 60 is a Director of the Company and Chairman of the Company's subsidiary Northeast One Stop, Inc. From 1983 through September 1998, Mr. DelSignore served as president of Northeast One Stop, Inc. ("NEOS") and currently is employed by the Company to assist in running NEOS. From August 1973 through January 1983, Mr. DelSignore was vice president of finance and a member of the Board of Directors of Trans World Music Corporation. Mr. DelSignore has substantial experience in the wholesale distribution of recorded music and other entertainment related products. Mr. DelSignore has a Bachelor of Science degree from the State University of New York at Albany. Mr. DelSignore devotes his full professional time to the business of the Company.

            RONALD J. NICKS is a Director of the Company and is President and Chief Executive Officer of the Company's subsidiary Northeast One Stop, Inc. Mr. Nicks has been affiliated with NEOS since November 1997 and has served as its President since October 1998. From July 1996 through September 1998, Mr. Nicks was Senior Vice President of Alliance Entertainment Corporation ("Alliance"), and from January 1994 through July 1996 was Chief Executive Officer of Alliance's One Stop Group. From November 1990 through January 1994, Mr. Nicks was Vice President and General Manager of CD One Stop, where he oversaw all operations including sales and purchasing. From November 1988 through November 1990, Mr. Nicks was director of purchasing for CD One Stop, and from April 1987 through November 1988, was associated with Western Merchandisers, Inc. Mr. Nicks has significant experience in the wholesale distribution of recorded music. Mr. Nicks devotes his full professional time to the business of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth, as of the date hereof, information regarding ownership of the Company's Common Stock, by each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, by each director, by certain related shareholders, and by all executive officers and directors of the Company as a group. All persons named below have sole voting and investment power over their shares except as otherwise noted.

Name of Beneficial Owner              Number of
or Identity of Group (1)              Shares Owned          Percent of Class (2)

Wallace M. Giakas                     3,439,000 (1)(2)(3)*      26.4%
4 Tall Oaks Court
Farmingdale, N.J.  07727

Joseph Venneri                        3,127,000 (1)(2)*         24.0%
336 East Pleasant Grove Rd.
Jackson, N.J.  08527

John S. Arnone                        3,491,000 (1)(2)(3)*      26.8%
30 Penbrook Court
Shrewsbury, N.J.  07702

Briollette Investments, Ltd.          605,334                    4.7%
c/o Richard J. Fagen
Charles House
St. Helier, Jersey JE49NZ

William J. Valenziano                 806,000   (1)              6.2%
2500 Uranium Drive
Channel Islands, CA

Gulf Coast Music, Inc.                694,000                    5.3%
c/o Jeffrey Kranzdorf
757 St.  Charles Ave.
New Orleans, LA 70130

Richard Bluestine                     560,000   (1)(2)*          4.3%
100 Merrick Road
Rockville, N.Y.  11570

Louis J. DelSignore                   225,000   (1)*             1.7%
7 Northway Lane
Latham, New York 10201

Ronald J. Nicks                        75,000   (1)*              .6%
7 Northway Lane
Latham, New York 10201


All executive officers, directors
and principal shareholders
as a Group (7 persons)             13,022,334                    100%

-----------------
*        Officers and/or Directors of the Company.

(1) Includes shares beneficially owned by that person, including that person's spouse, children, parents, siblings, mothers and fathers in law, sons and daughter in laws, and brothers and sisters in law. Also includes all shares which may be acquired within 60 days through conversion of Preferred Stock or the exercise of outstanding warrants. See table under "Management" for officer and directorships held by the persons listed above.

(2) Also includes 100,000 warrants to purchase 10 shares of Common Stock issued by the Company to Wallace M. Giakas, John S. Arnone, and Joseph Venneri, and 16,000 warrants issued to Richard Bluestine, which are exercisable for a period of ten years from the date of issuance, or until January 29, 2007, at $20.00 per warrant, or the equivalent of $2.00 per share.

(3) Includes options to purchase 125,000 shares of the Company's Common Stock exercisable at $5.25 per share over a period of five years granted to Messrs. Arnone and Giakas as compensation in connection with the acquisition of Northeast One Stop, Inc. At the time these options were granted, the price of the Company's Common Stock was $5.25 per share.


DESCRIPTION OF SECURITIES

            COMMON STOCK . The authorized voting Common Stock of the Company consists of 50,000,000 shares of Common Stock, with a par value of $0.001. As of November 30, 1998, the Company had 11,976,055 shares of Common Stock outstanding and approximately 1,000 shareholders. (See "MARKET PRICE OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS").

            PREFERRED STOCK . The Company authorized and issued 500 shares of non-voting 7% Series A Convertible Preferred Stock with an aggregate stated value of $5 million. Each share of the Preferred Stock over a period of two years, is convertible at any time into shares of Common Stock at the lower of
(a) $8.885 per share (the "Initial Conversion Price"), or (b)78% (the "Discount Rate") multiplied by the average of the five lowest per share market prices of the Company's Common Stock during ten trading days immediately proceeding the notice of conversion.

            Pursuant to the Company's Amended and Restated Articles of Incorporation governing the Preferred Stock (the "Terms"), upon the Company's failure to satisfy certain obligations, each of the Initial Conversion Price and the Discount Rate will be reduced by 2.5% on the date relating to the failure to satisfy a particular obligation thereunder (the "Trigger Date"). If such failure to satisfy the obligation has not yet been cured by the Company by the first monthly anniversary of the Trigger Date, or waived by the holder of the Preferred Stock, each of the Initial Conversion Price and the Discount Rate will be further reduced by an additional 2.5% on such first monthly anniversary of the Trigger Date. On the second monthly anniversary of the Trigger Date, if such failure to satisfy the obligation has not, at such time, been cured by the Company and on each monthly anniversary thereafter until the respective obligation is satisfied, the holder of the Preferred Stock can either (i) require further cumulative 2.5% discounts to continue or (ii) require the Company to pay to it a cash payment of 2.5% of the aggregate stated value of the Preferred Stock. (See "DESCRIPTION OF BUSINESS; RECENT DEVELOPMENT OF BUSINESS")

            No public market exists, or is expected to exist, for these shares of Preferred Stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

            The validity of the Common Stock offered hereby will be passed upon for the Company by Frohling, Hudak & McCarthy, P.C., 425 Eagle Rock Avenue, Roseland, New Jersey. No person affiliated with said firm is an officer, director or principal stockholder of the Company.

            The financial statements of the Company, as of December 31, 1996 and 1997 and August 31,1998 and for the period from Inception (May 17, 1996) to December 31, 1996, the year ended December 31, 1997 and for the period ended August 31, 1998, included in this Prospectus have been audited by AJ. Robbins, P.C., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving said report.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


            Officers and directors of the Company are indemnified by the Company in accordance with its Articles of Incorporation, and its Bylaws, under each, to the maximum extent permissible by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Laws of the State of Florida or the provisions of the Company's Articles of Incorporation or Bylaws, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ORGANIZATION WITHIN THE LAST FIVE YEARS


            The Company was incorporated under the laws of the State of Delaware in May 1996. On October 9, 1996, all of the outstanding capital stock of the Company was acquired by Ampro International Golf Tour, Inc. ("Ampro"), a Florida corporation in a reverse merger, which, as the surviving corporation, changed its name to Planet Entertainment Corporation. In October 1998, subsequent to its acquisition of NEOS, the Company changed its fiscal year to end August 31.

DESCRIPTION OF BUSINESS

            The Company is currently involved in various areas of the recorded music industry. The Company's principal business, primarily through its newly acquired wholly owned subsidiary NEOS, is the wholesale distribution of pre-recorded music in the form of Compact Diskettes ("CD's"), cassette tapes, and other entertainment related products such as video tapes, Digital Video Diskettes ("DVD's"), and to a much lesser extent music or entertainment related apparel, such as t-shirts. The Company's business activities also include the acquisition, licensing, production, marketing and distribution of high quality recorded music. Through NEOS, the Company distributes approximately 130,000 front end titles of pre-recorded music to independent record stores, college book stores and mass merchants. In addition, through its recording studio, the Company produces such types of music as gospel, adult contemporary, reggae, top 40, blues, country, rap, rock, instrumental, rock & roll, jazz, pop rock, classical, easy listening, big band, rhythm & blues, and various ethnic folk music recordings.

            The Company has acquired certain exclusive and non-exclusive rights associated with approximately 15,000 music master recordings from existing music catalogues of recorded music. The Company also records new artists. These master recordings are typically stored on Digital Audio Tape ("DAT"). The Company, through  its  48-track  recording  studio and  mastering  facility  in  Chester,
Pennsylvania, and its 24-track studio in Jackson, New Jersey, re-digitizes existing master recordings, enhances these master recordings by removing certain impure sounds due to aging, and re-compiles these recordings along with its recordings of new artists on "glass master" CDs for mass production and distribution to its customers through traditional and non-traditional distribution channels.

            The Company's strategy has been to produce compilation CDs containing enhanced or re-digitized master recordings from its existing library, to market them directly through NEOS or other distributors, to contribute these compilation CDs to joint ventures involving the Company, and to license these compilation CDs to third parties for marketing and sale by unaffiliated distributors. (See "DESCRIPTION OF BUSINESS; RECENT DEVELOPMENT OF BUSINESS"). To date, however, prior to the Company's acquisition of NEOS, substantially all the Company's revenues had been derived from studio rental sales and licensing royalties and not from the licensing and sale of the Company's compilation CDs. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS"). In September 1998, the Company acquired all of the issued and outstanding capital stock of NEOS which employs approximately 200 individuals and is principally engaged in the distribution of records and compact diskettes through "one-stops" and "rack-jobbers." "One-stops" are centralized order fulfillment centers for small to medium sized retail stores, typically record stores, that obtain a wide-variety of recorded music in a variety of formats from several independent producers at a stated price, or mark-up. "Rack-jobbers," typically purchase and distribute recorded music through racks and kiosks in retail stores, and encompass a narrower range of selection, typically from proprietary sources for a stated percentage of sales, and often with the full right of return. The Company's strategy is to permit the sale of the Company's products and other "front line" titles over the Internet and to serve as its own fulfillment center. The Company's strategy is to distribute compilation CDs from its own proprietary catalogue through NEOS. Currently, NEOS purchases the pre-recorded music from certain major record companies and other distributors for sale at approximately 84% of its resale price to its customers. The Company expects to also supply compilation CDs from the Company's proprietary catalogue of existing master recordings through NEOS, at a significantly lower cost, or approximately 50% of their resale value, to NEOS, with the intent to improve NEOS' gross profit margins and to generate increased revenues for the Company.

            INDUSTRY OVERVIEW. According to the International Federation of the Phonographic Industry, worldwide sales of pre-recorded music and music videos in 1997 were approximately $40 billion. It is estimated that the United States recording industry had sales of approximately $15 billion in 1997, and that over the last five years, the industry has been growing in excess of 20% per year. During this period, it is estimated that total CD sales increased from $6.6 billion to $10.2 billion, or 55%, due in substantial part from the conversion of cassette tapes to CDs. In 1996 and 1997, the sale of CDs, and to a lesser extent cassette tapes, comprised more than 97% of total sales of recorded music.

            THE COMPANY . The Company markets and distributes recorded music, in a variety of formats including CDs, Digital Video-Enhanced CDs ("DVDs"), and to a lesser extent cassettes and video tapes, from various suppliers and distributors of pre-recorded music and entertainment related products from its existing catalog of approximately 15,000 pre-recorded musical master recordings. From its proprietary catalogue of master recordings, the Company compiles, digitizes and repackages these master recordings through its recording and production facilities, and distributes these master recordings through joint ventures and licensing agreements. In addition to the approximate 130,000 front end titles of pre-recorded music which the Company distributes through its NEOS subsidiary, the Company's current inventory of master recordings includes a broad range of musical genres including adult contemporary, classical, gospel, blues, rap, reggae, jazz, instrumental, easy listening, big band, swing, Christmas, country, pop, rock and roll, and rhythm and blues.

            ACQUISITION OF MASTER RECORDINGS. In June 1996, as a result of the Company's acquisition of Maestro Holding Corporation ("Maestro"), the Company acquired certain exclusive and non-exclusive rights associated with the exploitation of approximately 5,000 master recordings, and in November 1996, through its agreements with J. Jake, Inc., Music Marketeers, Inc., and Gulf Coast Music, Inc., the Company acquired certain exclusive and non-exclusive rights associated with the exploitation of approximately 10,000 additional master recordings. The Company has recorded the 5,000 master recordings purchased from Maestro on its books as having a value of approximately $9,200,000 and its rights to 10,000 additional master recordings purchased from
J. Jake, Inc., Music Marketeers, Inc., and Gulf Coast Music, L.L.C. as having a value of approximately $4,600,000.

            The Company's current inventory of master recordings includes a broad range of musical genres including adult contemporary, classical, gospel, blues, rap, reggae, jazz, instrumental, easy listening, big band, swing, Christmas, country, pop, rock and roll, and rhythm and blues, and a partial listing of artists included in the Company's non-exclusive master catalogue include Louis Armstrong, Tony Bennett, George Benson, Glen Campbell, Nat King Cole, Bing Crosby, Sammy Davis, Jr., Fats Domino, Duke Ellington, Ella Fitzgerald, Marvin Gaye, George Gershwin, Dizzy Gillespie, Bill Haley's Comets, Billie Holliday, John Lee Hooker, Lena Horne, The Ink Spots, Jackson Five, Al Jolson, Quincy Jones, Frankie Lane, Glenn Miller, Willie Nelson, Charlie Parker, Dolly Parton, Neil Sedaka, Pete Segar, Sisters Sledge, Steely Dan, Ike & Tina Turner, The Tokens, The Crystals, The Tramps and Randy & the Rainbows.

            PRODUCTION. The Company owns and operates a twenty-four track studio in Jackson, New Jersey and a full service forty-eight track digital studio in Chester, Pennsylvania. The Company currently has five new artists under contract as well as several established groups recently acquired with the Higher Ground Group including, GMWA Youth Mass Choir, Charles Fold, Philadelphia Mass Choir, Carlton Burgess and Melvin Davis. Other artists presently under contract with the Company include Nino Rossano (an Italian opera and classical singer), the Crystals, the Tramps, the Tokens, and Dakota McLeod. The continued representation of these artists and the production of their compositions are subject to popularity trends, and the continued appeal of these artists and these compositions.

            COMPOSITIONS AND ENHANCEMENTS. In addition to the 130,000 front end titles distributed by its NEOS subsidiary, the Company markets either from its existing catalog of recordings or repackages compilations of previously recorded music by utilizing its library of master recordings. Through the Company's studios in New Jersey and Pennsylvania, the Company composes musical CDs containing the original and re-recorded music of various artists arranged according to musical genre, and designed to be mass marketed by the Company through its distribution channels. The Company has hired experienced engineers and owns certain multi-media equipment that permits the Company to transform and edit its previously published and unpublished master recordings from their original state to a higher quality state using certain sound purification techniques and by converting older recordings produced under the analogue format into a digital format.

            By combining these compositions with visual graphics and video clips, the Company can produce an entirely new product by re-mastering the Company's recordings in compositions expected to appeal to the public's tastes. Moreover, by combining these compositions, with outstanding visual effects, the Company has the technology to produce video enhanced Compact Diskettes. In connection with the transformation, editing, re-composition, and republishing of the Company's master recordings, the Company produces its own art work, posters, CD inserts, informational materials and brochures. The Company's associated labels include PNEC Records, Magnum Records, Planet Records, Black Tiger Records and Higher Ground Records.

            MANUFACTURING. The Company manufacturers "glass masters", and prototype CDs for use as samples, together with all artwork and CD inserts, but it employs and is dependent upon others to press and mass produce the Company's compact diskette recordings for resale. Currently, the Company's products are mass produced or pressed by Denon Interactive Media, a division of Nippon Columbia, Ltd.

            DISTRIBUTION. At present, all of the Company's products are sold through distributors. The Company's strategy is to produce digitally enhanced and re-arranged master recordings, from its existing catalogue, and from its catalogue of new artists, and to license these products to be mass produced and marketed by others through traditional retail distribution channels, in exchange for royalties. In addition, the Company has entered into joint ventures with other record promoters, record labels, and distribution companies to sell and market the Company's products, and the Company intends to develop the distribution of its products through traditional and non-traditional distribution channels including promotional and premium licensing, specialty marketing, and through the use of the Internet.

            The Company's products are distributed through Navarre Corporation, as a result of its joint venture with Black Tiger Records, and certain of the Company's products are also distributed in the Far East through Nippon Columbia Co., Ltd. In November 1997, the Company entered into agreement with DRG Associates, Inc. ("DRG"), and with Koch International Corporation for the distribution of the Company's products. In February 1998, the Company entered into an agreement with Monaco Records, and a joint venture agreement with New Millennium Communications concerning the distribution of the Company's products in Europe. (See "DESCRIPTION OF BUSINESS; RECENT DEVELOPMENT OF BUSINESS").

            In September 1998, the Company acquired all of the issued and outstanding capital stock of NEOS in exchange for $3,000,000, and options to acquire 250,000 shares of the Company's common stock over a period of two years at an exercise price of $5.25 per share NEOS employs approximately 200 individuals, and is principally engaged in the wholesale distribution of records and compact diskettes through "one-stops" and "rack-jobbers." "One-stops" are centralized order fulfillment centers for small to medium sized retail stores, typically record stores, that obtain a wide-variety of recorded music in a variety of formats from several independent producers at a stated price, or mark-up. "Rack-jobbers," typically purchase and distribute recorded music through racks and kiosks in retail stores, and encompass a narrower range of selection, typically from proprietary sources for a stated percentage of sales, and often with the full right of return. (See "RISK FACTORS; LACK OF SUFFICIENT CAPITAL RESOURCES.")

                  NEOS was formed in 1983 by Louis J. DelSignore, who, prior to the Company's acquisition of NEOS in September 1998, was its sole shareholder. NEOS is principally engaged in the wholesale distribution of pre-recorded music which NEOS purchases from certain major record companies and other distributors. Approximately sixty percent (60%) of NEOS's net sales are derived from its "one-stop" division, and approximately forty percent (40%) of its net sales are derived from its "rack-job" division. Through its "one-stop" division, NEOS offers and sells approximately 130,000 front end titles or Shelf Keeping Units ("SKUs") of popular recorded music to approximately 750 customers, many of which are independent music stores or retailers. Through its "rack-job" division, Summit Entertainment, NEOS offers for sale approximately 130,000 front end titles of popular recorded music through racks or kiosks located in certain mass merchandise retailers and fifty college campuses nationwide.

            RECENT DEVELOPMENT OF BUSINESS. In June, 1996 the Company acquired, under the "purchase" method of accounting all of the outstanding capital stock of Maestro Holding Corporation ("Maestro") for consideration of the issuance of 3,060,000 shares of the Company's Common Stock, valued at $5,850,860, the predecessor's cost. Maestro holds title to 5,000 master recordings, publishing rights to over 300 songs, and all equipment and fixtures contained in a twenty-four track studio located in Jackson, New Jersey. Prior to this transaction, Maestro was in substantial part owned and controlled by the Company's principal stockholders, Messrs. Joseph Venneri, Wallace Giakas, and John S. Arnone. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS").

            In September 1996, the Company entered into a production and distribution agreement with Multimedia Industries Corporation ("MMIC"), under the label Century Records concerning the production and distribution of enhanced multi-media CDs, playable on computers with compact diskette drives. In accordance with the terms of the agreement, since September 1996, the Company has produced ten compilation CDs, including six visually enhanced CDs, and through Koch International Corporation, the Company has shipped approximately 35,000 units. One of the Company's executive officers and directors, Joseph Venneri, is a shareholder of MMIC, and Richard Bluestine, the Company's Chief Financial Officer and a former director of the Company, is a shareholder of MMIC, and from June 1995 through May 1997, was an officer and director of MMIC. In 1997, the Company recorded approximately $204,362 in revenues from MMIC, of which amount $192,042 remains uncollected as of August 31, 1998. The Company does not intend to engage in any business with MMIC in the future. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS").

            On October 9, 1996, all the outstanding capital stock of the Company was acquired by Ampro International Golf Tour, Inc. ("Ampro"), a Florida corporation. In connection with this transaction, each share of Planet common stock issued and outstanding was exchanged for one share of Ampro, with Ampro as the surviving corporation, which changed its name to Planet Entertainment Corporation. Prior to this transaction, Ampro effected a reverse stock split at the rate of one share for every three hundred shares previously issued and outstanding.

            In November 1996, the Company agreed to acquire all of the outstanding stock of Higher Ground Records ("HGR"), an unaffiliated Company, in consideration for 25,000 shares of the Company's Common Stock under the "purchase" method of accounting. HGR's assets principally consist of production and publishing agreements with various artists and gospel catalogs. HGR is a gospel production company that produces new gospel artists such as GMWA Youth Mass Choir, Carlton Burgess, and Charles Ford, as well as many prominent artists in the gospel field. In 1997, the Company recorded approximately $49,883 in studio sales and product sales from its HGR subsidiary, $51,002 for the eight months ended August 31, 1998.

         In November 1996, the Company agreed to acquire certain studio assets and rights associated with 10,000 master recordings from Music Marketeers, Inc.("Music Marketeers") and J. Jake, Inc. ("J. Jake") in exchange for 2,000,000 shares of the Company's Common Stock, valued at approximately $2,150,000, and the assumption of three promissory notes totaling $1,250,000 payable over 5 years, (the "Promissory Note"). J. Jake and Music Marketeers obtained all rights, claims and interests in these master recordings purchased by the Company from PEP Music, Inc., Hallelujah Music, Inc., and UpBeat Music Inc. pursuant to a Plan of Reorganization approved by the United States Bankruptcy Court for the Eastern District of Louisiana. Subsequently, in November 1996, an amended agreement was entered into between the Company and J. Jake and Music Marketeers whereby 500,000 of the 2,000,000 shares of stock previously transferred to J. Jake and Music Marketeers were returned to the Company and the Company was released from its obligation to purchase certain studio assets. In 1997, Music Marketeers' rights and obligations under this agreement with the Company were assigned to Gulf Coast Music, L.L.C. ("Gulf Coast"). Currently, of the 10,000 masters acquired by the Company, 2,500 were transferred directly from J. Jake free and clear of encumbrances or disputes. The remaining 7,500 are to be acquired from Gulf Coast. Gulf Coast is in the process of clarifying its rights to the 11,500 songs in its catalogue as part of its Chapter 11 Reorganization Plan. Currently, the rights to 5,900 have been clarified as being free of dispute or encumbrances and as of October 30, 1998, approximately 5,000 additional masters were in the process of resolution through the Bankruptcy proceeding and negotiations relating thereto. In the opinion of counsel for Gulf Coast, it is expected that approximately 75% or 4,200 of those disputed masters will ultimately be resolved in favor of Gulf Coast. The Company is not a party to these Court proceedings, however, the Company has entered into a separate agreement with Gulf Coast wherein Gulf Coast agreed that to the extent that any of the 7,500 masters to be delivered to the Company are not free of dispute by December 15, 1998, replacement unencumbered and undisputed master recordings will be delivered of substantially the same quality, appeal and commercial value acceptable to the Company. Further, it was agreed that J. Jake and Gulf Coast would return to the Company an aggregate of 1,400,000 shares of the Company's Common Stock and forgive the outstanding principal portion of a $1,250,000 promissory note (the "Promissory Note") together with accrued interest in exchange for approximately $175,000 in cash and short term notes totaling approximately $2,850,000, (the "Gulf Coast Note"). If the Company fails to pay $2,550,000, the remaining balance on the Gulf Coast Note, by December 15, 1998, according to the terms of the agreement, the Company will lose its right to acquire 694,000 of the 1,400,000 shares, and would be bound by the original terms of the Promissory Note under which there remains outstanding $750,000 in principal, with interest and principal due and payable over the next three years. (See "RISK FACTORS; DISPUTED INTELLECTUAL PROPERTY RIGHTS" and "RISK FACTORS; LACK OF SUFFICIENT CAPITAL RESOURCES").

            In February,  1997,  the Company,  through a joint  venture with JAD
Records and Anansi Records, obtained a 50% interest in Black Tiger Records consisting primarily of certain master recordings embodying the performances of, among others, Bob Marley and the Wailers (the "Marley Masters"), Gene Chandler ("Tell It Like It Is"), Jocelyn Brown ("Diva"), and Johnny Nash ("The Very Best Of"). Under the terms of the Joint Venture Agreement assigned to the Company by Joseph Venneri, one of its principal shareholders, Black Tiger Records contracted  with  Navarre  Corporation  for the sale and  distribution  of these recordings to retail outlets, one stops, racks, wholesale clubs, and sub-distributors (the "first agreement"). On April 23, 1998, the Company entered into an additional agreement with JAD Records and Anansi Records regarding the production of eight music recordings of Bob Marley and the Wailers (the "second agreement"). In fiscal 1996, the Company recognized revenue of approximately $105,000 as a result of the first agreement with JAD Records. In fiscal 1997, this amount was reserved by the Company as uncollectible. As of June 1998, JAD Records and Anansi Records, Inc. have failed to provide the Company or Black Tiger Records with an accounting of such sales in accordance with the terms of the second agreement, and the Company has not recognized revenue or other income in connection with the second agreement. In June 1998, the Company assigned the collection of all producer and publisher royalties to an unaffiliated party, but no assurances can be given that it will be able to collect any revenues in the future. The Company does not expect to receive any additional revenue from these agreements.

            In March, 1997, the Company acquired all the issued and outstanding capital stock of Al Alberts On Stage, Ltd. in exchange for 100,000 shares of the Company's common stock valued at $214,000, under the "purchase" method of accounting. The assets of Al Alberts On Stage, Ltd. consisted primarily of furniture, fixtures and equipment contained in a forty-eight track studio located in Chester, Pennsylvania. The Company also entered into a lease with the former shareholders of Al Alberts On Stage, Ltd. to lease a 13,400 square foot building together with improvements in Chester, Pennsylvania where the Company's studio is located. During the eight month period ended August 29, 1998, the Company recorded studio sales, including rentals of approximately $35,451 (See "RECENT SALES OF UNREGISTERED SECURITIES").

            On April 22, 1997, the Company entered into a non-exclusive licensing agreement with Sun Entertainment Corporation of Nashville, Tennessee pursuant to which the Company obtained non-exclusive rights to 7,500 master recordings, including "Whole Lotta Shakin Going On" by Jerry Lee Lewis, "I Walk The Line" by Johnny Cash, "Blue Suede Shoes" by Carl Perkins, "Chapel of Love" by the Dixie Cups, "The Boy From New York City" by the Ad Libs, and "Harper Valley PTA" by Jeannie C. Riley, in consideration for advance payments against future royalties that will accrue on all tapes and CDs that are sold by the Company. It is unknown to the Company, if any other entity or entities have been granted non-exclusive rights to these recordings, and upon what terms, if any, such non-exclusive rights might be available. To date, the Company has not attempted to exploit these master recordings; has not received any royalties; has not recognized any revenue as a result of this agreement; and is unable to predict if and when the Company will earn revenue as a result of this agreement.

            In July 1997, the Company entered into a joint venture agreement with Multimedia Industries Corporation ("MMIC") regarding the production of 20 compilation CDs per year by the Company. According to the terms of the agreement, all net income from the production, development and distribution of the releases are to be divided equally on a 50%-50% basis between the Company and MMIC. No revenues have been earned under this agreement. One of the Company's executive officers and directors, Joseph Venneri, is a shareholder of MMIC, and Richard Bluestine, the Company's Chief Financial Officer and a former director of the Company, is a shareholder of MMIC, and from June 1995 through May 1997, was an officer and director of MMIC. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".)

            In July 1997, the Company entered into an agreement with Nippon Columbia Co. Ltd. ("NCC"). Pursuant to the terms of this agreement, the Company granted the exclusive rights to NCC and its wholly owned subsidiary, Denon Corporation, USA, to press, duplicate, distribute, sell and market music CDs and video tapes in Japan, Hong Kong, Taiwan, Korea and Singapore. According to the terms of the agreement, an advance payment was made to the Company of $150,000 and allocated towards the purchase price of finished products and the payment of future license royalties due to the Company. The agreement is for a term of 16 months, and may be renewed by NCC provided NCC makes certain minimum payments and purchases during the term of the agreement. In July, 1998, the Company shipped 50 of the compilation CDs to NCC for distribution into the above markets pursuant to the agreement, and expects to earn revenues pursuant to this agreement in 1999.

            In February, 1998, the Company entered into an agreement with Monaco Records of Monaco to form a joint venture to distribute the Company's products throughout Europe on a non-exclusive basis under the label Monaco/PNEC, and the Company has the exclusive rights to market and distribute the recordings of any new artists produced by the joint venture on an exclusive basis in North America. According to the agreement, all revenue from catalogue sales, after costs, will be divided on a fifty%-fifty%, equal basis. To date, the Company has received no royalties, and has recognized no revenue or income as a result of this joint venture. In 1999, the Company expects to earn revenue pursuant to its agreement with Monaco Records.

            On April 30, 1998, the Company entered into a multi-phase agreement to expand and enhance the Company's website (www.planetentertainment.com) with Atlantic Coast Digital Concepts, Inc. ("ACDC"). ACDC specializes in new media technologies including content and process management, user interface design and development, hosting, and VRML site configuration, for a large variety of Internet applications. It is expected that this project will be substantially completed by the first quarter of fiscal 1999.

            On May 18, 1998, the Company entered into an agreement with New Millennium Communications, Ltd. to form a joint venture operating under the name Planet Entertainment Europe, Ltd. concerning the licensing and distribution of master recordings owned by the Company. According to the terms of the agreement, Planet Entertainment Europe, Ltd. has the non-exclusive right to market, reproduce and distribute all subject master recordings for a term of 99 years, with each party to the joint venture to recover their respective costs and to divide any resultant profits on a 50%-50%, equal basis. As of June 1998, the Company has contributed 15 compilations of its master recordings to the joint venture, and distribution is expected to begin in the last quarter of 1998. To date, however, the Company has received no royalties, and has recognized no revenue or income as a result of this agreement. The Company expects to earn revenues as a result of this agreement during the first half of fiscal 1999.

            In May 1998, the Company authorized and issued 500 shares of 7% Series A Convertible Preferred Stock to JNC Opportunity Fund Ltd. at a stated value of $10,000 per share for a total of $5 million. Each share of the Preferred Stock, over a period of two years, is convertible into the Company's Common Stock at the lesser of (a) $8.885 per share (the "Initial Conversion Price"), or (b) 78% (the "Discount Rate") multiplied by the average of the five lowest per share market prices of the Company's Common Stock during ten trading days immediately preceding the notice of conversion. In connection with this transaction, the Company issued warrants to purchase 75,000 shares of the Company's Common Stock to JNC Opportunity Fund Ltd. at a price of $9.625 per share exercisable over a term of five years, and the Company also issued warrants to purchase 150,000 shares of the Company's Common Stock to CDC Consulting, Inc. at a price of $9.625 per share over an identical term of five years from May 1998. As a result of this transaction, the Company received net proceeds of approximately $4,475,000. Under the terms of the Registration Rights Agreement, the Company is required to file a Registration Statement for 200% of the Common Stock issuable upon conversion of the Preferred Stock and payments of dividends thereunder, along with an additional 225,000 shares of Common Stock underlying the warrants, within 30 days of May 31, 1998 (the "Closing Date"), and to have such Registration Statement declared effective within 95 days from the Closing Date.

            Pursuant to the Company's Amended and Restated Articles of Incorporation governing the Preferred Stock (the "Terms"), upon the Company's failure to satisfy certain obligations, each of the Initial Conversion Price and the Discount Rate will be reduced by 2.5% on the date relating to the failure to satisfy a particular obligation thereunder (the "Trigger Date"). If such failure to satisfy the obligation has not yet been cured by the Company by the first monthly anniversary of the Trigger Date, or waived by the holder of the Preferred Stock, each of the Initial Conversion Price and the Discount Rate will be further reduced by an additional 2.5% on such first monthly anniversary of the Trigger Date. On the second monthly anniversary of the Trigger Date, if such failure to satisfy the obligation has not, at such time, been cured by the Company and on each monthly anniversary thereafter until the respective obligation is satisfied, the holder of the Preferred Stock can either (i) require further cumulative 2.5% discounts to continue or (ii) require the Company to pay to it a cash payment of 2.5% of the aggregate stated value of the Preferred Stock.

            Pursuant  to  the  Terms,   the   Company's   failure  to  have  the
registration statement declared effective by the Securities and Exchange Commission by September 4, 1998 resulted in (i) a reduction, on September 4, 1998, of the Initial Conversion Price to $8.663 and of the Discount Rate to 75.5%, (ii) a further reduction, on October 4, 1998, of the Initial Conversion Price to $8.441 and of the Discount Rate to 73% and (iii) on November 4, 1998, a choice to JNC to either (x) reduce the Initial Conversion Price to $8.219 and the Discount Rate to 70.5% or (y) receive $125,000 in cash from the Company. As of the date hereof, JNC has not yet notified the Company as to any decision made in this regard. Pursuant to the Terms, the Preferred Stockholder is prohibited from converting the Preferred Stock (or receiving shares of Common Stock as payment of dividends thereunder, to the extent that such conversion would result in the Preferred Stockholder owning more than 4.999% of the outstanding Common Stock of the Company following such conversion. Such restriction is waivable by the Preferred Stockholder upon not less than 75 days notice to the Company. (See "SELLING STOCKHOLDERS")

            In September, 1998, the Company purchased all of the issued and outstanding capital stock of NEOS, in consideration for $2.25 million in cash, and a non-interest bearing Promissory Note in the amount of $750,000, of which $375,000 is payable on or about March 1999 and the remaining $375,000 is payable on or about September 1999, and options to purchase 250,000 shares of the Company's Common Stock. On September 29, 1998, the Company publicly announced the acquisition of NEOS, and in connection with such announcement made certain forward looking statements regarding NEOS's expected revenue and revenue growth in fiscal 1998. The Company believes that such forward looking statements are "forward looking statements" as that term is defined under Section 21E and 27D of the Exchange Act. However, the Company is not eligible to rely on the safe harbor provisions provided for therein because the Company is not a reporting company under Sections 13 (a) and 15(d) of the Exchange Act and there is no assurance that such projections will be realized.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS FOR
THE EIGHT MONTH PERIOD ENDED AUGUST 31, 1998 VERSUS
THE YEAR ENDED DECEMBER 31, 1997

            In October 1998, subsequent to its acquisition of NEOS, the Company changed its fiscal year to end August 31.

            NET SALES. For the eight month period ended August 31, 1998, the Company recorded net revenue of $109,495, which was comprised of $51,002 in products sales, $23,042 in royalty income, and $35,451 in studio sales, as compared to $293,428 in revenue for the year ended December 31, 1997, which was comprised of $49,883 in product sales, $3,775 in royalty income and $239,779 in studio sales.

            COST OF SALES. For the eight month period ended August 31, 1998, cost of sales was $11,139 or 10% of net sales. For the year ended December 31, 1997, cost of sales was $19,052 or 6% of net sales.

            OPERATING EXPENSES. For the eight month period ended August 31, 1998, selling general and administrative expenses were $659,348 or 602% of net sales. For the year ended December 31, 1997, selling, general and administrative expenses were $794,314 or 270% of net sales.

            For the eight month period ended August 31, 1998, the Company recorded total expenses of $802,380 and a net loss of $645,464. For the year ended December 31, 1997, the Company recorded total expenses of $1,103,340 and a net loss of $809,912.

            Net cash used in operating activities totaled $310,592 for the eight month period ended August 31, 1998 compared to net cash used in operating activities of $295,791 for the year ended December 31, 1997. Net cash used in operating activities for the year ended December 31, 1997 was attributable to a net loss of $645,464 and increases in prepaid expenses of $127,790, and increases of $80,948 in accounts payable and accrued expenses, $98,134 increase in accrued interest on related party debt and $33,758 in depreciation and amortization.

            Net cash used in investing activities totaled $225,000 for the eight month period ended August 31, 1998. Net cash from financing activities totaled $4,382,084 for the eight month period ended August 31, 1998 compared to $302,557 for the year ended December 31, 1997. The increase was principally attributable to $4,475,000 in net proceeds received from the private placement of shares of 7% Series A convertible Preferred Stock, net of issuance costs of approximately $525,000 and the proceeds from issuance of notes of $150,000. The Company also repaid $250,000 in obligations to related parties.

            As of August 31, 1998, the Company had $3,850,162 of cash and cash equivalents.

            Accounts  receivable  as of August 31,  1998  totaled  approximately
$210,000, net of reserves of $105,000. These amounts are due from two customers, and are an average of 180 days old. Of this amount, $184,684 is owed by MMIC, a related party, whose shareholder, Joseph Venneri, is also the former President and is a shareholder and a director of the Company. In addition, a former officer and current shareholder of MMIC, Richard Bluestine, is also an officer and a former director of the Company. No reserve against the collection of these funds has been established. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS").

            As of August 31, 1998, the Company had a net operating loss ("NOL") carryforward of approximately $1,118,000, which will begin to expire in 2013. The utilization of the NOL carryforward may be limited as there is no assurance as to future taxable income.

NORTHEAST ONE STOP, INC.
YEAR ENDED AUGUST 29, 1998 VERSUS
YEAR ENDED AUGUST 30, 1997

         As of September 1, 1998, the Company acquired all the issued and outstanding capital stock of Northeast One Stop, Inc. ("NEOS") in consideration for cash and short term notes totaling $3 million and options to purchase 225,000 shares of the Company's Common Stock at a price of $5.25 per share for a term of two years. NEOS was established in 1983, and operates on a fiscal year ending on the Saturday closest to the last day of August.

         NEOS has five offices. One administrative headquarters and warehouse located in Latham, New York, and four sales offices located in Grand Rapids, Michigan, Philadelphia, Pennsylvania, Baltimore, Maryland and Burlington, Vermont. NEOS' primary business is selling pre-recorded music, videos and accessories to retailers throughout the United States. NEOS acquires most of its products from the major music labels and the balance from small private labels.

         In 1995, NEOS commenced its "rack jobbing" operations. In "rack jobbing," the vendor assumes full responsibility for the customer's display, stocking the display at the customer's location and making the day to day decisions as to which inventory to deliver, return and present in the displays. A rack jobber owns the display material or fixtures and is responsible for the proper presentation of goods within the display. In essence, it is a turnkey type of service to the customer whose only concern is recording sales and paying for the material delivered. Prior to 1995, NEOS was principally a wholesaler of pre-recorded music and entertainment products through its "one stop" division. The "one stop" business primarily operates as a centralized order fulfillment center for the small to medium sized retail stores, typically record stores, that obtain a variety of recorded music and video. This segment of the business supplies merchandise based on the orders placed by its customers. The customers in this segment of the business are responsible for the selection of titles and the decisions regarding the return of merchandise.

            According to the Record Industry Association of America's Recording Industry Releases 1997 Manufacturers' Shipments and Value Report, CD album unit shipments dropped 3.3% from 778.9 million in 1996 to 753.1 million in 1997. Cassette unit shipments in total dropped 23.4% from 225.3 million in 1996.to
172.6 million in 1997. CD singles saw the largest growth percentage from 43.2 million units in 1996 to 66.7 million units in 1997, a 54.4% increase. CD albums accounted for 81% of total value and 70.8% of total units shipped in 1997 in the United States. Cassettes accounted for 12.4% of total value and 16.2% of total shipments in 1997. For NEOS, CD album sales rose to approximately 80% of total gross sales and approximately 55% of total units while cassettes declined to 16.4% of total gross sales and 19% of total unit sales in 1997.

            Commencing in 1994, competition from large retailers began to increase significantly, resulting in falling retail prices which adversely affected the one stop customers of NEOS. Ultimately, several of NEOS' customers discontinued their operations through sale or bankruptcy. Meanwhile, competition from companies located on the west coast of the United States increased. These west coast suppliers stepped up their activities in the northeast region of the United States by using pricing advantages and utilizing special overnight shipping. Since 1995, all or most of NEOS' growth in revenues are the result of the increased revenue reported by its rack job division. In fiscal 1994, NEOS recorded approximately $22,000,000 in revenue, and in fiscal 1995, NEOS reported approximately $21,600,000 in revenue, which increased to approximately $21,800,000 in 1996. In fiscal year ended August 30, 1997, NEOS recorded approximately $23,300,000 in revenue, comprised of approximately $9,600,000 in rack business and $13,700,000 in one stop business. During this three year period from 1994 through 1997, NEOS' one stop business decreased by approximately $8,300,000 or 37%. In fiscal year ended August 29, 1998, NEOS recorded revenues of approximately $34,800,000, of which approximately 57% or $20,000,000 was derived from its one stop business and approximately 43% or $14,800,000 from its rack job business.

NORTHEAST ONE STOP, INC.
RESULTS OF OPERATIONS
FISCAL YEAR ENDED AUGUST 29, 1998 VERSUS
FISCAL YEAR ENDED AUGUST 30, 1997

            NET SALES. For the year ended August 29, 1998, NEOS recorded net sales of approximately $34,800,000 representing an increase of approximately $11,500,000 or 49% over net sales recorded in fiscal 1997. This increase in net sales was primarily attributable to increases in the net sales of its one stop and rack job business segments, which increased 51% and 47% respectively. NEOS recognizes revenue for its one stop and rack job divisions at the time of shipment of products to its customers. All of the NEOS' products are sold with a limited right of return by the customer. NEOS does not accrue returns and allowances, but instead reduces revenues by calculating actual returns. In fiscal year ended August 29, 1998, total returns and allowances accounted for 15.6% of gross sales or $6,510,096, as compared with 17.1% of gross sales or $4,873,250 in fiscal year ended August 30,1997. Returns for NEOS' rack job division were $4,866,693 in fiscal 1998, or 24.8% of net sales, and were $3,649,907 or 26.6% of net sales in fiscal 1997. Returns for NEOS' one stop division were $1,643,403 in fiscal 1998, or 7.4% of net sales, and were $122,334 or 8.3% of net sales in fiscal 1997.

            NEOS' results of operation are subject to seasonal  variations.  The industry has historically experienced a decline in revenues and net income during January and February. This decline is due primarily to the fact that retailers purchase products from the Company prior to November 30 in anticipation of holiday sales followed by higher than normal returns after the holidays.

            In fiscal 1998, approximately 34% of NEOS' sales or 95% of the net sales of its rack job division were derived from one customer. In fiscal 1997, approximately 40% of NEOS' sales or 94% of the net sales of its rack job division were derived from one customer. NEOS is highly dependent on both of these customers. In fiscal 1998, the largest rack job customer received rebates of approximately $416,003 or 3% of NEOS's net sales to that customer.

            NEOS is highly dependent on six major record labels to supply its products. These six vendors include EMD, Sony, Polygram, BMG, Universal and Warner, and in the aggregate represented 89% and 86% of gross purchase activity in fiscal year ended August 30, 1997 and August 29, 1998, respectively. NEOS also receives advertising income from the major labels to reflect the logos of the major labels in the catalogues and advertisements of NEOS. Advertising income is recorded from vendor invoices as a credit balance item in cost of goods sold, the purchase is reflected at the gross amount and accounts payable for the net amount. For the fiscal years ended August 30, 1997 and August 29, 1998, NEOS reflected advertising income of approximately $687,000, and $1,761,000, respectively. For the fiscal years ended August 30, 1997 and August 29, 1998, NEOS reflected advertising expenses as a part of cost of sales of approximately $293,000, and $778,000, respectively.

            COST OF SALES. In fiscal year ended August 29, 1998, NEOS's cost of sales were $29,100,000 on net sales of approximately $34,800,000 compared to $19,900,000 on net sales of $23,200,000 in fiscal year ended August 30, 1997. As a percentage of net sales, NEOS' gross profit margin in fiscal year ended August 29, 1998 was approximately 16.2% as compared with approximately 14.5% in fiscal year ended August 30, 1997. In fiscal year ended August 29, 1998, gross profit increased by approximately $2,200,000 from $3,400,000 in fiscal year ended August 30, 1997 to $5,600,000 in fiscal year ended August 29, 1998. This increase is primarily attributable to the increase in sales from NEOS' rack division.

            OPERATING EXPENSES. In fiscal 1998, NEOS' total operating expenses increased $1,400,000 from $3,500,000 in fiscal year ended August 30, 1997 to $4,900,000 in fiscal year ended August 29, 1998. This increase was largely attributable to the relocation of NEOS into a larger facility in fiscal 1997. In fiscal year ended August 29, 1998, operating expenses were 14% of net sales as compared to 15% of net sales in fiscal year ended August 30, 1997. Selling, general and administrative expenses increased approximately $1,400,000 from $2,800,000 in fiscal year ended August 30, 1997 to $4,200,000 in fiscal year ended August 29, 1998. Selling general and administrative expenses accounted for approximately 11.9% of net sales in fiscal year ended August 29, 1998 as compared with approximately 12% of net sales in fiscal year ended August 30, 1997.

            INTEREST EXPENSE. Interest expense increased by approximately 33% or $107,000 to $430,687 in fiscal year ended August 29, 1998 from $323,888 in fiscal year ended August 30, 1997 largely as a result of increased borrowing by NEOS under its revolving credit line with Congress Financial Corporation ("CFC")but decreased as a percentage of net sales from 1.39% in fiscal year ended August 30,1997 to 1.25% in fiscal year ended August 29, 1998.

            NET INCOME. In fiscal year ended August 29, 1998, net income before taxes rose to approximately $751,040 as compared with a net loss before taxes of $139,004 in fiscal year ended August 30, 1997. In fiscal year ended August 29, 1998, NEOS' effective tax rate was approximately 37%. In fiscal year ended August 29, 1998, NEOS recorded after tax net income of approximately $475,993 or 1.3% of net sales as compared to a net loss of $135,176 in fiscal year ended August 30, 1997.

LIQUIDITY AND CAPITAL RESOURCES

            As of August 29, 1998, NEOS recorded cash and cash equivalents of approximately $522,584 as compared with $377,936 as of August 30, 1997. Net cash used in operating activities totaled $1,464,156 for the fiscal year ended August 29, 1998 compared to net cash provided from operating activities of $343,289 for the fiscal year ended August 30, 1997. Net cash used in operating activities for the year ended August 29, 1998 was attributable to net income of $475,933 and increases in accounts receivable of $1,750,708, prepaid expenses of $29,415, and inventory of $2,445,746 partially offset by increases of $1,842,640 in accounts payable and accrued expenses and $266,291 in depreciation and amortization.

            Net cash used by investing activities totaled $3,246 for the fiscal year ended August 29, 1998. Net cash from financing activities totaled $1,612,050 for the fiscal year ended August 29, 1998 compared to $344,253 in net cash used by financing activities for the fiscal year ended August 30, 1997. The increase was principally attributable to $1,878,998 in proceeds from advances from CFC in connection with NEOS' revolving line of credit.

            As of August 29, 1998, NEOS had cash of approximately $522,584 compared to $377,936 as of August 30, 1997.

            As of August 29, 1998, NEOS reported current assets of approximately $13,100,000 and current liabilities of approximately $13,000,000 or working capital of approximately $100,000. According to NEOS' revolving credit facility with CFC, NEOS has been required to maintain working capital of no less than $2,500,000, excluding its borrowing from CFC, and unadjusted net worth of not less than $600,000. As of August 29, 1998, NEOS' total working capital exclusive of its borrowings from CFC was $4,238,723. As of August 29, 1998 and August 30, 1997, NEOS' total shareholders' equity was a $367,326 surplus and a $108,607 deficit, respectively.

             As of August 29, 1998, NEOS recorded accounts receivable of approximately $5,500,000, net of allowances for doubtful accounts of $77,488, or 1.4%, as compared with net accounts receivable of $3,800,000, net of allowances for doubtful accounts of $315,000, or 8.2%, as of August 30, 1997. As of August 29, 1998, there were 713 accounts receivable outstanding, representing approximately 58.2 days sales outstanding. As of August 30, 1997, there were 505 accounts receivable outstanding, representing approximately 60 days sales outstanding. As of August 29, 1998, accounts receivable represented 39.8% of total assets versus 39.1% of total assets as of August 30, 1997. As of August 29, 1998, one account in the amount of $3,200,000 represented approximately 57% of NEOS' total outstanding accounts receivable. Of NEOS' 713 outstanding accounts 31 accounts with a net credit balance totaling ($4,016) have shown no activity over the last 90 days. Management provides for an allowance based on a review of specific accounts and a determination of collectability.

            As of August 29, 1998, NEOS recorded accounts receivable from a related party, More Music Plus, a corporation owned by NEOS' former sole shareholder, Louis J. DelSignore in the amount of approximately $95,843.
Management has not established a reserve with regard to this amount since management believes that it may recover this amount from the liquidation of the inventory of More Music Plus. During fiscal year 1998, NEOS issued special rebates to More Music Plus of approximately $150,000.

            As of August 29, 1998, NEOS recorded inventory of $6,800,000 as compared with an inventory of $4,400,000 as of August 30, 1997. On net sales of approximately $34,800,000 in fiscal year ended August 29, 1998 and $23,300,000 in fiscal year ended August 30, 1997, NEOS' inventory turn over rate was 5.1 times as of August 29, 1998 as compared to 5.3 as of August 30, 1997. Substantially all the products held by NEOS in inventory are associated with a limited right of return by NEOS. NEOS accounts for its inventory on a first-in-first-out basis, and NEOS has not created a reserve for obsolete, impaired or damaged inventory.

            As of August 29, 1998, NEOS recorded other assets of approximately $43,000, consisting primarily of a note receivable in the amount of $30,853, as compared with other assets of approximately $83,122 as of August 30, 1997.

            As of August 29, 1998, NEOS recorded property, plant and equipment of approximately $2,500,000, less accumulated depreciation and amortization of approximately $1,700,000 as compared with property, plant and equipment of approximately $2,300,000, less accumulated depreciation and amortization of $1,500,000 as of August 30, 1997. As of August 29, 1998, NEOS had deployed rack job fixtures in the gross amount of $468,825 as compared with rack job fixtures of approximately $403,600 as of August 30, 1997.

            As of August 29, 1998, NEOS had approximately $4,200,000 outstanding under a $6,000,000 revolving line of credit with CFC bearing interest at prime plus 1.5%. Advances under this line of credit are made on the basis of eligible accounts receivable and inventory defined in the agreement. Under the terms of the agreement, NEOS is required to comply with certain covenants including that its working capital, exclusive of its borrowing from CFC, not fall below $2,500,000 and an adjusted net worth of not less than $600,000. As of August 29, 1998, NEOS' working capital, exclusive of its borrowings from CFC was approximately $4,200,000, and its shareholder equity was $367,326. In fiscal year ended August 30, 1997 and fiscal year ended August 29, 1998, NEOS was permitted by CFC to increase its cash balances and other current assets by obtaining additional advances on its credit line and long term debt to increase NEOS' working capital. NEOS also has three notes payable to a bank bearing interest from 13% to 17% due April 1999 and August 2000. These notes are secured by equipment and total approximately $36,551, the current portion of which is approximately $24,551.

            As of August 29, 1998, NEOS recorded accounts payable of approximately $7,800,000, or 55.8% of liabilities and stockholders' equity, as compared to total accounts payable of approximately $6,200,000, or 64% of liabilities and stockholders' deficiency as of August 30, 1997. As of August 29, 1998, accounts payable principally consisted of amounts due to the six major record labels in the amount of $6,300,000.

            As of August 29, 1998, NEOS recorded $475,567 due to customers, as compared to $491,847 due customers as of August 30,1997. This amount due to customers represents rebates based on net sales.

            As of August 29, 1998, NEOS recorded accrued expenses and other current liabilities in the amount of approximately $389,599 as compared with accrued expenses and other current liabilities of approximately $84,046 as of August 30, 1997. The increase in these amounts is primarily attributable to deferred revenue related to credits given for advertising not yet utilized.

            As of August 29, 1998, NEOS owed $374,000 to its principal stockholder and approximately $75,000 to one of its officers and employees. These notes bear interest at the annual rate of 9% and 11%, respectively.

DESCRIPTION OF PROPERTY

            The Company's principal office, located at 222 Route 35 South, Middletown, New Jersey 07748, is leased from the brother-in-law of Wallace Giakas, an officer, director, and one of the Company's principal shareholders in consideration for the sum of $1,000 per month for a term of three years. The Company also rents a 1,500 square foot facility in Jackson, New Jersey, for the sum of one dollar per month for a term of five years from Joseph Venneri, an officer, director, and principal shareholder of the Company, where the Company operates a full service, 24-track recording studio. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS"). No assurances can be made that these shareholders or their relatives may not in the future demand increased rent from the Company in consideration for the use of these properties, or that the Company will not relocate its operations at substantial cost to the Company, if necessary, which may adversely effect the Company's financial condition and results of operations.

            Currently, the Company is also party to a five year lease agreement relating to approximately a 13,400 sq. ft. facility located on 15 East 8th Street, Chester, Pennsylvania from Albert N. Albertini, Albert V. Albertini, Christopher M. Albertini, and Al Alberts On Stage, Ltd. These premises are leased for a term of five years from March 1, 1997 through February 28, 2002, and which may be renewed at the election of the Company for an additional five years. Rent during the initial term is equal to debt service on the mortgage and the real estate taxes imposed on the premises of approximately $24,000 per year. At the end of the first term, the Company has the option to acquire the premises for $10, with the assumption of certain liabilities principally consisting of an outstanding mortgage in the approximate amount of $226,500. These studios are utilized by the Company to produce enhanced musical compositions and new master recordings to be distributed by the Company and others.

            Through its NEOS subsidiary, the Company is a party to a year-to-year lease, relating to approximately 1,000 sq. ft. in Philadelphia, Pennsylvania at the rate of $655 per month, is party to a two year lease in Grand Rapids, Michigan relating to approximately 2,500 sq. ft. at the rate of $1,305 per month, and is party to a five year lease in Latham, New York relating to approximately 41,000 sq. ft. at the rate of $12,000 per month. With the exception of the Latham, facility, these leases are with unrelated parties. The Latham facility is owned by a corporation owned and controlled by Louis J. DelSignore an officer and director of the Company, and former sole stockholder of NEOS. ("CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS")

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            Since June 1996, the Company has been granted the use of certain office and production space located in Jackson, New Jersey from Joseph Venneri, one of its officers, directors and principal shareholders for a term of five years for the sum of one dollar per month. In addition, the Company has entered into a lease agreement with the brother-in-law of Wallace Giakas, one of the Company's principal shareholders, officers and directors, for the rent of office space in Middletown, New Jersey in the amount of $1,000 per month for a term of three years. The Company, through its NEOS subsidiary, also leases approximately 41,000 sq. ft. from a company owned and controlled by Louis J. DelSignore, an officer and director of the Company for a term of five years at the rate of $12,000 per month.

            Since the Company's inception, the Company has been highly dependent on loans from its principal shareholders, Messrs. Arnone and Giakas, and from others. As of December 31, 1997, there was approximately $270,884 due and owing Messrs. Arnone and Giakas. During 1996 and 1997 the Company borrowed $100,000, $156,234 and $4,650, respectively, in the form of a series of Promissory Notes, payable upon demand and bearing an interest rate of 9% from Walextin, Inc. ("Walextin"), a corporation owned and controlled by Messrs. Arnone and Giakas. In January 1998, the Company borrowed an additional $16,150 from Walextin, and another Company also owned and controlled by two of its principal shareholders, Messrs. Arnone and Giakas, payable on demand bearing interest at 9% per annum. Because of the relationship between officers and directors of the Company and former officers, directors and beneficial owners of Walextin, this transaction with Walextin presents a conflict of interest to the Company's officers and directors.

            In September 1996, the Company entered into a production and distribution agreement with Multi-Media Industries Corporation ("MMIC"), to distribute the recordings and compilations under the label Century Records, and pursuant to which the Company was to receive compensation in the form of 10% of the cash receipts, net of returns, of the production and distribution of ten compact diskettes, including six enhanced multi-media compact diskettes. Pursuant to the terms of the agreement, MMIC was required to pay directly or reimburse the Company for all production costs. One of the Company's officers, directors and principal shareholders, Joseph Venneri, is also a shareholder of MMIC, and Richard Bluestine, the Company's Chief Financial Officer and a former director of the Company, is also a shareholder of MMIC, and from June 1995 through May 1997, was an officer and director of MMIC.

            In 1997, the Company entered into a joint venture agreement with MMIC. The agreement provides for the production of a minimum of 20 new releases per year, contingent upon attaining a specified level of funding. All net revenue from the production, development and distribution of releases under the agreement will be split 50% to the Company and 50% to MMIC. Under the agreement, the Company is entitled to a distribution royalty for foreign and domestic distribution of the produced compact disks. No revenues have been earned under this agreement. Because of the relationship between officers and directors of the Company and former officers, directors and beneficial owners of MMIC, these transactions with MMIC may present a conflict of interest to the Company. To resolve any apparent conflict of interest, Messrs. Bluestine and Venneri have not voted and will abstain from voting on any matter involving MMIC before the Company's Board of Directors. Further, the Company does not intend to engage in any business with MMIC in the future.

            There are no other material agreements and/or arrangements between the Company, its officers, directors or shareholders, and the Company believes that the terms of its agreements with related parties are no less favorable to the Company than those that would be available from unrelated third parties.

MARKET PRICE OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

            The Company's Common Stock is currently traded on the National Association of Securities Dealers, Inc. Automated Quotation System's Bulletin Board (OTC:BB), and only a limited public trading market exists for the Company's outstanding stock. There can be no assurance that an active public market will develop for this outstanding Common Stock. Further, no assurance can be given that, in the event that such a public market does develop, the price will be equal to or higher than the price established by the Company upon the issuance of such equity. Prices for the Company's Common Stock are as follows:

                                     High              Low             Close
1996
December 31, 1996*                  $ 3.75           $ 1.00           $  3.75

1997
March 31, 1997                       10.00             3.62              8.875
June 30, 1997                         8.875            7.62              7.875
September 30, 1997                    8.00             3.50              4.750
December 31, 1997                     6.00             2.75              2.875

1998
March 31, 1998                        4.87             1.87              3.000
June 30, 1998                        11.43             2.75              6.000
September 30,1998                   $ 5.50           $ 5.25              5.437

-----------------
*Source: National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"), OTC Bulletin Board.

            DIVIDEND POLICY. The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, operating results, capital requirements, applicable contractual restrictions and such other factors as the Board of Directors deems relevant.

            VOLATILITY AND LIMITED MARKET. The market price of the Company's Common Stock has in the past been highly volatile and is expected to continue to be subject to significant price and volume fluctuations in the future based on a number of factors, including market uncertainty about the Company's financial condition or business prospects; shortfalls in the revenues or results of operations expected by securities analysts; announcements of new products by the Company or its competitors; quarterly fluctuations in the Company's financial results or in the results of other entertainment companies, including those of direct competitors of the Company; changes in analysts' estimates of the Company's financial performance, the financial performance of competitors, or the financial performance of entertainment companies in general; the introduction of new products or product enhancements by the Company or its competitors; general conditions in the industry; changes in prices for the Company's products or competitors' products; changes in revenue growth rates for the Company, and its competitors in general; changes in the mix of revenues attributable to domestic and international sales; and seasonal trends in purchases and other general economic conditions.

            In addition, the stock market may from time to time experience extreme price and volume fluctuations, which particularly affect the market for the securities of many entertainment companies and which have often been unrelated to the operating performance of the specific companies. There can be no assurance that the market price of the Company's Common Stock will not experience significant fluctuations in the future. To date, the Company has neither declared nor paid any cash dividends on shares of its Common Stock. The Company presently intends to retain all profits for its business for operations and it does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

EXECUTIVE COMPENSATION

            The following table sets forth the cash and accrued compensation, and warrants issued by the Company to each executive officer of the Company for the year ended December 31, 1997. No compensation was accrued during the period May 17, 1996 (inception) through December 31, 1996 or the eight months ended August 31, 1998, nor has any compensation been paid to any officer or director of the Company with the exception of Joseph Venneri. In 1997, Mr. Venneri received cash compensation of approximately $36,200.


                                                                                     OTHER      LONG TERM      TOTAL
NAME OF INDIVIDUAL         PRINCIPAL POSITION                 YEAR     SALARY     COMPENSATION COMPENSATION COMPENSATION
------------------         ------------------                 ----     ------     ------------ ------------ ------------
John S. Arnone             President, Chief Executive         1996      - 0 -       - 0 -         - 0 -      - 0 -
                           Officer, Director                  1997     $ 31,250   $3,359,493      - 0 -    $3,390,743
                                                              1998     $125,000   $  573,875(1)   - 0 -    $  698,875

Wallace M. Giakas          Chairman of the Board,             1996      - 0 -       - 0 -         - 0 -      - 0 -
                           Secretary                          1997     $ 31,250   $3,359,493      - 0 -    $3,390,743
                                                              1998     $125,000   $  573,875(1)   - 0 -    $  698,875

Joseph Venneri             Executive Vice President           1996      - 0 -       - 0 -         - 0 -      - 0 -
                           Director                           1997     $ 36,200   $3,359,493      - 0 -    $3,395,693
                                                              1998     $125,000     - 0 -         - 0 -    $  125,000

Richard Bluestine          Executive Vice-                    1996      - 0 -       - 0 -         - 0 -      - 0 -
                           President, Chief Financial         1997     $ 18,750   $  537,519      - 0 -    $  556,269
                           Officer, Chairman of               1998      - 0 -       - 0 -   (2)   - 0 -      - 0 -
                           Audit Committee

Louis J. DelSignore        Director                           1998     $145,000     - 0 -   (3)   - 0 -    $  145,000

Ron Nicks                  Director                           1998     $125,000     - 0-    (4)   - 0 -    $  125,000

-----------------
(1) Includes options to purchase 125,000 shares of the Company's Common Stock exercisable at $5.25 per share over a period of five years granted to Messrs. Arnone and Giakas as compensation in connection with the acquisition of Northeast One Stop, Inc. At the time these options were granted, the price of the Company's Common Stock was $5.25 per share.

(2) The Company has not entered into an executive compensation agreement with Mr. Bluestine as of the date hereof. In the event that the Company does not offer or is unable to secure an executive compensation agreement with Mr. Bluestine, the Company intends on hiring a new chief financial officer.

(3) Does not include options to purchase 250,000 shares of the Company's Common Stock exercisable at the lesser of $5.25 per share or the closing bid price for the Company's Common Stock at the time of Closing over a period of two years as granted to Mr. DelSignore in connection with the acquisition of Northeast One Stop, Inc. At the time these options were granted, the price of the Company's Common Stock was $5.25 per share.

(4) Does not include options to purchase 150,000 shares of the Company's Common Stock exercisable at $5.25 per share over a period of three years from September 17, 1998 granted to Mr. Nicks, of which 75,000 vested upon execution of their executive compensation agreements with the Company on September 17, 1998, with the remaining options to vest over the term of the agreement. At the time these options were granted, the price of the Company's Common Stock was $5.25 per share.

            EMPLOYMENT AGREEMENTS. As of even date, with the exception of Joseph Venneri, none of the officers and directors have received any cash compensation from the Company. As set forth above, the amounts due to officers and directors have been accrued and expensed for the year ended December 31, 1997 and the eight month period ended August 31, 1998.

            On January 29, 1997, the Board of Directors approved the employment agreements, effective January 1, 1997, for Wallace Giakas, Joseph Venneri, John Arnone and Richard Bluestine. However, on March 24, 1998, the individual officers and directors of the Company, agreed to waive, except with respect to the accrued amounts shown above, all other amounts due or owing pursuant to these employment agreements effective March 31, 1998. The Board did however retain certain incentive based compensation for the Board of Directors of the Company in the form of warrants which are convertible into 10 shares of Company's Common Stock at the price of $2.00 per share over a term of ten years.

            On August 14, 1998 the Company entered into an employment agreement with Mr. Giakas. This agreement is for the term of ten years, and provides for compensation in the amount $125,000 to Mr. Giakas together with annual incentive based bonuses in the form of 2.5% of all pre-tax profits recorded by the Company in accordance with Generally Accepted Accounting Principles ("GAAP"), and the greater of 2% of the value of any acquisition made by the Company, as computed by the purchase price plus the value of any additional consideration paid by the Company in connection with any such acquisition, or 2% of the revenue reported by any such acquisition in the preceding fiscal year by the acquiree. In the case that any portion of such consideration shall consist of publicly held securities, the market price of these securities shall be used to determine value, and the value related to any option, warrant or right to purchase these securities shall be determined by Black-Scholes Model. In addition, Mr. Giakas is entitled to 2.5% of any capital raised for the Company. At the option of Mr. Giakas, any compensation due under this provision may be converted into the Company's Common Stock at a conversion price equal to the average closing bid price for the Company's Common Stock 30 days prior to any such acquisition or capital funding. In connection with the acquisition of Northeast One Stop, Inc., Mr. Giakas has waived all incentive based compensation due under the terms of his agreement and to accept options to acquire 125,000 shares of the Company's

Common Stock at a price of $5.25 exercisable over a period of five years from the date of Closing. This agreement also provides that in the event of a change in control of the Company, Mr. Giakas may resign and all amounts due and owing for the term of his agreement shall become due and payable.

            On August 14, 1998 the Company entered into an employment agreement with Mr. Arnone. This agreement is for the term of ten years, and provides for compensation in the amount $125,000 to Mr. Arnone together with annual incentive based bonuses in the form of 2.5% of all pre-tax profits recorded by the Company in accordance with Generally Accepted Accounting Principles ("GAAP"), and the greater of 2% of the value of any acquisition made by the Company, as computed by the purchase price plus the value of any additional consideration paid by the Company in connection with any such acquisition, or 2% of the revenue reported by any such acquisition in the preceding fiscal year by the acquiree. In the case that any portion of such consideration shall consist of publicly held securities, the market price of these securities shall be used to determine value, and the value related to any option, warrant or right to purchase these securities shall be determined by the Black-Scholes Model. In addition, Mr. Arnone is entitled to 2.5% of any capital raised for the Company. At the option of Mr. Arnone, any compensation due under this provision may be converted into the Company's Common Stock at a conversion price equal to the average closing bid price for the Company's Common Stock 30 days prior to any such acquisition or capital funding. In connection with the acquisition of Northeast One Stop, Inc., Mr. Arnone has waived all incentive based compensation due under the terms of his agreement and to accept options to acquire 125,000 shares of the Company's Common Stock at a price of $5.25 exercisable over a period of five years from the date of Closing. This agreement also provides that in the event of a change in control of the Company, Mr. Arnone may resign and all amounts due and owing for the term of his agreement shall become due and payable.

            On August 14, 1998 the Company entered into an employment agreement with Mr. Venneri. This agreement is for the term of ten years, and provides for annual compensation in the amount of $125,000 to Mr. Venneri together with annual incentive based bonuses in the form of 2.5% of all pre-tax profits recorded by the Company in accordance with Generally Accepted Accounting Principles ("GAAP") from the Company's Entertainment Division.

            As of the date hereof the Company has no employment or executive compensation agreement with Mr. Bluestine. In the event that the Company does not secure an agreement with Mr. Bluestine, the Company intends to hire a new chief financial officer. (See "RISK FACTORS; DEPENDENCE ON MANAGEMENT AND KEY PERSONNEL").

            In connection with the Company's acquisition of Northeast One Stop, Inc., the Company secured the continued employment of Louis J. DelSignore, the former sole shareholder of Northeast One Stop, Inc., for a term of one year at the rate of $145,000. In addition, the Company has secured an employment and executive compensation agreement with Mr. Nicks for a term of three years at the rate of $125,000 per year and options to acquire 150,000 shares of the Company's Common Stock at a price of $5.25 per share. These options would vest over a period of three years with 75,000 options vesting on September 18, 1998, and with the remaining 75,000 options to vest in equal installments of 25,000, each year for the remaining three years.

            As of November 15, 1998, the Company and its subsidiaries, including NEOS, had a total of 206 employees, all of whom were full-time employees. The Company has no collective bargaining agreement with its employees and no union represents them. There have been no interruptions or curtailments of operations due to labor disputes and the Company believes that relations with its employees are good.

FINANCIAL STATEMENTS

            Financial Statements: The financial statements filed herewith are set forth in the Index to Financial Statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

            AJ. Robbins, P.C. of Denver, Colorado was retained by the Company on August 6, 1996, replacing Fung T. Yen, C.P.A, of San Gabriel California. The Board of Directors retained AJ. Robbins, P.C. voluntarily and without any disagreement with the Company's prior accountant.

                                TABLE OF CONTENTS

Summary of Prospectus
Risk Factors                                             8
Use of Proceeds                                         15
Determination of Offering Price                         16
Dilution                                                16
Selling Stockholders                                    17
Plan of Distribution                                    18
Legal Proceedings                                       19
Directors, Executive Officers, Promoters and
 Control Persons                                        19
Security Ownership of Certain Beneficial
  Owners and Management                                 21
Description of Securities                               22
Interest of Named Experts and Counsel                   23
Disclosure of Commission Position on Indemnification
  for Securities Act Liabilities                        23
Organization Within the Last Five Years                 24
Description of Business                                 25
Management's Discussion and Analysis of Financial
 Condition and Results of Operations                    32
Description of Property                                 37
Certain Relationships and Related Transactions          38
Market Price of Common Equity and Related
 Stockholder Matters                                    39
Executive Compensation                                  40
Financial Statements                                    42
Changes In and Disagreements with Accountants
  on Accounting and Financial Disclosure                43



NO  DEALER,  SALESPERSON  OR ANY OTHER  PERSON HAS
BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE
ANY   REPRESENTATIONS   NOT   CONTAINED   IN  THIS
PROSPECTUS,   AND,   IF  GIVEN   OR   MADE,   SUCH
INFORMATION OR REPRESENTATIONS  MUST NOT BE RELIED
UPON AS HAVING  BEEN  AUTHORIZED  BY THE  COMPANY.
THIS  PROSPECTUS  DOES NOT  CONSTITUTE AN OFFER OF
ANY  SECURITIES  OTHER  THAN  THOSE  TO  WHICH  IT
RELATES OR AN OFFER TO SELL, OR A SOLICITATION  OF
AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION
WHERE  SUCH AN  OFFER  OR  SOLICITATION  WOULD  BE
UNLAWFUL.  NEITHER THE DELIVERY OF THIS PROSPECTUS
NOR ANY  SALE  MADE  HEREUNDER  SHALL,  UNDER  ANY
CIRCUMSTANCES,  CREATE  ANY  IMPLICATION  THAT THE
INFORMATION  CONTAINED HEREIN IS CORRECT AS OF ANY
TIME  SUBSEQUENT TO THE DATE HEREOF.  UNTIL , 1998
(25 DAYS AFTER THE DATE OF THIS  PROSPECTUS),  ALL
DEALERS  EFFECTING   TRANSACTIONS  IN  THE  COMMON
STOCK,   WHETHER  OR  NOT  PARTICIPATING  IN  THIS
DISTRIBUTION,   MAY  BE   REQUIRED  TO  DELIVER  A
PROSPECTUS.

================================================================================


                                   Prospectus

                                     [Logo]

                        PLANET ENTERTAINMENT CORPORATION




                                1,441,336 SHARES
                                  COMMON STOCK

                                 $.001 PAR VALUE

================================================================================
                          INDEX TO FINANCIAL STATEMENTS


PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PROFORMA CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

         Financial Statements:

              Proforma Explanatory Headnote                               F-2

              For the Year Ended and as of August 31, 1998 (Unaudited)
                  Unaudited Proforma Consolidated Balance Sheet           F-3
                  Unaudited Proforma Consolidated Statement of Operations F-5

         Notes to Unaudited Proforma Consolidated Financial Statements    F-6

PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
         Report of Independent Certified Public Accountants               F-8

         Financial Statements:
              Consolidated Balance Sheets                                 F-9
              Consolidated Statements of Operations                      F-10
              Consolidated Statement of Stockholders' Equity             F-11
              Consolidated Statements of Cash Flows                      F-13
         Notes to Consolidated Financial Statements                      F-14

NORTHEAST ONE STOP, INC.
         Report of Independent Certified Public Accountants              F-31

         Financial Statements:
              Balance Sheets                                             F-32
              Statements of Operations                                   F-33
              Statement of Stockholder's Equity (Deficiency)             F-34
              Statements of Cash Flows                                   F-35
         Notes to Financial Statements                                   F-36

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                          PROFORMA EXPLANATORY HEADNOTE
                =================================================


The following unaudited proforma consolidated financial statements give effect to the acquisition by Planet Entertainment Corporation (the "Company") of Northeast One Stop, Inc. ("NEOS") and are based on the estimates and assumptions set forth herein and in the notes to such statements. This proforma information has been prepared utilizing the historical financial statements of the Company and notes thereto, and the historical financial statements of NEOS and notes thereto, which are included in this registration statement. The proforma financial data does not purport to be indicative of the results which actually would have been obtained had the acquisitions been effected on the dates indicated or the results which may be obtained in the future.

The proforma consolidated balance sheet assumes the acquisition was consummated at August 31, 1998. The proforma consolidated statements of operations for the year ended August 31, 1998 include the operating results of the Company and NEOS for such period.

Effective September 1, 1998, the Company acquired all of the issued and outstanding common stock of NEOS. The purchase price for NEOS was $3,000,000 comprised of $2,250,000 in cash and $750,000 in notes, of which $375,000 is to be paid by February 28, 1999 and $375,000 is to be paid by August 31, 1999. Additionally, the Company granted options to the stockholder of NEOS to purchase 250,000 shares of the Company's common stock, exercisable at a price equal to the lesser of $5.25 per share or the closing bid price of the Company's stock on the closing date of the transaction (September 25, 1998), exercisable for a term of two years from the date of closing. The cash paid at closing was obtained by the Company through its sale of 500 shares of the Company's 7% non-voting, convertible preferred stock (for net proceeds of $4,475,000) on May 31, 1998.

The purchase price for NEOS is allocated as follows:
Cash                                                        $         522,584
Inventory                                                           6,848,567
Accounts receivable                                                 5,646,804
Property and equipment                                                784,376
Other assets                                                          141,799
Accounts payable and accrued expenses                              (8,180,609)
Notes payable                                                      (4,655,947)
Capitalized lease obligations                                        (234,081)
Other liabilities                                                    (506,167)
Goodwill                                                            2,966,424
Options granted, NEOS stockholder -
  additional paid-in capital                                          814,000
                                                            -----------------

         Total purchase price (including acquisition
           costs of $1,147,750)                                     4,147,750
Less:
     Cash paid at signing of letter of intent                        (100,000)
     Notes payable                                                   (750,000)
     Options granted, acquisition costs -
       additional paid-in capital                                  (1,147,750)
                                                             -----------------

Cash paid at closing                                        $       2,150,000
                                                            =================

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                  UNAUDITED PROFORMA CONSOLIDATED BALANCE SHEET
                 ===============================================
                                      ASSETS
                                      ------

                                          Planet
                                      Entertainment
                                     Corporation and       Northeast
                                       Subsidiaries      One Stop, Inc.          Proforma            Consolidated
                                    August 31, 1998     August 29, 1998         Adjustments            Proforma
                                    ---------------     ---------------     ------------------      --------------
CURRENT ASSETS:
   Cash                               $   3,850,162     $      522,584      $    (2,150,000) (2)     $  2,222,746
   Trade accounts receivable, net            17,959          5,550,961              -                   5,568,920
   Accounts and notes receivable -
     related parties                        192,042             95,843              -                     287,885
   Inventories                               -               6,848,567              -                   6,848,567
   Prepaid expenses and other
     current assets                         246,863             31,698              -                     278,561
   Deferred income taxes                     -                  56,000              -                      56,000
   Current maturities of notes
     receivable                              -                  10,371              -                      10,371
   Escrow deposit                           225,000              -                  (100,000)(2)          125,000
                                    ---------------    ---------------       ---------------        -------------

         Total Current Assets             4,532,026         13,116,024            (2,250,000)          15,398,050
                                    ---------------    ---------------       ---------------        -------------

PROPERTY, PLANT AND
EQUIPMENT, net                              172,410            784,376              -                     956,786
                                   ----------------    ---------------       ---------------        -------------
                                             -
OTHER ASSETS, net
   Record masters                        13,800,000              -                   -                 13,800,000
   Goodwill, net                             70,839              -                 2,966,424 (5)        3,037,263
   Publishing rights                            880              -                   -                        880
   Organization costs, net                   42,495              -                   -                     42,495
   Security deposits                          -                  8,171               -                      8,171
   Financing costs, net                       -                  4,706               -                      4,706
   Notes receivable less current
     maturities                               -                 30,853               -                     30,853
                                    ---------------    ---------------       ---------------         ------------

         Total Other Assets              13,914,214             43,730             2,966,424           16,924,368
                                    ---------------    ---------------       ---------------         ------------

                                    $    18,618,650    $    13,944,130      $        716,424         $ 33,279,204
                                    ===============    ===============      ================         ============

      SEE ACCOMPANYING NOTES TO UNAUDITED PROFORMA CONSOLIDATED FINANCIAL STATEMENTS AND EXPLANATORY HEADNOTE

                                                        F-3

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                  UNAUDITED PROFORMA CONSOLIDATED BALANCE SHEET
                 ===============================================


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                          Planet
                                       Entertainment
                                      Corporation and        Northeast
                                        Subsidiaries        One Stop, Inc.        Proforma            Consolidated
                                       August 31, 1998     August 29, 1998        Adjustments           Proforma
                                     -----------------   -----------------   ------------------     --------------
CURRENT LIABILITIES:
   Deferred revenue                       $    123,524        $     -             $     -           $      123,524
   Note payable - line of credit                -                4,170,396              -                4,170,396
   Notes payable - related party               150,000              -                   -                  150,000
   Accounts payable and accrued
     expenses                                  329,108           8,180,609              -                8,509,717
   Accrued interest - related
     party                                     275,618              -                   -                  275,618
   Due to stockholders                         270,884              -                   -                  270,884
   Current portion of long-term
     debt - related parties                    250,000              -                   -                  250,000
   Current portion of obligation
     under capital lease                        -                  196,574              -                  196,574
   Notes payable, current portion               -                   24,551              -                   24,551
   Purchase obligation                          -                   -                   750,000 4          750,000
   Due to customer                              -                  475,567              -                  475,567
                                         -------------       -------------        -------------     --------------

         Total Current Liabilities           1,399,134          13,047,697              750,000         15,196,831
                                         -------------       -------------        -------------     --------------

LONG-TERM LIABILITIES:
   Deferred taxes                            4,600,000              30,600              -                4,630,600
   Due to stockholder                           -                  374,000              -                  374,000
   Long-term debt - related
    parties, net of
    current portion                            750,000               -                  -                  750,000
   Obligation under capital
    lease, net of current portion               -                   37,507              -                   37,507
   Notes payable non-current
    portion                                     -                   12,000              -                   12,000
   Due to employee                              -                   75,000              -                   75,000
                                         -------------       -------------        -------------     --------------

         Total Long-Term Liabilities         5,350,000             529,107              -                5,879,107
                                         -------------       -------------        -------------     --------------

         Total Liabilities                   6,749,134          13,576,804             750,000          21,075,938
                                         -------------       -------------        -------------     --------------

STOCKHOLDERS' EQUITY:
   Preferred stock                           5,000,000              -                   -                5,000,000
   Common stock                                 11,976              10,000             (10,000)             11,976
   Additional paid-in capital                8,365,363              -                  333,750           8,699,113
   Retained earnings (deficit)              (1,507,823)            357,326            (357,326)         (1,507,823)
                                         -------------       -------------        -------------      --------------

         Total Stockholders' Equity         11,869,516             367,326             (33,576)          12,203,266
                                         -------------       -------------        -------------      --------------
                                        $   18,618,650      $   13,944,130       $     716,424       $   33,279,204
                                       ===============      ===============     ===============      ==============


       SEE ACCOMPANYING NOTES TO UNAUDITED PROFORMA CONSOLIDATED FINANCIAL
                      STATEMENTS AND EXPLANATORY HEADNOTE

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
             UNAUDITED PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS
            ========================================================


                                          Planet
                                      Entertainment
                                     Corporation and        Northeast
                                       Subsidiaries        One Stop, Inc.
                                      For the Twelve       For the Year
                                       Months Ended           Ended              Proforma            Consolidated
                                      August 31, 1998     August 29, 1998        Adjustments            Proforma
                                     -----------------   -----------------   ------------------     --------------
REVENUES:
   Sales, net                       $           44,035  $       34,793,341  $           -       $       34,837,376
   Royalty                                      26,817              -                   -                   26,817
   Studio                                      288,155              -                   -                  288,155
                                    ------------------  ------------------  ------------------  ------------------

         Total Revenues                        359,007          34,793,341              -               35,152,348
                                    ------------------  ------------------  ------------------  ------------------

COSTS AND EXPENSES:
   Cost of sales                                18,247          29,152,959              -               29,171,206
   Selling, general and
     administrative                          1,058,523           4,161,426              -                5,219,949
   Depreciation and amortization                47,149             238,165              72,423             357,737
   Interest expense                             -                  430,687              -                  430,687
   Interest expense - related partly           154,098              -                   -                  154,098
   Bad debt expense                             -                   38,106              -                   38,106
   Amortization of loan costs                   -                   28,526              -                   28,526
                                    ------------------  ------------------  ------------------  ------------------

         Total Costs and Expenses            1,278,017          34,049,869              72,423          35,400,309
                                    ------------------  ------------------  ------------------  ------------------

INCOME (LOSS) FROM
OPERATIONS                                    (919,010)            743,472             (72,423)           (247,961)
                                    ------------------  ------------------  ------------------  ------------------

OTHER INCOME:
   Dividend income                              47,421              -                   -                   47,421
   Interest income                              -                    2,289              -                    2,289
   Other                                        -                    5,279              -                    5,279
                                    ------------------  ------------------  ------------------  ------------------

         Total Other Income                     47,421               7,568              -                   54,989
                                    ------------------  ------------------  ------------------  ------------------

INCOME (LOSS)
BEFORE
PROVISION FOR
INCOME TAXES                                  (871,589)            751,040             (72,423)           (192,972)

PROVISION FOR INCOME TAXES                       -                (275,107)           (275,107)              -
                                   ------------------  ------------------  ------------------  ------------------

NET INCOME (LOSS)                   $         (871,589) $          475,933  $          202,684  $         (192,972)
                                    ==================  ==================  ==================  ==================

NET INCOME (LOSS)                   $         (871,589) $          475,933  $          202,684  $         (192,972)

LESS PREFERRED STOCK DIVIDENDS                 (87,500)               -               (262,500)           (350,000)
                                   ------------------  ------------------  ------------------   ------------------

NET INCOME (LOSS)
ATTRIBUTABLE TO   COMMON
STOCKHOLDERS                        $         (959,089) $          475,933  $         (59,816)    $       (542,972)
                                    ==================  ==================  =================     ================
NET (LOSS) PER COMMON SHARE
BASIC                                                                                             $           (.05)
                                                                                                  ================

Weighted average number of                                                                              11,436,595
common shares outstanding                                                                         ================



       SEE ACCOMPANYING NOTES TO UNAUDITED PROFORMA CONSOLIDATED FINANCIAL
                      STATEMENTS AND EXPLANATORY HEADNOTE

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
          NOTES TO UNAUDITED PROFORMA CONSOLIDATED FINANCIAL STATEMENTS
          =============================================================


NOTE 1 - PROFORMA ADJUSTMENTS

The adjustments relating to the unaudited proforma consolidated statement of operations are computed assuming the acquisition of Northeast One Stop, Inc. ("NEOS") was consummated at the beginning of the applicable period presented.

NOTE 2 - ACQUISITION OF SUBSIDIARY

The unaudited proforma consolidated balance sheet as of August 31, 1998 reflects the acquisition of the net assets of NEOS for debt and cash. The acquisition is recorded using the purchase method.

NOTE 3 - ADDITIONAL AMORTIZATION

The unaudited proforma consolidated statement of operations for the twelve months ended August 31, 1998 reflect amortization of goodwill using the straight-line method over 40 years.

NOTE 4 - PURCHASE OBLIGATION

In connection with the purchase of NEOS, the Company is obligated to pay the NEOS stockholder $750,000 of which $375,000 is to be repaid by February 28, 1999 and $375,000 is to be repaid by August 31, 1999.

NOTE 5 - GOODWILL

Goodwill consists of the excess of the purchase price of NEOS over the estimated fair values of the assets acquired and liabilities assumed, including the issuance to two stockholders of the Company, options to purchase 250,000 shares of the Company's common stock valued at $1,147,750, in consideration for advisory services rendered in connection with the acquisition. Goodwill is being amortized over a 40 year period.

NOTE 6 - PLANET ENTERTAINMENT CORPORATION - CHANGE IN YEAR END

Planet Entertainment Corporation changed its fiscal year from December 31 to August 31. For proforma purposes, the period from September 1 to December 31, 1997 has been added to the eight months ended August 31, 1998 to reflect a full twelve months as follows:

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
          NOTES TO UNAUDITED PROFORMA CONSOLIDATED FINANCIAL STATEMENTS
          =============================================================

   NOTE 6 - PLANET ENTERTAINMENT CORPORATION - CHANGE IN YEAR END (Continued)


                                                            September 1,           January 1,
                                                                 to                    to
                                                            December 31,           August 31,
                                                                 1997                  1998               Proforma
                                                         ------------------    -----------------     -------------
 Revenues                                                $          249,512    $         109,495     $         359,007
 Costs and expenses                                                 475,637              802,380             1,278,017
                                                         ------------------    -----------------     -----------------

 Loss From Operations                                              (226,125)            (692,885)             (919,010)
 Other income                                                        -                    47,421                47,421
                                                         ------------------    -----------------     -----------------

 Loss Before Provision for Income Taxes                            (226,125)            (645,464)             (871,589)

 Provision for Income Taxes                                          -                    -                     -
                                                         ------------------    -----------------     -----------------

 Net Loss                                                $         (226,125)   $        (645,464)    $        (871,589)
                                                         ===================   =================     =================

NOTE 7 - PROVISION FOR INCOME TAXES

The  unaudited  proforma   consolidated   statement  of  operations  include  an
adjustment to eliminate the provision for income taxes of NEOS, recognizing the benefit from utilization of Planet Entertainment Corporation's net loss.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Planet Entertainment Corporation
Middletown, New Jersey


We have audited the accompanying consolidated balance sheets of Planet Entertainment Corporation and subsidiaries, as of August 31, 1998 and December 31, 1997, and the related consolidated statements of operations and stockholders' equity, and cash flows for the eight months ended August 31, 1998 and year ended December 31, 1997, and for the period from inception, May 17, 1996 to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion,  the financial  statements  referred to above present fairly, in all material respects, the financial position of Planet Entertainment Corporation and subsidiaries as of August 31, 1998 and December 31, 1997, and the results of its operations and stockholders' equity and its cash flows for the eight months ended August 31, 1998, year ended December 31, 1997 and for the period from inception, May 17, 1996 to December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in Note 10 to the financial statements, on December 17, 1996, the Company entered into an agreement of terms to amend and restate certain agreements relating to the acquisition of masters and copyrights. The conditions of the restated agreement are contingent on the approval by the bankruptcy court. Should the bankruptcy court approval not be obtained, the original agreements will remain in full force and effect. The effects are more fully explained in the proforma balance sheet at Note 10.


                                            AJ. ROBBINS, P.C.
                                            CERTIFIED PUBLIC ACCOUNTANTS
                                              AND CONSULTANTS
Denver, Colorado
October 30, 1998

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           ===========================

                                     ASSETS
                                     ------

                                                                             December 31,           August 31,
                                                                                  1997                  1998
                                                                          -----------------     -----------------
CURRENT ASSETS:
     Cash and cash equivalents                                            $            3,670    $       3,850,162
     Accounts receivable, net                                                         21,026               17,959
     Accounts receivable, net - related party                                        183,684              192,042
     Prepaid expenses and other current assets                                       119,073              246,863
     Escrow deposit                                                                   -                   225,000
                                                                          ------------------    -----------------

                  Total Current Assets                                               327,453            4,532,026
                                                                          ------------------    -----------------

EQUIPMENT, at cost, net                                                              189,085              172,410
                                                                          ------------------    -----------------

OTHER ASSETS:
     Record masters                                                               13,800,000           13,800,000
     Goodwill, net                                                                    77,917               70,839
     Publishing rights, net                                                              880                  880
     Organization costs, net                                                          52,500               42,495
                                                                          ------------------    -----------------

                  Total Other Assets                                              13,931,297           13,914,214
                                                                          ------------------    -----------------

                                                                          $       14,447,835    $      18,618,650
                                                                          ==================    =================

                                         LIABILITIES AND STOCKHOLDERS' EQUITY
                                         ------------------------------------

CURRENT LIABILITIES:
     Accounts payable and accrued expenses                                $          106,693    $         187,641
     Accrued interest expense, related party                                         177,484              275,618
     Deferred revenue                                                                146,225              123,524
     Due to stockholders                                                             263,800              270,884
     Note payable, related party                                                      -                   150,000
     Current portion, of long-term debt, related party                               500,000              250,000
     Accrued officer's salary                                                        112,000              141,467
                                                                          ------------------    -----------------

                  Total Current Liabilities                                        1,306,202            1,399,134

LONG-TERM DEBT, less current portion, related party                                  750,000              750,000

DEFERRED INCOME TAXES                                                              4,600,000            4,600,000
                                                                          ------------------    -----------------

                  Total Liabilities                                                6,656,202            6,749,134
                                                                          ------------------    -----------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
     Convertible preferred stock, 10,000,000 shares authorized, $.0001
       par value, -0- and 500 shares issued and outstanding                           -                 5,000,000
     Common stock, $.001 par value; 50,000,000 shares authorized;
       11,421,966 and 11,976,055 shares issued and outstanding                        11,422               11,976
     Additional paid-in capital                                                    8,642,570            8,365,363
     Accumulated deficit                                                            (862,359)          (1,507,823)
                                                                          ------------------    -----------------

                  Total Stockholders' Equity                                       7,791,633           11,869,516
                                                                          ------------------    -----------------

                                                                          $       14,447,835    $      18,618,650
                                                                          ==================    =================


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      =====================================


                                                                For the Period
                                                                 May 17, 1996          For the Year          For the Eight
                                                                (Inception) to             Ended             Months Ended
                                                                 December 31,          December 31,           August 31,
                                                                      1996                  1997                 1998
                                                              ------------------    -----------------     -----------------

REVENUES:
   Royalty                                                    $          105,000    $           3,775     $          23,042
   Sales                                                                  -                    49,883                51,002
   Studio                                                                 -                   239,770                35,451
                                                              ------------------    -----------------     -----------------

         Total Revenues                                                  105,000              293,428               109,495
                                                              ------------------    -----------------     -----------------

COSTS AND EXPENSES:
   Cost of sales                                                          -                    19,052                11,139
   Selling, general and administrative                                   104,342              794,314               659,348
   Depreciation and amortization                                          10,005               40,592                33,758
   Interest expense, related party                                        43,100              144,382                98,135
   Bad debt expense                                                       -                   105,000                -
                                                              ------------------    -----------------     -----------------

         Total Costs and Expenses                                        157,447            1,103,340               802,380
                                                              ------------------    -----------------     -----------------

OTHER INCOME:
   Dividend income                                                        -                    -                     47,421
                                                              ------------------    -----------------     -----------------

NET LOSS                                                      $          (52,447)   $        (809,912)    $        (645,464)
                                                              ==================    =================     =================

NET LOSS                                                      $          (52,447)   $        (809,912)    $        (645,464)
   Less preferred stock dividend                                          -                    -                    (87,500)
                                                              ------------------    -----------------     -----------------

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS                  $          (52,447)   $        (809,912)    $        (732,964)
                                                              ==================    =================     =================

NET LOSS PER COMMON SHARE BASIC                               $             (.02)   $            (.08)    $            (.06)
                                                              ==================    =================     =================

Weighted Average Number of Common Shares Outstanding                   3,377,255           10,211,250            11,827,308
                                                              ==================    =================     =================

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 ==============================================

                                                                                      Additional
                                    Common Stock              Preferred Stock          Paid-In      Accumulated
                                Shares        Amount        Shares        Amount       Capital        Deficit            Total
                             -----------   ------------   ---------   ------------- -------------   ------------     -------------
Issuance of common stock                                                    -               -               -
   to organizers of the
   Company as founders
   shares                        75,000    $         75       -       $     -         $     -         $     -       $          75

Issuance of common stock
   for services rendered      5,065,000           5,065       -               -             -               -               5,065

Issuance of common stock
   to acquire Higher
   Ground Records                25,000              25       -               -             -               -                  25

Effect of
   Recapitalization:
   Issuance of common
   stock to Ampro
   International Golf
   Tour, Inc. shareholders
   in reverse merger            101,055             101       -               -               (101)         -              -

Issuance of common stock
   to acquire music masters   1,500,000           1,500       -               -          2,148,500          -           2,150,000

Issuance of common stock
   to acquire Maestro
   Holding Corporation        3,060,000           3,060       -               -          5,847,800          -           5,850,860

Net loss for the period          -              -             -               -             -              (52,447)       (52,447)
                             ----------    -----------    ----------  --------------  ------------    ------------  -------------

Balances, December 31, 1996   9,826,055           9,826       -               -          7,996,199         (52,447)     7,953,578

Issuance of common stock
   to acquire Al Alberts
   On Stage, Ltd.               100,000             100       -               -            213,900          -             214,000

Issuance of common stock
   for services rendered        367,911             368       -               -            239,599          -             239,967

Issuance of common stock
   in satisfaction of note
   payable, and accrued
   interest                   1,100,000           1,100       -               -            108,900          -             110,000


           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (Continued)
           ==========================================================


                                                                                    Additional
                                   Common Stock              Preferred Stock          Paid-In      Accumulated
                              Shares         Amount       Shares          Amount      Capital         Deficit            Total
                            ------------   ----------   ----------   -----------  --------------   -------------    -------------
Issuance of common stock
   for cash                      28,000            28        -             -              83,972           -              84,000

Net loss for the year            -             -             -             -              -              (809,912)      (809,912)
                            -----------    ----------   -----------  ------------  -------------    -------------  -------------

Balances, December 31, 1997  11,421,966        11,422        -             -           8,642,570         (862,359)     7,791,633

Issuance of common stock
   for services rendered        554,089           554        -             -             247,793           -             248,347

Offering costs from sale
   of convertible
   preferred stock
   for cash                      -             -             -             -            (525,000)          -            (525,000)

Issuance of convertible
   preferred stock               -             -                500     5,000,000         -                 -          5,000,000

Net loss for the period          -             -             -             -              -              (645,464)      (645,464)
                            -----------    ----------   -----------  ------------  -------------    -------------  -------------

Balances, August 31, 1998    11,976,055    $   11,976           500  $  5,000,000  $   8,365,363    $  (1,507,823) $  11,869,516
                            ===========    ==========   ===========  ============  =============    =============  =============

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      =====================================

                                                                   For the Period
                                                                    May 17, 1996           For the Year         For the Eight
                                                                   (Inception) to             Ended              Months Ended
                                                                    December 31,           December 31,           August 31,
                                                                        1996                   1997                   1998
                                                                 ------------------     ------------------    -----------------

CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
   Net loss                                                   $    (52,447)              $  (809,912)          $    (645,464)
   Adjustments to reconcile net loss to net cash used by
   operations:
     Bad debt expense                                                    -                   105,000                       -
     Depreciation and amortization                                  10,000                    40,592                  33,758
     Stock issued for services                                       5,140                   239,967                 248,347
     Changes in:
       Accounts receivable                                        (105,000)                  (21,026)                  3,067
       Accounts receivable, related party                                -                  (183,684)                 (8,358)
       Prepaid expenses and other current assets                   (29,810)                  (89,264)               (127,790)
       Accounts payable and accrued expenses                        65,772                    19,927                  80,948
       Accrued interest expense, related party                      43,100                   144,384                  98,134
       Deferred revenue                                                  -                   146,225                 (22,701)
       Accrued officer's salary                                          -                   112,000                  29,467
                                                                 ---------                ----------           -------------

       Cash Flows From (To) Operating Activities                   (63,245)                 (295,791)               (310,592)
                                                                 ---------                ----------           -------------

CASH FLOWS FROM (TO) INVESTING ACTIVITIES:
     Purchase of equipment                                               -                   (10,094)                      -
     Escrow deposit                                                      -                         -                (225,000)
                                                                 ---------                ----------           -------------

       Cash Flows From (To) Investing Activities                         -                   (10,094)               (225,000)
                                                                 ---------                ----------           -------------

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
     Advances from stockholders                                     70,243                   118,557                   7,084
     Proceeds from note payable, related party                           -                   100,000                 150,000
     Proceeds from issuance of common stock                              -                    84,000                       -
     Proceeds from issuance of preferred stock                           -                         -               5,000,000
     Preferred stock issuance costs                                      -                         -                (525,000)
     Repayment of long-term debt, related party                          -                         -                (250,000)
                                                                 ---------                ----------           -------------

       Cash Flows From (To) Financing Activities                    70,243                   302,557               4,382,084
                                                                 ---------                ----------           -------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                              6,998                    (3,328)              3,846,492

CASH AND CASH EQUIVALENTS, beginning of period                           -                     6,998                   3,670
                                                                 ---------                ----------           -------------

CASH AND CASH EQUIVALENTS,
   end of period                                                 $   6,998                  $  3,670           $   3,850,162
                                                                 =========                ==========           =============

See Note 15


           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ==========================================


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

HISTORY AND ACTIVITY
--------------------
Planet Entertainment Corporation (the Company or Planet) was incorporated under the laws of Delaware on May 17, 1996 and on October 1, 1996 was acquired by Ampro International Golf Tour, Inc. which changed its name to Planet (See Note
2). The Company was organized for the purpose of acquiring existing libraries of master recordings of various types of music and to enhance, market and produce new recordings to be licensed or marketed domestically and internationally.

In November 1996, the Company acquired all the outstanding shares of common stock of Higher Ground Records in exchange for 25,000 shares of common stock valued at $25. Assets acquired include the rights to artists' contracts, production agreements and publishing contracts.

The Company acquired 10,000 master recordings from Gulf Coast Music, L.L.C. (Gulf Coast) and J. Jake, Inc. (Jake) in exchange for 1,500,000 shares of common stock valued at $2,150,000 and the assumption of promissory notes totaling $1,250,000 during 1996. (See Note 8.)

During the year ended December 31, 1996, the Company acquired all the outstanding shares of common stock of Maestro Holding Corporation (Maestro) in exchange for 3,060,000 shares of common stock valued at $5,850,860. For financial statement purposes the acquisition was accounted for as a purchase because Maestro was a nonoperating company prior to the acquisition by Planet. The common stock issued in the purchase was valued at the predecessor costs of the assets acquired less the deferred tax liability of $3,400,000, related to the music masters acquired. Assets acquired include over 5,000 master recordings, publishing rights to 300 songs, royalty income and a recording studio located in New Jersey.

On September 1, 1998 the Company acquired all of the assets and the business of Northeast One Stop, Inc. (See Note 18).

The Company changed its fiscal year from December 31 to August 31 for the period ending August 31, 1998.

PRINCIPLES OF CONSOLIDATION
---------------------------
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries; Higher Ground Records, Maestro Holding Corporation and Al Alberts On Stage, Ltd. All significant intercompany accounts and transactions have been eliminated.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ==========================================


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS
-----------------------------------------------------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions. The rate of amortization of record masters is, in part, based upon anticipated total gross revenues over the estimated life of the record masters. Although no amortization has been recorded to date, actual gross revenues may differ from the amount ultimately realized over the life of the record master. The difference may be material.

CASH AND CASH EQUIVALENTS
-------------------------
For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of six months or less to be cash equivalents.

EQUIPMENT
---------
Equipment is carried at cost and depreciated on a straight-line basis over the estimated useful lives of five to ten years. Depreciation expense was $2,500 and $18,509, respectively, for the periods ended December 31, 1996 and 1997 and $16,675 for the period ended August 31, 1998.

REVENUE RECOGNITION
-------------------
Royalties derived from the licensing of recording masters are recognized upon notification of retail sales by the distributor. Studio revenue is recognized when the services are performed. Sales of compact disks are recognized when the inventory has been shipped to the customer. Deferred revenue represents advances received in connection with production and distribution agreements.

PUBLISHING RIGHTS
-----------------
Publishing rights consist of rights to 300 songs acquired in the Maestro acquisition and are stated at predecessor cost.

Amortization of publishing rights is computed based on the ratio that current years' revenues will bear to anticipated total gross revenues over the estimated life of the publishing right (generally 5-10 years). No amortization has been recorded for the periods ended December 31, 1996 and 1997 and August 31, 1998.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ==========================================


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RECORD MASTERS
--------------
Record masters consist of record titles acquired in the Maestro acquisition and Gulf Coast and Jake record master purchases stated at predecessor cost.

Amortization of record masters will be computed based on the ratio that current years' revenues will bear to anticipated total gross revenues over the estimated life of the record master (generally 5-10 years). No amortization has been recorded for the periods ended December 31, 1996 and 1997 and August 31, 1998.

IMPAIRMENT OF LONG LIVED ASSETS
-------------------------------
The Company evaluates its long lived assets by measuring the carrying amount of the asset against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. No adjustment to the carrying value of the assets have been made.

ORGANIZATION COSTS
------------------
Amortization of organization costs are calculated using the straight-line method over five years. Amortization expense for the periods ended December 31, 1996 and 1997 was $7,500 and $15,000, respectively, and for the period ended August 31, 1998 was $10,000.

GOODWILL
--------
Goodwill, representing the excess of the cost over the net tangible assets of acquired business, is stated at cost and is amortized, principally on a straight-line basis, over the estimated future periods to be benefited (primarily 10 years). Amortization expense for the periods ended December 31, 1996 and 1997 was $-0- and $7,083, respectively, for the period ended August 31, 1998 was $7,083.

INCOME TAXES
------------
Deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of the assets and liabilities and their financial statement amounts at the end of each reporting period. Valuation allowances will be established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the current period and the change during the period in deferred tax assets and liabilities.

The deferred tax assets and liabilities have been netted to reflect the tax impact of temporary differences.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ==========================================


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS
-----------------------------------
The carrying value of accounts receivable, accounts payable, accrued expenses and due to stockholders approximate fair value because of the short maturity of these items. The fair value of notes payable and long-term debt was based upon current borrowing rates available for financings with similar terms and maturities.

EARNINGS PER COMMON SHARE
-------------------------
Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS No. 128) was issued in February 1997 (effective for financial statements issued for periods ending after December 15, 1997). This Statement simplifies the standards for computing earnings per share (EPS) previously found in Accounting Principles Board Opinion No. 15, "Earnings Per Share", and makes them more comparable to international EPS standards. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS. In addition, the Statement requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Diluted per share amounts are not presented as such affect is anti-dilutive.

ALLOWANCE FOR BAD DEBTS
-----------------------
Management provides for an allowance based on a review of specific accounts and determination of collectibility.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
-----------------------------------------
In 1997, the Financial Accounting Standards Board (FASB) issued Statements No. 130, "Reporting Comprehensive Income", and No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Company's adoption of these statements are reflected in the accompanying financial statements. There was no difference between the Company's net loss and comprehensive loss.

YEAR 2000 ISSUES
----------------
Many existing computer programs use only two digits to identify a year in the date field, with the result that data referring to year 2000 and subsequent years may be misinterpreted by these programs. If present in the computer applications of the Company, or its suppliers and customers, and not corrected, this problem could cause computer applications to fail or to create erroneous results and could cause a disruption in operations and have a short-term adverse effect on the Company's business and results of operations. The Company will evaluate its principal computer system to determine if they are substantially Year 2000 compliant. Anticipated costs in connection with compliance are estimated to be insignificant.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ==========================================


NOTE 2 - BUSINESS RECAPITALIZATION AND RESTATEMENT

On October 1, 1996, the Company was acquired by Ampro International Golf Tour, Inc. (Ampro) a public corporation.

The stock exchange transaction is treated as an acquisition by the Company of the net tangible book value of the assets of Ampro at the date of acquisition, which was minimal. Operating results of Ampro for all periods prior to the date of its acquisition were immaterial and not included in the operating results of the Company since such reverse merger is not treated as a pooling of interests for accounting purposes.

NOTE 3 - PRODUCTION AND DISTRIBUTION AGREEMENTS

JAD RECORDS
-----------
On April 23, 1998, the Company entered into an agreement with JAD Records regarding the production of eight music records of Bob Marley and the Wailers. During the period ended December 31, 1996, the Company recognized revenue of approximately $105,000 as a result of a prior agreement with JAD Records. During the year ended December 31, 1997, these amounts were reserved by the Company as uncollectible, and to date, the Company has not received or recorded income or revenue as a result of sales pursuant to the new agreement. In June 1998, the Company assigned the collection of all producer and publisher royalties collectible pursuant to the new agreement to a non-affiliated third party.

SUN ENTERTAINMENT
-----------------
On April 22, 1997, the Company entered into a licensing agreement with Sun Entertainment Corporation, pursuant to which the Company obtained non-exclusive rights to various master recordings in consideration for advance payments against future royalties that will accrue on all tapes and compact disks that are sold by the Company. To date the Company has not attempted to exploit these master recordings, and has not received royalties, recognized revenue or income as a result of this agreement.

BLACK TIGER RECORDS
-------------------
In February 1997, the Company obtained a 50% interest in Black Tiger Records consisting primarily of certain master recordings. Under the terms of the joint venture agreement assigned to the Company, Black Tiger Records, through Anansi Records, Inc., its agent, contracted with Navarre Corporation for the sale and distribution of these recordings. To date, Anansi Records, Inc. has failed to provide the Company or Black Tiger Records with an accounting of the sales in accordance with the terms of the agreement, and the Company has recognized no revenue or other income in connection with the Company's interest in the Black Tiger Records joint venture.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ==========================================


NOTE 3 - PRODUCTION AND DISTRIBUTION AGREEMENTS (Continued)

MONACO RECORDS
--------------
In February 1998, the Company entered into an agreement with Monaco Records to form a joint venture under the label Monaco/PNEC to distribute the Company's products throughout Europe. According to the agreement, all catalogue sales, after costs, will be divided on a fifty-fifty percent basis, and the Company acquired the right of first refusal to distribute these releases in the United States and Canada. To date the Company has received no royalties, and has recognized no revenue or income in connection with this agreement.

ATLANTIC COAST DIGITAL CONCEPTS, INC.
-------------------------------------
On April 30, 1998, the Company entered into a multi-phase agreement with Atlantic Coast Digital Concepts, Inc. to expand and enhance the Company's website (www.planetentertainment.com) in consideration for 20,000 shares of the Company's common stock for services rendered and to be rendered.


NEW MILLENNIUM COMMUNICATIONS, LTD.
-----------------------------------
On May 18, 1998, the Company entered into an agreement with New Millennium Communications, Ltd. to form a joint venture operating under the name Planet Entertainment Europe, Ltd. concerning the licensing and distribution of master recordings owned by the Company. According to the terms of the agreement, Planet Entertainment Europe, Ltd. has the non-exclusive right to market, reproduce and distribute all subject master recordings for a term of 99 years, with each party to the joint venture to recover their respective costs and to distribute any resultant profits on an equal basis. As of June 1998, the Company has contributed 15 compilations of its master recordings to the joint venture, and distribution is expected to begin in the fall of 1998. To date, however, the Company has received no royalties, and has recorded no revenue or income as a result of this agreement.

NOTE 4 - EQUIPMENT

Equipment consists of the following:
                                        DECEMBER 31,            AUGUST 31,
                                            1997                   1998
                                     ------------------     -----------------


Recording studio equipment           $          200,000     $         200,000
Computer equipment and other                     10,094                10,094
Less accumulated depreciation
  and amortization                              (21,009)              (37,684)
                                     ------------------     -----------------

                                     $          189,085     $         172,410
                                     ==================     =================

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ==========================================


NOTE 5 - MASTERS

The Company has entered into two agreements to secure rights to certain master recordings and assets as follows:

          A) The Company issued 3,060,000 shares of common stock to acquire 5,000 masters, publishing rights to 300 songs and a recording studio located in New Jersey from a related party. The masters are valued at predecessor cost of $9,200,000.

          B) The Company issued 1,500,000 shares of common stock and assumed a promissory note for $1,250,000 to acquire 10,000 masters from an unrelated third party valued at predecessor cost of $4,600,000.

The Company has the non-exclusive right to manufacture, distribute, advertise, sell, and promote in all configurations, the performances contained on the masters.

NOTE 6 - DEFERRED REVENUE

On July 8, 1997, the Company entered into an agreement granting Nippon Columbia Company, Ltd. (NCC) and its subsidiaries, the right to produce and distribute music CD's and video tapes in Japan, Hong Kong, Taiwan and Singapore. The agreement is for a term of one year and four months, commencing September 1, 1997, and may be extended by NCC provided NCC makes certain minimum payments and purchases during the term of the agreement.

The Company received a $150,000 advance under the agreement which was recorded as deferred revenue. For the periods ended December 31, 1997 and August 31, 1998, $3,775 and $22,701, respectively, were earned under the agreement.

NOTE 7 - NOTE PAYABLE, RELATED PARTY

On January 27, 1997, the Company borrowed $100,000 at 10% interest due January 27, 1998 from an investment company. The Company converted the $100,000 note and $10,000 in accrued interest to 1,100,000 shares of the Company's common stock.

On January 19, 1998, the Company borrowed an additional $150,000 from the investment company. The note is due on demand, with interest payable on January 19, 1999 at 10% per annum.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ==========================================


NOTE 8 - LONG-TERM DEBT, RELATED PARTY

Long-term debt consists of the following:

                                               DECEMBER 31,         AUGUST 31,
                                                  1997                1998
                                            ------------------    -------------

Note payable to Gulf Coast Music, LLC,
  a stockholder of the Company, due
  September 2001; interest at 9.75%
  per annum. Payments of $250,000
  principal plus interest are due
  annually beginning September, 1997,
  unsecured                                 $    1,250,000       $    1,000,000

Less current portion                              (500,000)            (250,000)
                                            --------------       --------------

                                            $      750,000       $      750,000
                                            ==============       ==============

The Company has not made all of the required payments due under the terms of the note since Gulf Coast Music, LLC has not completed its obligation to deliver unencumbered title to certain of the master recordings. Gulf Coast claims there have been certain adverse claims regarding certain of the master recordings raised by various non-affiliated third parties. Management believes that all or substantially all of the disputes will be resolved favorable to the Company.

Estimated maturities on long-term debt are as follows for the years ending August 31,:

2000                                                          $          250,000
2001                                                                     250,000
2002                                                                     250,000
                                                              ------------------

                                                              $          750,000
                                                              ==================

Interest expense for the periods ended December 31, 1996 and 1997 was $43,100 and $144,382, respectively, and $82,189 for the period ended August 31, 1998.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ==========================================


NOTE 9 - INCOME TAXES

The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

                                               DECEMBER 31,         AUGUST 31,
                                                   1997               1998
                                            ------------------    -------------

Deferred tax assets:
   Accrued interest                         $      50,000         $      36,000
   Meals and entertainment                         28,000                11,000
   Net operating loss carryforwards               222,000               413,000
                                            -------------         -------------
            Gross deferred tax assets             300,000               460,000
   Valuation allowance                           (300,000)             (460,000)
                                            -------------         -------------
            Total deferred tax assets               -                     -
Deferred tax liability:
   Record masters                               4,600,000             4,600,000
                                            -------------         -------------

Net deferred tax liability                  $   4,600,000         $   4,600,000
                                            =============         =============

No provision for income taxes has been recorded for the periods ended December 31, 1996 and 1997 and for the period ended August, 1998 as the Company has incurred losses during these periods. Net operating loss carryovers of approximately $4,000 as of December 31, 1996, $600,000 as of December 31, 1997 and $1,118,000 as of August 31, 1998 expire in 2011, 2012 and 2013, respectively. The Company is providing a valuation allowance in the full amount of deferred tax assets as there is no assurance of future taxable income.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ==========================================


NOTE 10 - COMMITMENTS AND CONTINGENCIES

RESTATED AGREEMENT
------------------
The financial statements have been prepared based on the assumption of the formation of Gulf Coast (Note 8). Gulf Coast is to be formed upon confirmation of a plan of reorganization in the bankruptcy proceedings of an individual not related to Planet. The terms and conditions of the formation and details of the transaction are described below.

On December 17, 1996, Planet entered into an agreement of terms to amend and restate certain agreements entered into by Planet on September 17, 1996 between Music Marketeers, Incorporated (Music) and J. Jake, Incorporated (Jake). These agreements were for the acquisition of 10,000 master recordings, an option to acquire a mortgage note on a recording studio and a consulting services agreement with an individual in exchange for 2,000,000 shares of common stock of Planet and promissory notes for $1,350,000. The agreements have been amended and restated as an Asset Purchase Agreement between Planet, Gulf Coast and Jake for the purchase of 10,000 master recordings and an amended and restated consulting agreement between Planet and an individual in exchange for 1,500,000 shares of common stock of Planet and a promissory note for $1,250,000.

Subsequent to the date of these financial statements, the agreement has been restated again, into two separate agreements, which will become effective upon the transfer of shares as noted in the following description of the agreements. In one agreement with Jake and Music, Planet will receive unencumbered title to 10,000 masters and the surrender of 706,000 shares of its common stock, in exchange for a $25,000 payment and an unconditional promise to pay $200,000 within ninety days from the effective date of the agreement. In connection with this agreement, Planet has placed $25,000 in escrow.

According to the other agreement with Gulf Coast, Planet will receive title to 7,500 masters (of the aforementioned 10,000 masters) and the surrender of 694,000 shares of its common stock, in exchange for executing a promissory note in the amount of $1,250,000 with interest at 9.75%. Planet will be credited $500,000 against the principle of the note payable, representing payments which it has made under the previous agreements. In connection with this agreement, Planet has placed $100,000 in escrow.

The conditions of the restated agreements are not contingent on the approval of the bankruptcy court. The original agreements will remain in full force if the Company does not satisfy its requirements under the amended agreements. The financial statements have been presented to reflect the amended and restated agreement.

Following is a proforma balance sheet as of August 31, 1998 which reflects the original agreements to acquire Music and Jake, which will be recorded if the bankruptcy court approval is not obtained for the restated agreement.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ==========================================


NOTE 10 - COMMITMENTS AND CONTINGENCIES (Continued)

                                                            MUSIC                  JAKE
                                                           PROFORMA              PROFORMA              PROFORMA
                                      PLANET              ADJUSTMENT            ADJUSTMENT             BALANCES
                                ------------------    -----------------     -----------------     ------------------
ASSETS:

   Current assets               $        4,532,026    $          -          $          -          $        4,532,026
   Equipment                               172,410               -                     -                     172,410
   Other assets                         13,914,214               -                    570,000 2           14,484,214
                                ------------------    -----------------     -----------------     ------------------

       Total Assets             $       18,618,650    $          -          $         570,000     $       19,188,650
                                ==================    =================     =================     ==================

LIABILITIES AND STOCKHOLDERS' EQUITY:

   Current liabilities          $        1,399,134    $          20,000 1   $         570,000 2   $        1,989,134
   Long-Term debt                          750,000               80,000 1              -                     830,000
   Deferred income taxes                 4,600,000               -                     -                   4,600,000
   Stockholders' equity                 11,869,516             (100,000)1              -                  11,769,516
                                ------------------    -----------------     -----------------     ------------------

   Total Liabilities and
     Stockholders' Equity       $       18,618,650    $          -          $         570,000     $       19,188,650
                                ==================    =================     =================     ==================

Proforma adjustments relating to the original agreements were recorded as follows:

1. To record additional $100,000 note payable to stockholder of Music.

2. To record option to acquire mortgage note receivable and remaining debt owed to acquire the recording studio located in New Orleans.

INSURANCE
The Company does not maintain insurance to cover damages from fire, flood or other casualty losses to its music master libraries. Costs resulting from uninsured property losses will be charged against income upon occurrence. No uninsured casualty property losses were incurred or charged to operations for the periods ended December 31, 1996 and 1997 and August 31, 1998.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ==========================================


NOTE 10 - COMMITMENTS AND CONTINGENCIES (Continued)

RECORDING AGREEMENTS
--------------------
Higher Ground Records has entered into several artist recording contracts. The contracts are for an initial period of one year with options to renew for one to two years. Recording costs are to be paid by Higher Ground Records and recouped from future royalties due the artist. In accordance with the terms of the contracts, all masters, records and reproductions are the property of Higher Ground Records.

EMPLOYMENT AGREEMENTS
---------------------
Higher Ground Records has entered into two employment agreements with its former stockholders for amounts and terms to be negotiated in the future. The amounts and terms have not yet formally been negotiated and are not anticipated to have a material effect on the financial statements.

CONSULTING AGREEMENTS
---------------------
On July 16, 1997, the Company entered into a consulting agreement with an unrelated party. The agreement was for a term of one year, with payments of $10,000 per month. The consultant was to assist the Company in conducting its public relations activities with the financial community. On April 26, 1998, the Company cancelled the agreement, and in consideration for settling a dispute with the party, agreed to deliver $45,000 of the proceeds of the sale of 100,000 shares of the Company's stock to the party, within 30 days from the date that the shares may become eligible for sale.

OFFICER EMPLOYMENT AGREEMENTS
-----------------------------
On August 14, 1998, the Company entered into employment agreements with three of its officers. The agreements are for a term of ten years and provide for annual compensation of $125,000 per officer and an incentive bonus based upon the Company's profitability and acquisition activities.

LEASE AGREEMENT
---------------
The Company entered into a lease agreement with the former shareholders of Al Alberts On Stage, Ltd. (Note 16) to lease the land and building which house a recording studio. The initial term is for a period of five years, with lease payments of approximately $24,000 per year. Rent expense for the period ended August 31, 1998 was $18,373.

LITIGATION
----------
The Company is a party to various claims, complaints, and other legal actions that have arisen in the ordinary course of business. Management of the Company believes that the outcome of all pending legal proceedings, in the aggregate, will not have a material adverse effect on the Company's financial condition or the results of operations.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ==========================================


NOTE 11 - PLANET ENTERTAINMENT CORPORATION STOCK PLAN AND WARRANTS

On October 1, 1996, the Company adopted a plan known as Planet Entertainment Corporation Stock Plan (the "Plan") pursuant to which the Board of Directors shall issue awards, options and grants. Pursuant to the Plan 1,000,000 shares of the Company's common stock have been reserved for issuance as awards. No options have been issued to date.

NOTE 12 - RELATED PARTY TRANSACTIONS

In addition to transactions with related parties discussed throughout the notes to the financial statements, the following related party transactions have occurred:

DUE TO STOCKHOLDERS
-------------------
Due to stockholders represent 9% interest bearing, working capital advances, made by two stockholders. The advances are due upon demand.

AGREEMENTS WITH MULTI-MEDIA INDUSTRIES CORPORATION (MMIC):

JOINT VENTURE AGREEMENT
-----------------------
On July 22, 1997, the Company entered into a joint venture agreement with MMIC, an entity whose certain shareholders are also shareholders of the Company. The agreement requires the production of a minimum of 20 new releases per year, contingent upon attaining a specified level of funding. All net revenue from the production, development and distribution of releases under the agreement will be split 50% to the Company and 50% to MMIC. Under the agreement, the Company is entitled to a distribution royalty for foreign and domestic distribution of the produced compact disks. No revenues have been earned under this agreement.

PRODUCTION
----------
In September 1996, the Company entered into a production and distribution agreement with MMIC under the label Century Records, which calls for Planet to receive compensation of 10% of the cash receipts, net of returns, of the production and distribution of 10 enhanced multi-media compact disks. MMIC is required to pay directly or reimburse the Company for all production costs incurred by the Company. Compensation earned for the periods ended December 31, 1996, December 31, 1997 and August 31, 1998 was $-0-, $2,298 and $3,069,
respectively.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ==========================================


NOTE 13 - PREFERRED STOCK

On May 31, 1998, the Company sold $5,000,000 (500 shares) of 7% non-voting, convertible preferred stock to a private investment fund. The Company also issued warrants to the fund to purchase 75,000 shares of common stock, exercisable at $9.625 for 5 years. The preferred stock pays a cumulative 7% annual dividend on a quarterly basis in cash or shares of common stock and is convertible to common stock at 78% of the prior 10 days trading price of the common stock. The preferred stock automatically converts to common stock on such basis at the end of two years. The Company has the right to redeem the preferred stock on the same terms as the conversion. Preferred stock dividends as of August 31, 1998 were $87,500.

The agent for the transaction was paid a 10% ($500,000) fee and received warrants to purchase 150,000 shares of common stock exercisable at $9.625 for 5 years. In addition, the Company paid $25,000 of direct expenses for the transaction.

NOTE 14 - STOCK-BASED COMPENSATION

On January 29, 1997, warrants were issued to certain officers and directors to purchase 3,160,000 shares of common stock. Each warrant is exercisable at $20 per warrant to purchase 10 shares. The warrants were issued at the fair value of the stock on the date of the grant. The warrants are exercisable immediately and for a period of 10 years beginning January 29, 1997. As of December 31, 1997 and August 31, 1998, their effect on the weighted average number of shares outstanding is anti-dilutive and no warrants have been exercised.

During 1997, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). The new standard requires the Company to adopt the "fair value" method with respect to stock-based compensation of consultants and other non-employees.

The Company did not change its method of accounting with respect to employee stock options; the Company continues to account for these under the "intrinsic value" method. Had the Company adopted the fair value method with respect to options issued to employees as well, an additional charge to income of $10,616,000 would have been required in 1997; proforma net loss would have been $11,425,912 and net loss per share would have been $1.12 on a basic basis.

In estimating the above expense, the Company used the Modified Black-Scholes European Pricing Model. The average risk-free interest rate used was 5.89%, volatility was estimated at 131%; the expected life was less than 3 years.

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ==========================================


NOTE 15 - SUPPLEMENTAL INFORMATION TO STATEMENT OF CASH FLOWS FOR
          NONCASH INVESTING AND FINANCING ACTIVITIES

For the period ended December 31, 1996:

         Issued 5,065,000 shares of common stock for services.

         Issued 3,060,000 shares of common stock for the acquisition of the New Jersey recording studio, publishing rights to 300 songs and the rights to 5,000 master recordings.

         Issued 25,000 shares of common stock for the acquisition of the Higher Ground Records.

         Issued 1,500,000 shares of common stock assumed and $1,250,000 in promissory notes for the rights to 10,000 master recordings.

         Issued 101,055 shares of common stock in a reverse stock split.

         Accrued organization costs of $75,000 as due to stockholders.

For the year ended December 31, 1997

         Issued 100,000 shares of common stock for the acquisition of Al Alberts On Stage, Ltd.

         Issued 1,100,000 shares of common stock in satisfaction of note payable.

         Issued 367,911 shares of common stock for services.

For the period ended August 31, 1998:

         Issued 554,089 shares of common stock for services.


NOTE 16 - AL ALBERTS ON STAGE, LTD.

On March 1, 1997, the Company acquired the assets of Al Alberts On Stage, Ltd., ("On Stage"), a recording studio. For financial statement purposes the acquisition was accounted for as a purchase because Planet has acquired only specific assets and assumed specific liabilities of On Stage. Accordingly, the assets and liabilities of the acquired business are included in the consolidated balance sheets at December 31, 1997 and August 31, 1998. On Stage's results of operations are included in the consolidated statement of operations since the date of acquisition. The consideration, which included 100,000 shares of common stock valued at $2.14 per share ($214,000) was allocated as follows:

               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ==========================================


NOTE 16 - AL ALBERTS ON STAGE, LTD. (Continued)

Equipment                                                  $         150,000
Goodwill                                                              85,000
Liabilities                                                          (21,000)
                                                           -----------------

                                                           $         214,000
                                                           =================

The common stock issued in the purchase of On Stage was valued at a 75% discount from the prevailing market price due to the lack of registration and low trade volume of the Company's common stock as of the date of acquisition.

The results of On Stage's operations from January 1, 1997 through February 28, 1997 are not material.

NOTE 17 - SEGMENT INFORMATION

The Company operates in three business segments: music record masters production, music studio operations and record label production. All operations and revenues are conducted and earned in the United States. The following table presents sales and other financial information by business segment:

                             NET              OPERATING                            IDENTIFIABLE          CAPITAL
                           REVENUES            EARNINGS         DEPRECIATION          ASSETS           EXPENDITURES
                      ----------------    ----------------   ----------------   ----------------    ---------------

1998:
Music record master
  production          $         23,042    $       (631,538)  $          3,333   $     14,254,370    $         -
Music studio
  operations                    35,451             (71,363)            13,341             71,207              -
Record label
  productions                   51,002              10,016             -                 222,126              -
                      ----------------    ----------------   ----------------   ----------------    -----------

                      $        109,495    $       (692,885)  $         16,674   $     14,547,703    $         -
                      ================    ================   ================   ================    ===========

1997:
Music record master
  production          $          3,775    $       (788,300)  $          5,000   $     14,139,612              -
Music studio
  production                   239,770             (32,413)            13,509            226,716         10,094
Record label
  production                    49,883              10,801             -                  81,507              -
                      ----------------     ---------------    ---------------    ---------------     ----------

                      $        293,428    $       (809,912)  $         18,509   $     14,447,835    $    10,094
                      ================    ================   ================   ================    ===========


Corporate assets include $3,970,947 of cash and cash equivalents and $100,000 of restricted cash at August 31, 1998. Operations for the period ended December 31, 1996 consisted primarily of music record master production.


               PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ==========================================


NOTE 18 - ACQUISITION OF NORTHEAST ONE STOP, INC.

On September 1, 1998, the Company acquired all of the assets and the business of Northeast One Stop, Inc., a record and entertainment products distribution company. The purchase price was $4,147,750 comprised of $2,250,000 in cash of which $100,000 was placed in escrow as of August 31, 1998, and a $750,000 promissory note of which $375,000 is payable within six months from the date of closing and of which $375,000 shall be payable within one year from date of closing, and options to purchase 250,000 shares of the Company's common stock valued at $1,147,750 issued to two stockholders of the Company, in consideration for advisory services rendered in connection with the acquisition. The promissory note is secured by the Company's common stock. There is also an option for the seller to purchase 250,000 shares of Planet Entertainment common stock, exercisable at a price equal to the lesser of $5.25 per share of closing bid price on the closing date. These stock options are valid and exercisable for a term of two years from the date of closing. For financial statement purposes the acquisition will be accounted for as a purchase because Planet exchanged cash and notes payable in exchange for all of the outstanding common stock of Northeast One Stop, Inc.

Prior to the acquisition, the Company had a fiscal year end of December 31. The Company's results of operations have been restated to conform with Northeast One Stop, Inc. The following summarized unaudited proforma financial information assumes the acquisition had occurred on September 1, 1997:

Net revenues                                             $           35,152,348
Net loss                                                 $             (192,972)
Net loss per common share                                $                 (.05)

The proforma results do not necessarily represent results which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



TO THE BOARD OF DIRECTORS
NORTHEAST ONE STOP, INC.
LATHAM, NEW YORK


We have audited the accompanying balance sheets of Northeast One Stop, Inc., as of August 29, 1998 and August 30, 1997, and the related statements of operations, stockholder's equity (deficiency), and cash flows for each of the years in the three year period ended August 29, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northeast One Stop, Inc. as of August 29, 1998 and August 30, 1997, and the results of its operations, stockholder's equity (deficiency) and its cash flows for each of the years in the three year period ended August 29, 1998, in conformity with generally accepted accounting principles.



DENVER, COLORADO
OCTOBER 19, 1998

                                                 NORTHEAST ONE STOP, INC.
                                                      BALANCE SHEETS
                                                      ==============


                                                          ASSETS
                                                          ------


                                                                            August 30,            August 29,
                                                                                1997                  1998
                                                                        ------------------    -----------------
CURRENT ASSETS:
     Cash                                                               $          377,936    $         522,584
     Accounts receivable, net                                                    3,830,004            5,550,961
     Accounts receivable - related party, net                                      104,198               95,843
     Prepaid expenses and other current assets                                       2,283               31,698
     Inventory                                                                   4,402,819            6,848,567
     Current maturities of notes receivable                                         11,650               10,371
     Deferred income taxes                                                         187,779               56,000
                                                                        ------------------    -----------------

                  Total Current Assets                                           8,916,669           13,116,024
                                                                        ------------------    -----------------

PROPERTY AND EQUIPMENT, at cost, net                                               785,416              784,376
                                                                        ------------------    -----------------

OTHER ASSETS:
     Notes receivable less current maturities                                       39,135               30,853
     Financing costs, net                                                           23,232                4,706
     Security deposits                                                              20,755                8,171
                                                                        ------------------    -----------------

                  Total Other Assets                                                83,122               43,730
                                                                        ------------------    -----------------

                                                                        $        9,785,207    $      13,944,130
                                                                        ==================    =================



                                 LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY)
                                 -------------------------------------------------



CURRENT LIABILITIES:
     Note payable - line of credit                                      $           -         $       4,170,396
     Accounts payable                                                            6,253,923            7,791,050
     Due to customer                                                               491,847              475,567
     Capital lease obligations, current portion                                    215,149              196,574
     Notes payable, current portion                                                 -                    24,551
     Accrued expenses and other current liabilities                                 84,046              389,559
                                                                        ------------------    -----------------

                  Total Current Liabilities                                      7,044,965           13,047,697
                                                                        ------------------    -----------------

LONG-TERM DEBT:
     Due to stockholder                                                            374,000              374,000
     Due to employee                                                                77,103               75,000
     Capital lease obligations, non-current portion                                 66,967               37,507
     Deferred income taxes                                                          39,381               30,600
     Note payable - line of credit                                               2,291,398                  -
     Notes payable, non-current portion                                             -                    12,000
                                                                        ------------------    -----------------

                  Total Long-Term Debt                                           2,848,849              529,107
                                                                        ------------------    -----------------

                  Total Liabilities                                              9,893,814           13,576,804
                                                                        ------------------    -----------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY (DEFICIENCY):
     Common stock, no par value; 200 shares authorized;
           6 shares issued and outstanding                                          10,000               10,000
     Retained earnings (deficit)                                                  (118,607)             357,326
                                                                        ------------------    -----------------

                  Total Stockholder's Equity (Deficiency)                         (108,607)             367,326
                                                                        ------------------    -----------------

                                                                        $        9,785,207    $      13,944,130
                                                                        ==================    =================



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                                     NORTHEAST ONE STOP, INC.
                                                     STATEMENTS OF OPERATIONS
                                                     ========================



                                                        For the Year          For the Year              For the Year
                                                            Ended                 Ended                     Ended
                                                         August 31,            August 30,                August 29,
                                                            1996                   1997                      1998
                                                     ------------------    -----------------         -----------------
NET SALES                                            $      21,822,666     $      23,258,608         $      34,793,341

COST OF SALES                                               18,579,021            19,880,051                29,152,959
                                                     -----------------     -----------------         -----------------

GROSS PROFIT                                                 3,243,645             3,378,557                 5,640,382
                                                     -----------------     -----------------         -----------------

OPERATING EXPENSES:
   Selling, general and administrative                       2,597,337             2,799,158                 4,161,426
   Depreciation and amortization                               188,535               216,851                   238,165
   Interest expense                                            356,898               323,888                   430,687
   Bad debt expense                                            425,588               131,628                    38,106
   Amortization of loan costs                                   25,215                35,215                    28,526
                                                     -----------------     -----------------         -----------------

         Total Operating Expenses                            3,593,573             3,506,740                 4,896,910
                                                     -----------------     -----------------         -----------------

INCOME (LOSS) FROM OPERATIONS                                 (349,928)             (128,183)                  743,472
                                                     -----------------     -----------------         -----------------

OTHER INCOME (EXPENSE):
   Interest income                                              25,960                22,695                     2,289
   Other, net                                                   (5,973)              (33,516)                    5,279
                                                     -----------------     -----------------         -----------------

         Net Other Income (Expense)                             19,987               (10,821)                    7,568
                                                     -----------------     -----------------         -----------------

 INCOME (LOSS) BEFORE (PROVISION) BENEFIT                     (329,941)             (139,004)                  751,040

 (PROVISION) BENEFIT FOR INCOME TAXES                          114,758                 3,828                  (275,107)
                                                     -----------------     -----------------         -----------------

NET INCOME (LOSS)                                    $        (215,183)    $        (135,176)        $         475,933
                                                     =================     =================         =================


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                            NORTHEAST ONE STOP, INC.
                 STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIENCY)
        YEARS ENDED AUGUST 29, 1998, AUGUST 30, 1997 AND AUGUST 31, 1996
        ================================================================




                                           Common Stocks                 Retained
                                   --------------------------            Earning
                                   Shares              Amount            (Deficit)            Total
                                   ------              ------            --------             -----


Balance August 28, 1995                     6    $         10,000   $        231,752   $        241,752

Net loss for the year                  -                   -                (215,183)          (215,183)
                             ----------------    ----------------   ----------------   ----------------

Balance August 31, 1996                     6              10,000             16,569             26,569

Net loss for the year                  -                   -                (135,176)          (135,176)
                             ----------------    ----------------   ----------------   ----------------

Balance August 30, 1997                     6              10,000           (118,607)          (108,607)

Net income for the year                -                   -                 475,933            475,933
                             ----------------    ----------------   ----------------   ----------------

Balance August 29, 1998                     6    $         10,000   $        357,326   $        367,326
                             ================    ================   ================   ================



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                            NORTHEAST ONE STOP, INC.
                            STATEMENTS OF CASH FLOWS
                            ========================


                                                                 For the Year        For the Year        For the Year
                                                                     Ended               Ended              Ended
                                                                  August 31,          August 30,          August 29,
                                                                     1996                1997                1998
                                                              ------------------  -----------------   -----------------
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
   Net income (loss)                                          $        (215,183)  $        (135,176)  $         475,933
   Adjustments to reconcile net loss to net cash used by
   operations:
     Bad debt expense                                                   425,588             131,628              38,106
     Depreciation and amortization                                      213,750             252,066             266,691
     Deferred income taxes                                             (122,285)             (3,828)            122,998
     Loss on abandonment of leasehold improvements                       15,660              35,402
       and disposition of equipment                                                                              31,627
     Changes in:
       Accounts receivable                                             (395,895)         (1,198,498)         (1,750,708)
       Prepaid expenses and other current assets                         69,452              (1,095)            (29,415)
       Inventory                                                        337,270            (894,858)         (2,445,748)
       Due to customer                                                   65,568             351,279             (16,280)
       Accounts payable and accrued expenses                            (23,339)          1,748,958           1,537,127
       Accrued expenses and other current liabilities                   (14,030)             57,411             305,513
                                                              -----------------   -----------------   -----------------

          Cash Flows Provided (Used) by Operating Activities            356,556             343,289          (1,464,156)
                                                              -----------------   -----------------   -----------------

CASH FLOWS FROM (TO) INVESTING ACTIVITIES:
   Purchase of equipment                                                 (5,875)            (72,242)            (25,391)
   Repayments on notes receivable                                       (41,838)             16,609               9,561
   Advances on notes receivable                                          19,830             (25,473)             -
   Deposit on leased equipment                                          (13,663)             15,833              12,584
                                                              -----------------   -----------------   -----------------

          Cash Flows (Used) by Investing Activities                     (41,546)            (65,273)             (3,246)
                                                              -----------------   -----------------   -----------------

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
   Proceeds from note payable - line of credit                          193,233             (34,698)          1,878,998
   Proceeds from notes payable                                           -                   -                   36,551
   Repayment of long-term debt                                          (63,604)            (64,142)             -
   Repayment of capitalized lease obligations                          (128,764)           (253,347)           (291,396)
   Loans from employees                                                  16,669               7,934              (2,103)
   Financing costs                                                      (30,000)             -                  (10,000)
                                                              -----------------   -----------------   -----------------

          Cash Flows Provided (Used) by Financing Activities            (12,466)           (344,253)          1,612,050
                                                              ------------------  -----------------   -----------------


NET CHANGE IN CASH                                                      302,544             (66,237)            144,648

CASH, beginning of period                                               141,629             444,173             377,936
                                                              -----------------   -----------------   -----------------

CASH, end of period                                           $         444,173   $         377,936   $         522,584
-------------------                                           =================   =================   =================
See Note 14


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                            NORTHEAST ONE STOP, INC.
                          NOTES TO FINANCIAL STATEMENTS
                          =============================



NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS DESCRIPTION
--------------------
Northeast One Stop, Inc. (the "Company") was incorporated under the laws of New York State on January 25, 1983. The Company distributes recorded music (CD's, cassettes or records) to the retail industry from its warehouse located in Latham, New York. The Company's products are sold through its sales offices located throughout the U.S.

REVENUE RECOGNITION
-------------------
The Company recognizes a sale when the CD, cassette or record is shipped.

The Company records an allowance, when material, for sales returns from customers that are not in turn returnable to the Company's distributor.

CASH
----
The Company maintains its cash accounts in commercial banks located in New York. The balance in each account is insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000.

INVENTORY
---------
Inventory, consisting primarily of compact disks for resale, is stated at the lower of cost (first-in, first-out basis) or market.

PROPERTY AND EQUIPMENT
----------------------
Property and equipment including equipment, vehicles, leasehold improvements and furniture and fixtures are stated at cost. Depreciation is computed over the estimated useful lives of the assets (five to seven years) using straight-line and accelerated methods. Maintenance and repairs are charged to operations in the period incurred.

FAIR VALUE OF FINANCIAL INSTRUMENTS
-----------------------------------
The carrying value of accounts and notes receivable, accounts payable, and accrued expenses and other current liabilities approximate fair value because of the short maturity of these items. The fair value of notes payable and long-term debt was based upon current borrowing rates available for financings with similar terms and maturities.

FISCAL YEAR END
---------------
The Company's fiscal year ends on the Saturday closest to August 31, which results in a 52 or 53 week year. 1998 and 1997 included 52 weeks; 1996 included 53 weeks.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS
-----------------------------------------------------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

                            NORTHEAST ONE STOP, INC.
                          NOTES TO FINANCIAL STATEMENTS
                          =============================


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES (Continued)

INCOME TAXES
------------
Deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of the assets and liabilities and their financial statement amounts at the end of each reporting period. Valuation allowances will be established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the current period and the change during the period in deferred tax assets and liabilities.

The deferred tax assets and liabilities have been netted to reflect the tax impact of temporary differences.

ALLOWANCE FOR BAD DEBTS
-----------------------
Management provides for an allowance based on a review of specific accounts and determination of collectibility.

ADVERTISING
-----------
The Company expenses the costs of advertising the first time the advertising takes place. Advertising expense for the years ended August 29, 1998, August 30, 1997 and August 31, 1996, was $777,654, $293,281 and $265,529, respectively.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
-----------------------------------------
In 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 130, "Reporting Comprehensive Income", Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information", and Statement No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits". These pronouncements, effective for fiscal years beginning after December 15, 1997, are not yet applicable to the Company and are not anticipated to have a significant impact on the Company's financial statements when adopted.

YEAR 2000 ISSUES
----------------
Many existing computer programs use only two digits to identify a year in the date field, with the result that data referring to year 2000 and subsequent years may be misinterpreted by these programs. If present in the computer applications of the Company, or its suppliers and customers, and not corrected, this problem could cause computer applications to fail or to create erroneous results and could cause a disruption in operations and have a short-term adverse effect on the Company's business and results of operations. The Company will evaluate its principal computer system to determine if they are substantially Year 2000 compliant. Anticipated costs in connection with compliance are estimated to be insignificant.

                            NORTHEAST ONE STOP, INC.
                          NOTES TO FINANCIAL STATEMENTS
                          =============================


NOTE 2 - ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:

                                                                           August 30,              August 29,
                                                                               1997                    1998
                                                                       -----------------       -----------------
Gross                                                                  $       4,145,004       $       5,628,449
Less allowance for doubtful accounts                                             315,000                  77,488
                                                                       -----------------       -----------------

                                                                       $       3,830,004       $       5,550,961
                                                                       =================       =================

NOTE 3 - ACCOUNTS RECEIVABLE, RELATED PARTY

Accounts receivable, related party primarily represents amounts due from a company acquired by the stockholder during the year ended August 29, 1998. An allowance for doubtful accounts of $150,000 is reflected in the balance as of August 30, 1997. Related party sales for the year ended August 29, 1998 were $141,244.

NOTE 4 - NOTES RECEIVABLE

Notes receivable consist of the following:

                                                                                August 30,              August 29,
                                                                                    1997                    1998
                                                                            -----------------       -----------------
Installment  note  receivable  due  from an  unrelated  party.  Monthly payments of $850  including  interest at 8% per annum through  February
1999.                                                                       $          14,867       $           6,327

Installment  note  receivable  due  from an  unrelated  party.  Monthly payments of $500 including  interest at 10% per annum through  November
2006.                                                                                  35,918                  34,897
                                                                             ----------------       -----------------

                                                                                       50,785                  41,224
Less current portion                                                                   11,650                  10,371
                                                                            -----------------       -----------------

                                                                            $          39,135       $          30,853
                                                                            =================       =================

                            NORTHEAST ONE STOP, INC.
                          NOTES TO FINANCIAL STATEMENTS
                          =============================



NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

                                                                               August 30,               August 29,
                                                                                  1997                     1998
                                                                           -----------------        -----------------

Leasehold improvements                                                     $           5,362        $          25,356
Computer equipment                                                                   530,782                  588,886
Computer software                                                                    152,030                  159,731
Equipment                                                                          1,042,524                1,084,328
Furniture and fixtures                                                               149,528                  174,905
Rack jobbing fixtures                                                                403,600                  468,825
Vehicles                                                                              10,026                    8,026
                                                                           -----------------        -----------------
                                                                                   2,293,852                2,510,057
Less accumulated depreciation and amortization                                     1,508,436                1,725,681
                                                                           -----------------        -----------------

                                                                           $         785,416        $         784,376
                                                                           =================        =================



NOTE 6 - NOTES PAYABLE AND LINE OF CREDIT

The Company has a $6,000,000 line of credit, which bears interest at prime plus 1.5%, with Congress Financial Corporation, collateralized principally by all of the Company's assets and a $1,000,000 life insurance policy on the stockholder. The line of credit is guaranteed by the stockholder and certain related parties. Advances under the line are made on the basis of eligible accounts receivable and inventory defined in the agreement. The provisions of the line of credit agreement contain various covenants. The Company is required to maintain a certain working capital and adjusted net worth amounts. At August 29, 1998 the balance owed is $4,170,396.

At August 30, 1997, under a previous agreement, the Company had a $4,000,000 line of credit which bore interest at prime plus 2%.

The Company has three notes payable with a bank. The notes bear interest from 13% to 17%, are due April 1999 to August 2000 and are collateralized by equipment.

                                                            August 29,
                                                               1998
                                                      -----------------
Total notes                                           $          36,551
Current portion                                                  24,551
                                                      -----------------

Non-current portion                                   $          12,000
                                                      =================

The Company amortizes costs incurred in connection with obtaining financing over the term of the credit agreement. Amortization expense for the years ended August 31, 1996, August 30, 1997 and August 29, 1998 was $25,215, $35,215 and
$28,526, respectively.

                            NORTHEAST ONE STOP, INC.
                          NOTES TO FINANCIAL STATEMENTS
                          =============================

NOTE 7 - CAPITALIZED LEASE OBLIGATIONS

The Company leases various equipment under capitalized leases expiring through 2000. The assets have been recorded at the lower of the present value of the minimum lease payments or their fair value, and are depreciated over the assets' estimated useful lives.

Minimum future lease payments under the capital leases as of August 29, 1998 are as follows:
Fiscal year ending August 1999                                                                    $         219,561
Fiscal year ending August 2000                                                                               38,018
Fiscal year ending August 2001                                                                                4,779
                                                                                                  -----------------

Total minimum lease payments                                                                                262,358
Less amount representing interest                                                                            28,277

Present value of net minimum lease payments with interest at approximately 11%- 26%                         234,081
Less current portion                                                                                        196,574
                                                                                                  -----------------

                                                                                                  $          37,507
                                                                                                  =================

The non-current portion of capitalized lease obligations are due during fiscal year ending August 2000. As of August 29, 1998, machinery and equipment includes $410,801 acquired through capital leases. Accumulated depreciation related to these assets was $86,640.

NOTE 8 - DUE TO STOCKHOLDER

Amounts due to the stockholder bear interest at 9% and have no scheduled repayment terms. Interest expense for each of the years ended August 31, 1996, August 30, 1997 and August 29, 1998 was $30,960.

NOTE 9 - DUE TO EMPLOYEE

Amounts due to an employee bear interest at 11% and have no scheduled repayment terms. Interest expense for the years ended August 31, 1996, August 30, 1997 and August 29, 1998, and was $9,169, $7,934 and $8,428, respectively.

                            NORTHEAST ONE STOP, INC.
                          NOTES TO FINANCIAL STATEMENTS
                          =============================

NOTE 10 - PROVISION FOR INCOME TAXES

The composition of deferred tax assets and (liabilities) are as follows:

                                           August 30,                August 29,
                                               1997                     1998
                                       -----------------      ----------------

Total deferred tax assets              $         187,779      $          56,000
Total valuation allowance                         -                      -
                                       -----------------      ----------------

Net total deferred tax assets                    187,779                 56,000
Total deferred tax liabilities                   (39,381)               (30,600)
                                       -----------------      -----------------

Net deferred tax assets                $         148,398      $          25,400
                                       =================      =================


The tax effects of temporary differences that give rise to deferred tax assets and (liabilities) are as follows:

                                            August 30,             August 29,
                                                1997                   1998
                                        -----------------     -----------------

General business credit carryforward    $          20,000     $          20,000
Property and equipment                            (63,000)              (54,200)
Inventory capitalization                           19,000                31,000
Allowance for doubtful accounts                   167,000                27,000
Lease payments                                      5,398                 1,600
                                        -----------------     -----------------

                                        $         148,398     $          25,400
                                        =================     =================


The provision (benefit) for income taxes consist of the following:

                                                        For the Year          For the Year          For the Year
                                                            Ended                 Ended                 Ended
                                                         August 31,            August 30,            August 29,
                                                             1996                  1997                  1998
                                                     ------------------    -----------------     ------------
CURRENT:
   Federal                                           $           2,107     $          -          $         127,511
   State                                                         5,420                -                     24,013
                                                     -----------------     -----------------     -----------------

     Total Current Provision                                     7,527                -                    151,524
                                                     -----------------     -----------------     -----------------

DEFERRED:
   Federal                                                     (95,019)               (3,063)               96,473
   State                                                       (27,266)                 (765)               27,110
                                                     -----------------     -----------------     -----------------

     Total Deferred Income Taxes (Benefit)                    (122,285)               (3,828)              123,583
                                                     -----------------     ------------------    -----------------

       Total Provision (Benefit) for Income
       Taxes                                          $       (114,758)     $         (3,828)     $        275,107
                                                      ================      ================      ================

                            NORTHEAST ONE STOP, INC.
                          NOTES TO FINANCIAL STATEMENTS
                          =============================

NOTE 10 - PROVISION FOR INCOME TAXES (Continued)

The following is a reconciliation of the amount of current federal income tax expense that would result from applying the statutory federal income tax rates to pre-tax income and the reported amount of income tax expense:

                                                        For the Year          For the Year          For the Year
                                                            Ended                 Ended                 Ended
                                                         August 31,            August 30,            August 29,
                                                             1996                  1997                  1998
                                                     ------------------    -----------------     -----------------
Expected tax provision (benefit) at federal
statutory rates                                      $         (99,000)    $         (42,000)    $         262,500
Inventory capitalization                                        (3,000)                3,600                20,000
Excess of tax over book depreciation                           (12,000)               (5,400)              (12,000)
Bad debt expense                                               117,000                -                   (136,000)
(Benefit) of net operating loss carryforward                    -                     42,000               (42,000)
State tax, net of federal benefit                               (2,000)               -                     (5,000)
Other                                                            1,107                 1,800                40,011
                                                     -----------------     -----------------     -----------------

                                                     $           2,107     $          -          $         127,511
                                                     =================     =================     =================

NOTE 11 - CONCENTRATION OF CREDIT RISK

The Company grants credit to customers in the retail industry throughout the United States. Consequently, the Company's ability to collect the amounts due from customers is affected by economic fluctuations in retailing.

Individual customers aggregating in excess of 10% of net sales are as follows:

                                                       For the Year           For the Year          For the Year
                                                           Ended                 Ended                 Ended
                                                        August 31,             August 30,            August 29,
                                                            1996                   1997                  1998
                                                    ------------------     -----------------     -----------------
Customer A                                                  34%                    40%                   40%
The amounts due from this customer were             $       1,024,352      $       2,154,938     $       3,158,032




NOTE 12 - COMMITMENTS AND CONTINGENCIES

The Company leases its Latham office and warehouse from a company owned by the stockholder. Additionally, the Company rents office space in Pennsylvania and Michigan.

Effective September 1, 1998, in conjunction with the acquisition of the Company by Planet Entertainment Corporation (see Note 13), the Company entered into a new lease with a company controlled by the former stockholder.

                            NORTHEAST ONE STOP, INC.
                          NOTES TO FINANCIAL STATEMENTS
                          =============================


NOTE 12 - COMMITMENTS AND CONTINGENCIES (Continued)

The Pennsylvania and Michigan leases expire in April 1999 and February 1999, respectively. Future minimum rental payments under operating leases are as follows:

                                                         Related Party             Other                 Total

Fiscal year ending August 1999                       $         144,400     $       11,723        $         156,123
Fiscal year ending August 2000                                 180,000                -                    180,000
Fiscal year ending August 2001                                 180,000                -                    180,000
Fiscal year ending August 2002                                 180,000                -                    180,000
Fiscal year ending August 2003                                 180,000                -                    180,000
                                                     -----------------     -----------------     -----------------

                                                     $         864,400     $       11,723        $         876,123
                                                     =================     =================     =================

Rent expense was $133,391, $135,185 and $167,228 and during fiscal years 1996, 1997 and 1998, respectively.

NOTE 13 - SUBSEQUENT EVENT

Effective September 1, 1998, the Company was purchased by Planet Entertainment Corporation. In connection with the acquisition, the Company entered into employment agreements with certain employees.

NOTE 14 -  SUPPLEMENTAL  INFORMATION  TO  STATEMENT  OF CASH  FLOWS FOR  NONCASH
           INVESTING AND FINANCING ACTIVITIES

During fiscal years ended August 29, 1996, August 30, 1997 and August 31, 1998, and $174,929, $282,367 and $236,549, respectively, of capitalized lease obligations were incurred in connection with the acquisition of property and equipment.

                                                        For the Year          For the Year          For the Year
                                                            Ended                 Ended                 Ended
                                                         August 31,            August 30,            August 29,
                                                             1996                  1997                  1998
                                                     ------------------    -----------------     -----------------

Cash paid for interest                               $         356,898     $         323,888     $         430,687
                                                     =================     =================     =================

Cash paid (received) for income taxes                $         (53,905)    $           6,530     $          27,521
                                                     =================     =================     =================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            The  Articles  of  Incorporation  and the  Bylaws  provide  that the
Company shall indemnify and hold harmless each officer and director of the Company (and each officer and director of another entity serving at the request of the Company) who is a party to, or is threatened to be made a party to, any threatened, pending or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative, against expenses (including attorney's fees), judgment, fines, and amounts paid in settlement, actually and reasonably incurred in connection with such action, suit or proceeding. They further provide that the Company shall indemnify each such officer and director in any derivative action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or its shareholders; except that no indemnification shall be made with respect to any such derivative action, suit or proceeding as to which he shall have been adjudged to be liable for gross negligence or misconduct in the performance of his duties to the Company (unless and only to the extent that the court in which such action or suit was brought shall determine, upon application, that, despite the adjudication or liability, but in view of all of the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper).

            The Articles of Incorporation and the Bylaws also provide that costs in defending any action, suit or proceeding referred to above may be paid by the Company in advance of the final disposition thereof under certain circumstances.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

            The following table sets forth the estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the shares of Common Stock being registered, all of which are being borne by the Company:

    Registration fee                                         2,487.59
    Transfer agent and registrar fees                        1,000.00
    Printing and engraving                                     500.00
    Legal fees                                              17,500.00
    Blue Sky fees and expenses                                     --
    Accounting fees                                         28,500.00
    Miscellaneous                                               12.41
                                                       --------------
             Total                                     $    50,000.00
                                                       ==============

RECENT SALES OF UNREGISTERED SECURITIES

            In May 1996, the Company issued 75,000 shares of Common Stock to its founding shareholders, Messrs. Arnone, Giakas and Venneri, and in June 1996, issued 3,060,000 shares of Common Stock to Messrs. Arnone, Giakas and Venneri, in exchange for all the issued and outstanding capital stock of Maestro Holding Corporation valued at $5,847,800.

            In October 1996, the Company issued 5,065,000 shares of its Common Stock to Messrs. Arnone, Giakas and Venneri, and others in consideration for services rendered in the approximate amount of $5,065, and also in October 1996, the Company also issued 101,000 shares of its Common Stock to the shareholders of Ampro International Golf Co. ("Ampro") valued at $101, par value, to effect the recapitalization of the Company following its acquisition by Ampro.

            In November 1996, the Company issued 25,000 shares of its Common Stock at $.001 par value, in exchange for all the issued and outstanding capital stock of Higher Ground Records, Inc., and in November 1996, also issued 1,500,000 shares to J. Jake, Inc. and Music Marketeers, Inc. in exchange for certain rights associated with 10,000 master recordings purchased by the Company, valued at $2,148,500. In March 1997, the Company issued 100,000 shares of its Common Stock to the shareholders Al Alberts On Stage, Ltd. ("Al Alberts"), an unrelated company, in exchange for all the issued and outstanding capital stock of Al Alberts valued at $214,000, and also in 1997 issued 367,911 shares of Common Stock to unrelated third parties in consideration for services rendered in the amount of approximately $239,967. In February 1998, the Company issued 554,089 shares of Common Stock to unrelated parties who had performed on various contractual obligations in payment of certain accounts payable or trade liabilities totaling approximately $248,347.

            To the extent that the Company has issued Common Stock in payment of certain contracts to be performed after 1997, the Company has recorded these amounts as pre-paid expenses over the term of such contracts or agreements relating to the services to be performed for the Company.

            In May 1998,  the  Company  authorized  and  issued 500 shares of 7%
Series A Convertible Preferred Stock to JNC Opportunity Fund Ltd. at a stated value of $10,000 per share for a total of $5 million. In connection with this transaction, the Company issued warrants to purchase 75,000 shares of the Company's Common Stock to JNC Opportunity Fund, Ltd. at a exercise price of $9.625 per share over a term of five years, and the Company also issued warrants to purchase 150,000 shares of the Company's Common Stock to CDC Consulting, Inc. exercisable at a price of $9.625 per share for an identical term of five years from May 1998. As a result of this transaction, the Company received net proceeds of approximately $4,475,000. The Preferred Stock is convertible at any time into shares of Common Stock at the lower of (a) $8.885 per share (the "Initial Conversion Price"), or (b)78% (the "Discount Rate") multiplied by the average of the five lowest per share market prices of the Company's Common Stock during ten trading days immediately proceeding notice of conversion, which as of November 30, 1998 was $3.12 per share. Pursuant to the Company's Amended and Restated Articles of Incorporation governing the Preferred Stock (the "Terms"), upon the Company's failure to satisfy certain obligations, each of the Initial Conversion Price and the Discount Rate will be reduced by 2.5% on the date relating to the failure to satisfy a particular obligation thereunder (the
"Trigger Date"). If such failure to satisfy the obligation has not yet been cured by the Company by the first monthly anniversary of the Trigger Date, or waived by the holder of the Preferred Stock, each of the Initial Conversion Price and the Discount Rate will be further reduced by an additional 2.5% on such first monthly anniversary of the Trigger Date. On the second monthly anniversary of the Trigger Date, if such failure to satisfy the obligation has not, at such time, been cured by the Company and on each monthly anniversary thereafter until the respective obligation is satisfied, the holder of the Preferred Stock can either (i) require further cumulative 2.5% discounts to continue or (ii) require the Company to pay to it a cash payment of 2.5% of the aggregate stated value of the Preferred Stock. Pursuant to the Terms, the Company's failure to have this registration statement declared effective by the Securities and Exchange Commission by September 4, 1998 resulted in (i) a reduction, on September 4, 1998, of the Initial Conversion Price to $8.663 and of the Discount Rate to 75.5%, (ii) a further reduction, on October 4, 1998, of the Initial Conversion Price to $8.441 and of the Discount Rate to 73% and (iii) on November 4, 1998, a choice to JNC to either (x) reduce the Initial Conversion Price to $8.219 and the Discount Rate to 70.5% or (y) receive $125,000 in cash from the Company. As of the date hereof, JNC has not yet notified the Company as to any decision made in this regard. Pursuant to the Terms, the Preferred Stockholder is prohibited from converting the Preferred Stock (or receiving shares of Common Stock as payment of dividends thereunder, to the extent that such conversion would result in the Preferred Stockholder owning more than 4.999% of the outstanding Common Stock of the Company following such conversion.) Such restriction is waivable by the Preferred Stockholder upon not less than 75 days notice to the Company.

            In the opinion of the Company's counsel the sales of the above securities were exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D promulgated under Section 3(a)(9) pursuant to Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering of securities. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The following is a list of exhibits filed as part of this Registration Statement.

         Acquisition Agreements                                        Ex-1
         a.       Higher Ground Records Acquisition*
         b.       Ampro International Golf Tour, Inc. Reverse Merger*
         c.       Maestro Holding Corporation Acquisition*
         d.       Gulf Coast Music L.L.C. and J. Jake, Inc.*
         e.       Master Recording Acquisition Agreements*

         Material Contracts                                            Ex-2

         a.       Sun Entertainment Agreement*
         b.       Monaco Agreement*
         c.       Atlantic Coast Digital Concepts, Inc. Agreement*
         d.       New Millennium Communications, Ltd. Agreement*
         e.       Black Tiger Records Agreement*
         f.       Nippon Columbia Agreement*
         g.       Multi-Media Industries Corporation Joint Venture Agreement*
         h.       Multi-Media Industries Corporation Production Agreement*
         i. JNC Opportunity Fund Ltd. Convertible Preferred Stock Purchase Agreement*
         j.       Lease Agreement with Al Alberts On Stage, Ltd.*
         k.       Executive Compensation Agreement with Wallace M.  Giakas*
         l.       Executive Compensation Agreement with John S. Arnone*
         m.       Executive Compensation Agreement with Joseph Venneri*
         n.       Purchase and Sale Agreement with Northeast One Stop, Inc.*
         o.       Ronald J. Nicks Executive Compensation Agreement
         p.       Gulf Coast Master Recording Purchase Agreement
         q.       Gulf Coast Addendum to Master Recording Agreement
         r.       NEOS Lease from L & P Feed
         s.       NEOS Financing Agreement with Congress Financial Corporation
         t.       NEOS Amendment to Financing Agreement dated July, 1995
         u.       NEOS Amendment to Financing Agreement dated August 1997
         v.       NEOS Amendment to Financing Agreement dated September 1998
         w.       NEOS Guarantee
         x.       NEOS Waiver of Line of Credit Covenant

         Articles of Incorporation*                                    Ex-3
         By-Laws of Incorporation*

         Opinion Re: Legality                                          Ex-5

         Statement Regarding Earnings Per Share*                       Ex-11

         Computation of Loss Per Common Share                          Ex-17

         Consents of Experts and Counsel                               Ex-23

         Financial Data Schedule*                                      Ex-27

-----------------
* Filed as Exhibits to Form 10-SB, File Number 000-22549, dated September 23, 1998 and are herein incorporated by reference.

ITEM 28. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                   Signatures


         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN MIDDLETOWN, NEW JERSEY, THIS 7TH DAY OF DECEMBER, 1998


                                    By: /s/  JOHN S. ARNONE
                                       -----------------------------------------
                                             John S. Arnone
                                             President, Chief Executive Officer,
                                             Director

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

Each person in so signing also makes, constitutes and appoints John S. Arnone acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, and including any Registration Statement for the same offering that its to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

            Name                                    Capacity                             Date


    /s/ Wallace M. Giakas                    Chairman of the Board, Secretary            December 7, 1998
----------------------------------
        Wallace M. Giakas

    /s/ Joseph Venneri                       Executive Vice President, Director          December 7, 1998
----------------------------------
        Joseph Venneri

    /s/ Richard Bluestine                    Executive Vice-President, Chief Financial   December 7, 1998
----------------------------------           Officer
        Richard Bluestine

    /s/ Louis J. DelSignore                  Director                                    December 7, 1998
----------------------------------
        Louis J. DelSignore

    /s/ Ronald J. Nicks                      Director                                    December 7, 1998
----------------------------------
        Ronald J. Nicks



                                      II-4